Exhibit 10.52

Agreed Form

8 July 2008

SHAREHOLDERS’ AGREEMENT

between

LION/RALLY CAYMAN 1 L.P.

and

CAREY AGRI INTERNATIONAL – POLAND SP. Z O.O

and

LION/RALLY CARRY ENG 1 L.P.

and

LION/RALLY CAYMAN 2

and

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

WEIL, GOTSHAL & MANGES

One South Place London EC2M 2WG

Tel: +44 (0) 20 7903 1000 Fax: +44 (0) 20 7903 0990

www.weil.com

		Page
1	DEFINITIONS	4

2	AGREEMENT TO SUBSCRIBE	16

3	NEW ISSUES	16

4	RESTRICTIONS ON DEALINGS WITH SECURITIES	18

5	COMPLETION OF TRANSFERS	25

6	EXIT	26

7	IPO OF LUXCO1	27

8	CALL OPTION	28

9	PUT OPTION	32

10	CONDUCT OF THE COMPANY	36

11	ACQUISITIONS AND DISPOSALS	36

12	PARENT GUARANTEE	37

13	DIRECTORS	38

14	ACCESS TO INFORMATION AND ACCOUNTS	40

15	ADVISORY AGREEMENTS	41

16	NON-SOLICITATION	42

17	WARRANTIES	42

18	CONFIDENTIALITY AND CONTACT RESTRICTIONS	42

19	DEEDS OF ADHERENCE	44

20	TERMINATION	44

21	ANNOUNCEMENTS	45

22	TAX AND VCOC	45

23	ASSIGNMENT AND SUB-CONTRACTING	47

24	EXCLUSION OF AGENCY, PARTNERSHIP OR JOINT VENTURE	47

25	CAPACITY	48

26	FURTHER ASSURANCE, CONFLICT AND COMPLIANCE WITH ARTICLES, MODIFICATIONS TO ACCOMMODATE THE PARTIES’ TAX EFFICIENCY	48

27	ENTIRE AGREEMENT	49

28	VARIATION	49

29	WAIVER	49

30	ILLEGALITY AND SEVERANCE	50

31	RIGHTS OF THIRD PARTIES AND NO RECOURSE	50

i

(continued)

		Page
32	COUNTERPARTS	50

33	NOTICES	51

34	EFFECT OF COMPLETION	52

35	JURISDICTION	52

36	GOVERNING LAW	52

SCHEDULE 1 SHARE SUBSCRIPTION AMOUNTS		53

SCHEDULE 2 DEED OF ADHERENCE		54

SCHEDULE 3 LUXCO1 SHAREHOLDERS’ AGREEMENT		56

SCHEDULE 4 PLEDGE AGREEMENT		105

ii

THIS AGREEMENT is made on 8 July 2008 between the following parties

(1)	LION/RALLY CAYMAN 1 L.P., a Cayman Exempted Limited Partnership, whose address is Stuarts Corporate Services Ltd, P O Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands (the “Initial Lion Party”);

(2)	CAREY AGRI INTERNATIONAL – POLAND SP. Z O.O, a limited liability company organised in Poland, with its registered seat at 66 A Bokserska Street, 02-690, Warsaw, Poland (the “Initial Bison Party”);

(3)	LION/RALLY CARRY ENG 1 L.P., an English limited partnership (with registered number LP 12992), whose address is 21 Grosvenor Place, London SW1X 7HF (“Lion CLP”);

(4)	LION/RALLY CAYMAN 2, a company incorporated in the Cayman Islands having its registered office at c/o Stuarts Corporate Services Ltd, P O Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands (the “Company”); and

(5)	CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a Delaware Corporation, the common stock of which is listed on the Nasdaq Global Select Market under the symbol “CEDC” and the principal executive office of which is located in Warsaw, Poland at ul. Bobrowiecka 6, 02-728 Warszawa (the “Parent”).

WHEREAS

(A)	The Company was incorporated on 27 May 2008 under the laws of the Cayman Islands as a private limited liability company specifically for the purpose of the Acquisition.

(B)	Since its incorporation, the Company has not traded or undertaken any business activities of any sort, has not given any security or incurred any indebtedness, and no Shareholder nor Board resolutions of the Company have been passed, save as required pursuant to the Transaction Documents.

(C)	On or by the Closing Date, the Initial Lion Party, the Initial Bison Party & Lion CLP have agreed to subscribe for shares in the Company to finance the Acquisition.

(D)	The Initial Lion Party, the Initial Bison Party, Lion CLP and the Company have agreed to make provision for the management and administration of the affairs of the Company on the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows

1	DEFINITIONS

1.1	In this Agreement (including the Recitals), except where the context otherwise requires, the following words and expressions shall have the following meanings:

“A Ordinary Shares”	the A Ordinary Shares with a nominal value of $1 each in the capital of the Company;

“Acquisition”	the acquisition by Pasalba Limited of the Sale Shares under the SPA;

“Advisory Agreements”	(i) the Monitoring and Oversight Agreement and (ii) the Corporate Finance Advisory Agreement, each to be entered into on or prior to the Closing Date between a Group Company and a Lion Party (or any one or more of its designated Affiliates or any one or more of the Affiliates of any shareholder (or partner) in a Lion Party) as each may be amended from time to time;

“Affiliate”	with respect to any person, another person Controlled directly or indirectly by such first person, Controlling directly or indirectly such first person or directly or indirectly under the same Control as such first person, and “Affiliated” shall have a meaning correlative to the foregoing;

“Anti-Trust Approval”	Has the meaning given to it in Clause 8.9;

“Articles”	the articles of association of the Company, as the same may be amended or replaced by any successor articles of association from time to time;

“Auditors”	the external auditors for the time being of any Group Company;

“B Ordinary Shareholder”	a holder of B Ordinary Shares;

“B Ordinary Shares”	the B Ordinary Shares with a nominal value of $1 each in the capital of the Company;

“Bison Party” or “Bison Parties”	the Initial Bison Party and, upon completion of any Transfer by the Initial Bison Party or by any Permitted Transferee thereof to a Permitted Transferee thereof in accordance with the terms of this Agreement, such Permitted Transferee;

“Bison Share”	the number of Ordinary Shares held by the Bison Parties at the relevant time as a percentage of all Ordinary Shares then in issue;

“Bison Share of Luxco”	the Bison Share multiplied by the CayCo Share;

“Board”	the board of directors of the Company as constituted from time to time;

“Business Day”	a day (other than a Saturday, a Sunday or a public holiday) on which banks in London, Luxembourg, New York, Warsaw, and the Cayman Islands are normally open for the conduct of general banking business;

“C Ordinary Shares”	the C Ordinary Shares with a nominal value of $1 each in the capital of the Company;

“Call Option Closing Date”	the date of completion of the sale and purchase of the shares which are the subject of the Call Option;

“Call Option Equity Value”

In respect of each Call Option Period:

(i) the aggregate of:

(a)    the applicable multiple, multiplied by the Operating Group EBITDA for the twelve month period ended on the Option Valuation Date;

(b)    Cash on the Option Valuation Date; and

(c)    Working Capital on the Option Valuation Date;

minus:

(ii) the aggregate of:

(a)    Financial Debt on the Option Valuation Date;

(b)    the Management Incentive Adjustment; and

(c)    Normalised Working Capital on the Option Valuation Date.

In respect of the 2010 Call Option Period the applicable multiple shall be 14.05, for the 2011 Call Option Period 13.14 and for the 2012 Call Option Period 12.80;

“Call Option”	the call option granted by the Company pursuant to this Agreement in favour of the Bison Parties as set out in Clause 8 of this Agreement;

“Call Option Exercise Date”	means the date of delivery of the Call Option Notice;

“Call Option Expiry Date”	Has the meaning given to it in Clause 8.3;

“Call Option Notice”	Has the meaning given to it in Clause 8.2;

“Call Option Period”	the 2010 Call Option Period, or the 2011 Call Option Period, or the 2012 Call Option Period (as the case may be);

“Call Option Price”	the consideration payable by the Bison Parties to the Company upon the exercise of the Call Option as set out in Clause 8.5 of this Agreement;

“Cash”	all cash and cash equivalents of the LuxCo1 Group as shown in the books and records of the LuxCo1 Group as at the relevant date;

“CayCo Share”	the number of shares from time to time held by the Company in LuxCo1 as a percentage of all shares of LuxCo 1 then in issue;

“Closing”	Has the meaning given to it in the SPA;

“Closing Date”	Has the meaning given to it in the SPA;

“Confidential Information”	all and any information (written, oral or electronic): (a) concerning the business, finances, assets or affairs of the Group; (b) relating to the Group’s processes, plans, intentions, product information, know-how, designs, trade secrets, software, market opportunities and customers, or in relation to any third party for which any member of the Group is responsible or in respect of which any member of the Group has an obligation not to disclose; (c) relating to any Shareholder or Permitted Transferee or any shareholder in any such person or any of their respective Affiliates; and (d) relating to the contents of this Agreement or any other Transaction Document (or any agreement or arrangement entered into pursuant to or any transaction contemplated by this Agreement or any other Transaction Document);

“Control”	with respect to a person (other than an individual): (a) ownership of more than 50% of the voting securities of such person; (b) the right to appoint or remove, or cause the appointment or removal of, more than 50% of the members of the board of directors (or similar governing body) of such person; or (c) the right to manage, or direct the management of, on a discretionary basis the business, affairs and/or assets of such person, and for the avoidance of doubt, a general partner is deemed to Control a limited partnership (and the terms “Controlling” and “Controlled” shall have meanings correlative to all of the foregoing);

“Corporate Finance Advisory Agreement”	The corporate finance advisory agreement concerning the Russian Alcohol Group to be entered into between (1) Pasalba Limited and (2) Lion Bridging Party;;

“Cyprus1”	Lion/Rally Cyprus 1;

“Deed of Adherence”	a deed of adherence to this Agreement in the same or substantially similar form to the agreed form attached as Schedule 2;

“Director”	Any director of the Company from time to time;

“D Ordinary Shares”	the D Ordinary Shares with a nominal value of $1 each in the capital of the Company;

“Encumbrance”	Any mortgage, charge, pledge, lien, option, restriction, third party right or interest, other interest or security interest of any kind;

“Exit”	a Sale or an IPO;

“Fair Market Value”	the value that would be paid by a willing buyer to a willing seller that is not an Affiliate of the buyer in a transaction not involving distress or necessity of either party, determined in good faith by the Board;

“Financial Debt”	all outstanding obligations of the LuxCo1 Group for money borrowed (including for the avoidance of doubt, accrued but unpaid interest), outstanding obligations evidenced by notes, debentures, bonds or similar instruments, the payment for which the LuxCo1 Group is liable and the net present value of all obligations as lessees under all finance leases including sale and leaseback programs but Financial Debt shall exclude any liability for amounts owed by LuxCo1 to any direct shareholders thereof and shall also exclude any liability for amounts owed between members of the LuxCo1 Group and, for the purposes of the 2010 Call Option Period shall include 50 per cent. of any Prepayment Penalties and, for the purposes of the 2010 Put Option Period, the 2011 Call Option Period, the 2011 Put Option Period, the 2012 Call Option Period, and the 2012 Put Option Period, shall include 100 per cent. of any Prepayment Penalties;

“Financial Year”	a twelve month financial period of the Company ending on 31 December, or such other date as may be adopted by a resolution of the Shareholders at a general meeting of Shareholders to be the end of the financial year of the Company;

“Group”	the Company and its Subsidiaries from time to time and “member of the Group” and “Group Company” shall be construed accordingly; for the avoidance of doubt, no Shareholder nor any of their respective Affiliates (other than the Company and the Subsidiaries of the Company) shall be a member of the Group for the purposes of this Agreement;

“Holding Company”	has the meaning given in the definition of “Subsidiary”;

“Hurdle Return”	a compound eight per cent. (8%) return per annum on the aggregate equity and shareholder debt invested in LuxCo1 at Closing and thereafter and compounded annually on a pro rata basis, including, in each case, the principal value of all amounts invested or paid at Closing and thereafter;

“Individual”	a natural person;

“IPO”	an initial Public Offering;

“LIBOR”	in relation to any amount the applicable screen rate as at 11.00 a.m. on the relevant calculation date for the offering of deposits of that amount in US dollars for a three-month period and the “screen rate” means The British Bankers’ Association Interest Settlement Rate for US dollars for the period displayed on the appropriate page of the Telerate Screen;

“Lion Capital Management Entity”	Lion Capital LLP, Lion Capital General Partner LLP, Lion Capital General Partner II LLP, Lion Capital Carry LP, Lion Capital Carry II LP and Lion/Latimer GP II (Guernsey) Limited;

“Lion Party”	the Initial Lion Party and, upon completion of any Transfer by the Initial Lion Party or a Permitted Transferee thereof to a Permitted Transferee thereof in accordance with the terms of this Agreement, such Permitted Transferee;

“Lion Share”	the number of Ordinary Shares from time to time held by the Lion Parties as a percentage of all Ordinary Shares then in issue;

“Listed Shares”	means the (class of) shares to be listed in an IPO or any other Public Offering;

“LuxCo1”	Lion/Rally Lux 1 S.A., a company incorporated in Luxembourg, whose registered address is at 9, Rue Sainte Zithe, 3rd Floor, L-2763, Luxembourg;

“LuxCo1 Group”	LuxCo1 and its Subsidiaries from time to time;

“LuxCo1 Shareholders’ Agreement”	the shareholders’ agreement entered into on or about the date of this Agreement between the Company, [Sellers’ Investment Vehicles] and LuxCo1 and attached hereto as Schedule 3;

“Management Incentive Adjustment”	an amount equal to (i) the aggregate value of amounts accrued but unpaid as at the Call Option Exercise Date or the Put Option Exercise Date (as the case may be) pursuant to any Management Incentive Scheme plus (ii) the aggregate value of amounts paid by any member of the LuxCo1 Group to any manager of the LuxCo1 Group by way of a bonus or other non-recurring payment where such bonus or non-recurring payment is directly linked and conditional upon (x) a change of Control of the LuxCo 1 Group or (y) an acquisition by a member of the LuxCo 1 Group after Closing, (iii) the Management Securities Floor Adjustment where the sum of (i), (ii), and (iii) exceeds 3.5% of the amount of the total appreciation in value over the Hurdle Return on any equity and shareholder debt invested in LuxCo1 from time to time, and then only to the extent of the amount of the excess over 3.5%;

“Management Incentive Scheme”	means a contractual obligation of any member of the LuxCo1 Group to pay compensation to any manager of the LuxCo1 Group where the compensation payable is calculated by reference to the appreciation in value of the equity and shareholder debt invested in the LuxCo1 Group. For the avoidance of doubt, any securities issued to, or any rights to acquire securities held by, any manager and consultancy or other analogous fees payable to any manager do not fall within the scope of this term;

“Management Securities Floor Adjustment”	means, for the purposes of calculating the Call Option Equity Value only, the amount, if any, by which the Call Option Price would (but for the Management Securities Floor Adjustment) be higher than it would be had no securities been issued pursuant to Clause 3.1.3 and, for the avoidance of doubt, in the case of the Put Option Price, this amount shall always be zero;

“Minority Investment”	any entity in which any member of the Group owns a minority interest;

“Minority Investment EBITDA”	EBITDA of any Minority Investment, calculated on the same basis as Operating Group EBITDA, multiplied by the Group’s percentage shareholding in the Minority Investment;

“Monitoring and Oversight Agreement”	the monitoring and oversight agreement concerning the Russian Alcohol Group to be entered into between (1) Pasalba Limited and (2) Lion Capital LLP;

“Net Senior Debt”	Gross Senior Debt (as defined in the Senior Facilities Agreement) minus Cash as at the relevant date;

“Net Senior Leverage”	Net Senior Debt at the relevant date, divided by Operating Group EBITDA for the most recently completed period of 12 months;

“Normalised Level of Working Capital”	the average level of Working Capital of the Operating Group calculated by taking the average of the last twelve month ends’ or the last four quarter ends’ (as the Company may determine) Working Capital immediately prior to the relevant date, having first excluded any one off or exceptional items from the such Working Capital;

“Notes”	the US$103,500,000 Unsecured Exchangeable Loan Notes constituted by an instrument made by the Company, LuxCo1, and Lion/Rally Lux 3 S.à r.l. dated 8 July 2008;

“Operating Board”	the main operating board of the Group from time to time;

“Operating Group EBITDA”	the consolidated earnings before interest, taxation, depreciation and amortisation of the Operating Group as extracted from the consolidated audited accounts of the Operating Group for the relevant period, (except where Operating Group EBITDA is calculated by reference to a period for which audited accounts are not available, in which case consolidated management accounts may be used) prepared by one of Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers (each a “Recognised Accountancy Firm”), before bringing into account any of the following items and without double counting (and so that, to the extent any of the following have been charged, expensed or deducted in computing such earnings they shall be added back and to the extent any of the following have been taken into account therein they shall be deducted):

(a)    any accrued interest paid or payable by the Operating Group (including fees or penalties incurred in connection with third party borrowings or the issue of guarantees and letter of credit) and including any amounts payable under any interest rate hedging agreement shall be added back and any interest owing to or received by the Operating Group and including any amounts receivable under any interest rate hedging agreement shall be deducted;

(b)    any tax paid or payable by the Operating Group in respect of the operating profit or any deferred tax charges arising for such period shall be added back and any amount received or receivable by the Operating Group in respect of a rebate or refund of tax shall be deducted;

(c)    any extraordinary items and any exceptional items (in each case being extraordinary or exceptional due to their size, nature or type or items being outside the ordinary course of trading or costs related to restructuring) shall be added back;

(d)    any loss against book value incurred by the Operating Group on the sale, lease or other disposal of any capital asset shall be added back and any gain against book value incurred by the Operating Group on the sale, lease or other disposal of any capital asset shall be deducted;

(e)    any loss arising on any revaluation of any asset shall be added back and any gain arising on any revaluation of any asset shall be deducted;

(f)     any realised or unrealised foreign exchange losses shall be added back and any realised or unrealised foreign exchange gains shall be deducted;

(g)    depreciation shall be added back;

(h)    any amortisation or impairment of tangible or intangible assets shall be added back;

(i)     the costs paid or payable in relation to any acquisition or disposal of any company or business or brand shall be added back;

(j)     any dividends or distributions paid or payable shall be added back and any dividends received or receivable shall be deducted (each only to the extent a corresponding entry has been made to net income);

(k)    any loss on revaluation of any fixed or current asset shall be added back;

(l)     any charge in respect of the accounting for share based payments under IFRS shall be added back;

(m)   in the event that the Operating Group makes any acquisition of any company or business or brand during the course of a year the Operating Group EBITDA in that year of acquisition shall be adjusted such that the Operating Group EBITDA shall include a full year’s EBITDA in respect of such acquisition (based on an EBITDA for the acquired company, business or brand that is determined on the same basis as Operating Group EBITDA) and verified by a Recognised Accountancy Firm on the same basis as Operating Group EBITDA; and

(n)    in the event that the Operating Group makes a disposal of any company or business or brand during the course of a year the Operating Group EBITDA in that year of disposal shall be adjusted such that the Operating Group EBITDA shall not include any EBITDA in respect of such disposal;

“Operating Group”	Cyprus1 and its Subsidiaries from time to time or, at the discretion of the Lion Party, the Operating Group may also include any holding company of Cyprus1, up to the level of LuxCo1;

“Option Valuation Date”	in respect of the 2010 Call Option Period or the 2010 Put Option Period, 31 December 2009; in respect of the 2011 Call Option Period or the 2011 Put Option Period, 31 December 2010; and, in respect of the 2012 Call Option Period or the 2012 Put Option Period, 31 December 2011;

“Ordinary Shareholder”	a holder of Ordinary Shares;

“Ordinary Shares”	the A Ordinary Shares, the B Ordinary Shares, the C Ordinary Shares, and the D Ordinary Shares;

“Parties”	the parties to this Agreement from time to time including successors in title, permitted assignees and permitted transferees, provided that any such person first executes a Deed of Adherence;

“Permitted Transferee”

(i)     in respect of a Bison Party, any wholly-owned and Controlled Subsidiary of a Bison Party or of any person who Controls a Bison Party;

(ii)    in respect of a Lion Party or Lion CLP:

(A)   any Lion Capital Management Entity; or

(B)   any person directly or indirectly Controlled by or Controlling any Lion Capital Management Entity;

“Pledge Agreement”	means the agreement to be entered into as of the date hereof between the Bison Parties and Lion/Rally/Cayman 1 LP, as provided in Clause 8.19, and attached hereto as Schedule 4;

“Preference Shares”	the Preference Shares with a nominal value of $1 each in the capital of the Company;

“Preferred Shareholder”	a holder of Preference Shares;

“Prepayment Penalties”	any charge or fee actually paid or payable to the provider of Financial Debt, calculated in accordance with the underlying contract, and arising solely as a result of the mandatory prepayment of such Financial Debt before its contractual date for payment but (for the avoidance of doubt) such charges or fees shall not include any unpaid interest then due nor other charge or fee already taken into account in the calculation of Financial Debt;

“Prohibited Person”

means:

(i)     any person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury as set out on the US Department of Treasury’s Office of Foreign Assets Control at the following URL:

         http:/www.treasury.gov/offices/enforcement/ofac/Index.html; or

(ii)    any other person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; or

(iii)   any other person whom the Company (acting reasonably) considers would create a material reputational risk for the Company or any of its Affiliates or any co-investors in the Company or its respective Affiliates.

“Public Offering”	any sale of shares of any member of the Group to the public in an offering under the laws, rules and regulations of any jurisdiction, pursuant to which the sold shares will be admitted to trading on a stock exchange;

“Put Option”	the put option granted by the Initial Bison Party pursuant to this Agreement in favour of the Company as set out in Clause 9 of this Agreement;

“Put Option Closing Date”	the date of completion of the sale and purchase of the shares which are the subject of the Put Option;

“Put Option Equity Value”

in respect of each Put Option Period:

(i)     the aggregate of:

(a)     the applicable multiple, multiplied by the Operating Group EBITDA for the twelve month period ended on the Option Valuation Date;

(b)    Cash on the Option Valuation Date; and

(c)    Working Capital on the Option Valuation Date;

minus:

(ii)    the aggregate of:

(a)    Financial Debt on the Option Valuation Date;

(b)    the Management Incentive Adjustment; and

(c)    Normalised Working Capital on the Option Valuation Date.

In respect of the 2010 Put Option Period the applicable multiple shall be 14.05, for the 2011 Put Option Period 13.14 and for the 2012 Put Option Period 12.80;

“Put Option Period”	the 2010 Put Option Period, or the 2011 Put Option Period or the 2012 Put Option Period (as the case may be);

“Put Option Price”	the consideration payable by the Bison Parties upon the exercise of the Put Option as set out in Clause 9.5;

“Requirements”	has the meaning given to it in Clause 8.10

“Sale”	the sale of all or substantially all of (i) the issued equity share capital of the Company (including all Shares held by the Shareholders) or (ii) the business or assets of the Group to a single buyer or to one or more buyers as part of a single transaction or a series of related transactions;

“Sale Shares”	has the meaning given in the SPA;

“Seller Party”	has the meaning given in the LuxCo1 Shareholders’ Agreement;

“Senior Facilities Agreement”	means the Senior Facilities Agreement dated on or around the date of this Agreement made between, amongst others, Pasalba Ltd and Goldman Sachs International;

“Shareholders”	collectively, the Lion Parties, the Bison Parties and Lion CLP, and each other person to which Shares are Transferred or issued in accordance with the terms of this Agreement and which becomes a party to this Agreement by executing a Deed of Adherence, and “Shareholder” means any of them;

“Shares”	the Ordinary Shares and the Preference Shares and any and all shares and interests into which these shares may be exchanged or converted by change of legal form, merger or otherwise, or which may be issued by capital increase of the Company;

“SPA”	the sale and purchase agreement entered into on 22 May 2008 by and between Cirey Holdings, Inc., and Pasalba Limited;

“Subsidiary”	in relation to any person (a “Holding Company”), any other person directly or indirectly Controlled by that Holding Company;

“Total Leverage”	total third party debt less cash and cash equivalents of Lion/Rally Lux 3 S.à r.l. and its subsidiaries, adjusted to reflect a normalised level of net working capital minus any principal amounts and accrued but unpaid interest outstanding under the Notes, divided by Operating Group EBITDA for the most recently completed period of 12 months, pro forma as if the Proposed Acquisition (as defined in Clause 11.1) had occurred on the first day of the 12 month period;

“Transaction Documents”	the SPA, the LuxCo1 Shareholders’ Agreement, the Pledge Agreement, this Agreement, and the Advisory Agreements, and “Transaction Document” means any of them; and

“Transfer”	has the meaning given in Clause 4;

“Working Capital”

the aggregate value of:

(a)    the consolidated inventory of the Operating Group;

(b)    the consolidated trade receivables of the Operating Group; and

(c)    all consolidated other current assets of a working capital nature of the Operating Group,

less the aggregate value of:

(a)    the consolidated trade payables of the Operating Group; and

(b)    the consolidated other payables of a working capital nature of the Operating Group (but excluding interest accruals),

as at the relevant date. Working Capital shall be calculated using consistent accounting policies, practices and bases of preparation as those used in the preparation of the audited financial statements of the Operating Group (“Audited Accounts Policies”) and to the extent not covered by such Audited Accounts Policies then in accordance with IFRS.

1.2	In this Agreement, save where the context otherwise requires:

1.2.1	references to a “person” include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or any two or more of the foregoing;

1.2.2	references to an individual or individuals shall include his or their respective personal representatives;

1.2.3	references to a document in the “agreed form” are to that document in the form agreed to and initialled for the purposes of identification by or on behalf of the Parties;

1.2.4	references to a Clause, Schedule or Appendix are to a Clause, Schedule or Appendix of this Agreement, and, unless otherwise specified, references to sub-clauses are to sub-clauses of the Clause in which such reference appears, and references to this Agreement include the Schedules and Appendices;

1.2.5	the headings in this Agreement are used for convenience only and do not affect its construction or interpretation;

1.2.6	references to a statute or a statutory provision include references to such statute or statutory provision as amended or re-enacted whether before or after the date of this Agreement and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement save where that amendment, or re-enactment or subordinate legislation would extend or increase the liability of any Party under this Agreement;

1.2.7	a reference to a document is a reference to that document as amended;

1.2.8	the singular includes the plural and vice versa and any gender includes any other gender;

1.2.9	a reference to a specific Transaction Document is a reference to that document as amended, varied, novated, supplemented or replaced from time to time (other than in breach of the provisions of this Agreement);

1.2.10	references to “$” or “USD” are references to the lawful currency of the time being of the United States of America; and

1.2.11	references to “€” or “Euro” are references to the single currency and the legal means of payment in the territory of the Economic and Monetary Union.

1.3	Unless expressly provided to the contrary, covenants and undertakings in this Agreement which are given by more than one Party are deemed to have been given severally and not jointly or jointly and severally.

1.4	Any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.5	Save where otherwise expressly provided in this Agreement, references to any approval or consent to be given, or any action to be taken, by the Lion Parties or by the Bison Parties shall mean the approval or consent given, or action taken, by or on behalf of members of the Lion Parties, or the Bison Parties, as the case may be, holding shares representing more than 50 per cent. of the aggregate voting rights held by all of the Lion Parties or the Bison Parties, as the case may be.

1.6	A procuring obligation, where used in the context of the Shareholders (or any one or more of them) means that the Shareholder undertakes to exercise any and all powers and rights vested in him from time to time in his capacity as a Shareholder and any influence over any Shareholder Director which was appointed following nomination by that Shareholder, or otherwise in or of the Company or any other member of the Group or other entity (as relevant), to ensure compliance with that obligation so far as he is (legally) able to do so.

2	AGREEMENT TO SUBSCRIBE

2.1	Subject to the provisions of this Agreement:

2.1.1	the Initial Lion Party will subscribe in cash for the number of A Ordinary Shares set opposite its name in column 2 of Schedule 1 at the subscription price per A Ordinary Share set out in Schedule 1;

2.1.2	the Initial Bison Party will subscribe in cash for the number of B Ordinary Shares set opposite its name in column 3 of Schedule 1 at the subscription price per B Ordinary Share set out in Schedule 1; and

2.1.3	Lion CLP will subscribe in cash for the number of Preference Shares set opposite its name in column 4 of Schedule 1 at the subscription price per Preference Share set out in Schedule 1.

2.2	Full payment of the subscription monies for the Shares described in Clause 2.1 must be made on or before Closing to the Company in cleared or immediately available funds.

2.3	Notwithstanding the provisions of Clause 2.2, subscription of the Shares and the other obligations of the Parties pursuant to the terms of this Agreement, shall be conditional upon Closing.

2.4	Upon receipt of the subscription monies referred to in Clause 2.2 the Company will immediately register each respective Shareholder as the fully paid holder of the Shares subscribed for under Clause 2.1 and issue appropriate share certificates.

3	NEW ISSUES

3.1	The Company shall be free to issue, free from any pre-emption rights, any Shares of any class or grant any rights to subscribe for or convert or exchange securities into shares of any class (“New Shares”) to any person (and the Shareholders shall do all acts and things in their capacity as Shareholders as are reasonably required or appropriate to ensure that the Company may issue such securities):

3.1.1	in connection with the payment in shares of all or part of the consideration for the acquisition of any business or assets by the Company or any Group Company (a “New Acquisition”), but for the avoidance of doubt not in connection with the payment in cash for all or part of the consideration for a New Acquisition;

3.1.2	in order to permit any sellers under a New Acquisition to invest in the Company;

3.1.3	in connection with any investment or incentive scheme in which managers and/or employees of the Group are entitled to participate;

3.1.4

to existing or new lenders to the Group in connection with the raising of debt finance (a “Relevant Transaction”) by any member of the Group from such lender in proportions no greater than USD1 of subscription price of such securities to USD4 of principal amount of such debt finance (the “Agreed Proportion”) and, in the case of a Relevant Transaction, amounts of capital (meaning the aggregate of debt provided by lenders and cash subscribed for equity in accordance with the provisions of this Clause) shall be raised as follows: (a) the Shareholders shall be entitled to subscribe for their proportionate share of the lower of x) 40 per cent of the capital raised; and y) the principal amount of equity proposed to be raised in relation to the Relevant Transaction, in each case in accordance with the other provisions of this Clause 3; (b) any shares offered under (a) but not subscribed by any Shareholders other than the Bison Parties may be offered to new or existing lenders to the Group in relation to the Relevant Transaction; and (c) thereafter, any remaining amounts of capital raised may be in equity or debt, in amounts no greater than the Agreed Proportion;

3.1.5	in accordance with any exchange rights under the Notes; or

3.1.6	in accordance with the provisions of Clause 4.4.10.

3.2	In the event of an issue of New Shares not falling within paragraphs 3.1.1 to 3.1.6 above the Company shall offer for subscription New Shares (at the same cash price per New Share) first to the Shareholders, in the same class, pro rata to the Shares held by them in order that they be afforded the opportunity to maintain their respective percentage ownership interest in the Company and in the same class of shares held by them. If funds advised or managed by Lion Capital LLP (the “Lion Funds”) propose to subscribe for New Shares in an issue of New Shares pursuant to paragraphs 3.1.1 to 3.1.4 above, the Company shall first offer for subscription New Shares (at the same cash price per New Share) to all Shareholders holding the same class of shares as the Lion Funds, pro rata to the Shares held by them (the pre-emptive offers contemplated by this sentence and the preceding sentence each being known as a “New Offer”).

3.3	The New Offer shall be made by notice stating the number or amount of New Shares being offered, the price at which they are being offered (the “New Offer Price”) and any other terms of the New Offer which the Company may apply.

3.4	The New Offer shall remain open for the period (being not less than 30 Business Days) specified in the notice. This period may be shorter if the Shareholders provide their consent to the shorter period of notice.

3.5	The Company shall issue the New Shares to those Shareholders who apply for them and in the case of oversubscription for such New Shares as far as practicable in proportion to the number of Shares held by them respectively, but so that an applicant shall not be allotted or granted a number of New Shares greater than the number for which he or it applied.

3.6	Any New Shares not taken up under the New Offer may, at any time up to six months after the expiry of the New Offer, be issued or granted by the Company at such price (not being less than the New Offer Price), on such terms (being no less favourable to the Company than the terms of the New Offer), in such manner and to such persons as the Board determines with the consent of the Lion Party.

3.7	The Shareholders shall do all acts and things in their capacity as Shareholders as are reasonably required or appropriate to ensure that the Company may issue New Shares in accordance with the above provisions.

3.8	The Company undertakes that it will not, and the Lion Parties agree that they shall not cause the Company, pursuant to Clauses 3.1.1, 3.1.2, 3.1.3, or 3.1.4, to issue such number of New Shares that causes, and the Company will procure that LuxCo1 does not pursuant to Clauses 4.1 to 4.9 of the LuxCo1 Shareholders Agreement issue such shares that causes:

3.8.1	the Bison Share of LuxCo to be less than 29%, ignoring any dilutive effect upon the Bison Share of LuxCo as a result of the Bison Parties not exercising fully any pre-emption rights under Clause 3.2; or

3.8.2	until the Call Option Expiry Date, the Lion Parties to lose Control of the Company or the Company to lose Control of LuxCo1; or

3.8.3	the Bison Parties to lose the benefit of the rights contained in Clause 14 of this Agreement,

in each case without the consent of the Bison Parties (such consent not to be unreasonably withheld or delayed).

3.9	Notwithstanding any other provision of this Agreement, if B Ordinary Shares are to be issued to the Bison Parties, and such issue would take the Bison Parties’ percentage holding in the Company to an amount exceeding 47.5%, such B Ordinary Shares may, in the discretion of the Bison Parties, be issued as D Ordinary Shares instead.

4	RESTRICTIONS ON DEALINGS WITH SECURITIES

4.1	Restrictions on Transfer

No Shareholder may, directly or indirectly, sell, assign, transfer, offer, grant a participation in, mortgage, pledge, hypothecate, create a security interest in or lien upon, encumber, donate, contribute, place in trust, enter into any voting agreement (other than as specifically set out in this Agreement) in respect of, or otherwise dispose of (collectively, “Transfer”) any of its Shares or the legal or beneficial interest therein, except as permitted under this Agreement. No Shareholder may Transfer its Shares to a Prohibited Person.

4.2	Exceptions to Prohibition on Transfer

Any Shareholder may Transfer any of its Shares in the following circumstances:

4.2.1	in connection with an Exit carried out in accordance with Clause 6;

4.2.2	to Permitted Transferees in accordance with the provisions set out in Clause 4.3; and

4.2.3	in accordance with the rights of first refusal set out in Clause 4.4;

4.2.4	in the case of a Lion Party at any time on or after the Closing Date, subject always to the provisions of Clauses 4.4, 4.5 and 4.6; and

4.2.5	in accordance with the provisions of Clause 8.19.

In the event of any Transfer in accordance with this Clause 4.2, each of the Shareholders undertakes to take such actions and do such things as may be necessary to complete such Transfer in accordance with applicable Cayman Island legal requirements.

4.3	Permitted Transfers

4.3.1

Any Shareholder may at any time Transfer any or all of its Shares, including all rights and obligations attached to such Shares pursuant to this Agreement to one or more of its Permitted Transferees (and each such Permitted Transferee may in turn only effect any such Transfer to a Permitted Transferee of the initial transferring Party upon the same terms and conditions specified herein) without the consent of the Board or the consent of any other

Shareholder so long as (i) such Permitted Transferee shall have executed and delivered to the Company a Deed of Adherence, provided that, if such Transfer relates to part only of the Shares owned by such selling Shareholder, such selling Shareholder shall remain liable for the performance of its obligations under this Agreement in relation to the Shares it continues to hold, and (ii) the Transfer to such Permitted Transferee is not in violation of any securities laws applicable to such Transfer.

4.3.2	To the extent that any Transfer contemplated or permitted in this Clause 4.3 requires the approval of the Shareholders pursuant to any law, or any provisions of the Articles or other constitutional documents, the Shareholders shall, forthwith upon request, provide the necessary consent and shall sign or vote in favour of any Shareholder resolutions in connection therewith.

4.3.3	If, while a Permitted Transferee holds any Shares, a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial transferring Shareholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferring Shareholder received such Shares (an “Unwinding Event”), then:

(a)	the relevant initial transferor Shareholder shall forthwith notify the other Shareholders and the Company, as applicable, of the pending occurrence of such Unwinding Event; and

(b)	prior to such Unwinding Event, such initial transferor Shareholder shall take all actions necessary to effect a Transfer of all the Shares held by the relevant Permitted Transferee either back to such Shareholder or, pursuant to this Clause 4.3.3, to another person that qualifies as a Permitted Transferee of such initial transferring Shareholder and, until such Transfer has occurred, such relevant Permitted Transferee shall not be entitled to vote or otherwise Transfer any of its Shares and all other rights with respect to its Shares shall be suspended.

4.3.4	The Parent undertakes to procure that no Shares held by a Bison Party will directly or indirectly be transferred to a non Bison Party (other than a Lion Party) except as otherwise permitted herein, and the Parent further undertakes to procure that any Affiliate of Bison who is a Bison Party shall, prior to its no longer being an Affiliate of Bison, transfer all its Shares to another, continuing, Affiliate of Bison.

4.4	Right of First Refusal

Transfer of Shares by non-Lion party

4.4.1	In the event that an Ordinary Shareholder other than a Lion Party (the “Offeror”) proposes to make a Transfer pursuant to Clause 4.2.3 of any of its Shares (an “Offer”), it shall, prior to effecting any such Transfer, provide prior written notice (an “Offer Notice”) to the Company and to the Lion Parties (and the Lion Parties shall be the “Offerees”). The Offer Notice shall set out:

(a)	the number of Shares subject to the Offer (the “Offered Securities”);

(b)	the price per Share at which such Transfer is proposed to be made (the “Offer Price”); and

(c)	all other material terms and conditions of the Offer,

(collectively, the “Offer Terms”).

The Offer Notice shall be revocable at any time prior to acceptance by the Offerees and, if it is revoked, the Offeror may not give a further Offer Notice within six months after the date on which the Offer Notice is revoked, and the remaining provisions of this Clause 4.4 shall cease to apply in relation to the revoked Offer Notice, and such Offered Securities shall become subject once again to the provisions and restrictions of this Agreement.

4.4.2	The Offerees shall be entitled to purchase some or all of the Offered Securities, provided that the allocation of the Offered Securities among the Offerees shall be on a pro rata basis or on such other basis as the Offerees may determine, and the Offerees shall notify the Offeror of the allocation among the Offerees.

4.4.3	The receipt of an Offer Notice by the Offerees shall constitute an offer by the Offeror to sell to the Offerees, for cash, the Offered Securities on the Offer Terms (“Pre-emption Offer”). For a period of thirty days after receipt of the Offer Notice, the Offerees shall have the right, but not the obligation, to accept the Pre-emption Offer in relation to the Offered Securities by giving a written notice of acceptance (which shall be deemed irrevocable) (an “Acceptance Notice”) to the Offeror.

4.4.4	Failure by the Offerees to deliver an Acceptance Notice before the expiration of the thirty-day period shall be deemed a rejection of the Pre-emption Offer by the Offerees. The tender by the Offerees of an Acceptance Notice to the Offeror shall constitute agreement by the Offerees to purchase, and by the Offeror to sell to the Offerees, the Offered Securities on the Offer Terms.

4.4.5	In respect of each Offer Notice which is accepted as to some or all of the Offered Securities within the thirty day period prescribed by Clause 4.4.3, the Offerees shall purchase and pay the Offer Price in cash equivalent terms for such Offered Securities within a further thirty day period of their delivery of an Acceptance Notice, provided that, if the purchase and sale of such Offered Securities is subject to any prior regulatory approval, the time period during which such purchase and sale may be completed shall be extended until the expiration of five Business Days after all such approvals shall have been received, but only to the extent that such application(s) for regulatory approval were promptly made and in any event within the thirty day period from delivery of the Acceptance Notice.

4.4.6	The Offeror shall have the right for a period of ninety days following the date of an Offer Notice to sell any Offered Securities to which such Offer Notice relates and in respect of which an Acceptance Notice has not been delivered pursuant to the provisions of this Clause to any third party (a “Third Party Purchaser”) at a price in cash not less than the Offer Price and otherwise on such terms and conditions no more favourable to the third party than the Offer Terms, provided that, if the purchase and sale of such Offered Securities is subject to any prior regulatory approval, the time period during which such purchase and sale may be consummated shall be extended until the expiration of fifteen Business Days after all such approvals shall have been received but only to the extent that such application(s) for regulatory approval were promptly made and in any event within the sixty days following the date of the Offer Notice. If any Offered Securities are not sold pursuant to the provisions of this Clause 4.4.6 prior to the expiration of the time period prescribed by this Clause 4.4.5, such Offered Securities shall become subject once again to the provisions and restrictions of this Agreement.

Transfer of shares by a Lion Party or the Company

4.4.7	The Lion Parties and the Company hereby agree with the Bison Parties:

(a)	that, prior to the commencement of any formal sale process (including a formal auction process or other analogous situation involving the appointment of a third party financial adviser) (a “Formal Sale Process”) in relation to the sale of (i) all or substantially all of the shares of LuxCo1 held by the Company; (ii) all or substantially all of the assets of the Group; or (iii) the interest held by the Lion Parties in the Company (together with (i) and (ii), the “First Look Assets”), the Lion Parties or the Company, as the case may be, will engage with the Bison Parties for a period of 90 days to ascertain whether an agreement can be reached between the Lion Parties or the Company and the Bison Parties for the sale to the Bison Parties of any or all of the First Look Assets; or

(b)	that, in the event of a possible sale of any of the First Look Assets outside of a Formal Sale Process, prior to (i) granting access to information which constitutes the undertaking of a material due diligence process by a third party or (ii) signing either (a) exclusivity with a third party or (b) a sale and purchase agreement with a third party, the Lion Parties or the Company will engage with the Bison Parties for a period of 90 days to ascertain whether an agreement can be reached between the Lion Parties or the Company and the Bison Parties for the sale to the Bison Parties of any or all of the First Look Assets.

4.4.8	If, following the expiry of the 90 day period under Clause 4.4.7(a) or (b) above the Lion Parties or the Company and the Bison Parties fail to agree upon the price or terms of a Sale of the First Look Assets, the Lion Parties or the Company shall, subject to Clauses 4.5, 4.6, and the obligation to maintain Control contained in Clause 8.21, be permitted to dispose of the First Look Assets to such Person and on such terms as the Lion Parties, in their absolute discretion, may determine.

Seller Party Offer

4.4.9	If the Seller Party makes an Offer (as defined under Clause 5.4.1 of the LuxCo1 Shareholders’ Agreement) (a “LuxCo Offer”) and the Company receives an Offer Notice (as defined in the LuxCo Shareholders’ Agreement), the Company shall, prior to accepting or rejecting the LuxCo Offer, provide prior written notice (a “LuxCo Offer Notice”) to the Ordinary Shareholders. The LuxCo Offer Notice shall set out:

(a)	the number of LuxCo shares subject to the LuxCo Offer (the “LuxCo Offered Securities”);

(b)	the price per share at which such sale is proposed to be made; and

(c)	all other material terms and conditions of the LuxCo Offer,

(collectively, the “LuxCo Offer Terms”).

4.4.10

  Each Ordinary Shareholder (the “Accepting Shareholder”) may direct the Company to accept the LuxCo Offer (on the LuxCo Offer Terms) and purchase all the LuxCo Offered Securities (the “LuxCo Share Acquisition”). To fund the LuxCo Share Acquisition, the Accepting Shareholder(s) will subscribe for such new Ordinary Shares in the Company, in the same class as is held by that Accepting Shareholder, as are equal in value to the LuxCo Share Acquisition and, in the case of there being more than one Accepting Shareholder, each Accepting Shareholder shall subscribe for such Ordinary Shares as are in proportion to the number of, and of the same class as, Ordinary Shares held by them, but so that no Accepting Shareholder shall be issued a number of New Shares greater than the number for which he applied.

4.4.11	Upon receipt of a LuxCo Offer Notice, each of the Shareholders will promptly, but in any event within thirty (30) Business Days, inform the Company in writing if they wish the Company to acquire the LuxCo Offered Securities on the LuxCo Offer Terms. If any Shareholder so informs the Company that it wishes the Company to accept the LuxCo Offer, the Company undertakes it will promptly exercise its rights of first refusal under Clause 5.4 the LuxCo1 Shareholders’ Agreement to acquire the LuxCo Offered Securities.

4.4.12	Any issues of New Shares by the Company pursuant to Clause 4.4.10 above shall be free from any Pre-emption Rights.

4.5	Tag-Along Rights

4.5.1	If the Lion Parties (the “Tag Along Seller”) propose to make a Transfer of any Ordinary Shares to any person or persons (other than any person who would be a Permitted Transferee of any such Lion Party), (the “Tag-Along Purchaser”) by way of a sale (a “Tag-Along Sale”) which Ordinary Shares:

(a)	carry; or

(b)	together in the aggregate with any Ordinary Shares Transferred by the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the 12 month period ending on the date of such sale, carry

10% or more of the voting rights in the Company, the Bison Parties shall have the opportunity (“Tag Along Right”) for the same consideration and on the same terms pursuant to the provisions of this Clause 4.5, to sell (subject to Clause 4.5.5) to the Tag-Along Purchaser a number of Ordinary Shares (the “Tag-Along Securities”) determined as follows. The number of Ordinary Shares which the Bison Parties shall be entitled to sell pursuant to their Tag-Along Right shall be:

(A/B)×C

where:

A = the aggregate of the number of Ordinary Shares being proposed to be sold by the Lion Parties to the Tag-Along Purchaser and the number of Ordinary Shares Transferred by the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the 12 month period ending on the date of such proposed Tag-Along Sale;

B = the aggregate number of Ordinary Shares held by the Lion Parties at the time of such proposed Tag-Along Sale (including the Ordinary Shares proposed to be sold pursuant to such Tag-Along Sale) plus the aggregate number of Ordinary Shares Transferred by any of the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the 12 month period ending on the date of such proposed Tag-Along Sale; and

C = the number of Ordinary Shares held by the Bison Parties at the time of such proposed Tag-Along Sale.

4.5.2	Not less than twenty days prior to any proposed Tag Along Sale pursuant to this Clause 4.5, the Tag Along Seller shall deliver to the Bison Parties written notice (a “Tag Along Notice”) thereof, which notice shall set out:

(a)	the total number of Ordinary Shares proposed to be sold to the Tag-Along Purchaser and the aggregate number of Tag-Along Securities which the Bison Parties are entitled to sell pursuant to the Tag-Along Right;

(b)	the type and amount of consideration to be paid by the Tag Along Purchaser for each Ordinary Share; and

(c)	all other material terms and conditions, if any, of such proposed transaction.

If a Bison Party elects (in such event, a “Participating Shareholder”) to exercise its Tag Along Right and sell some or all of the Tag Along Securities pursuant to this Clause 4.5, then the Participating Shareholder shall so notify the Tag Along Seller by notice in writing within fifteen days after the date of the Tag Along Notice and, at the Tag-Along Seller’s request, not less than two Business Days prior to the proposed Transfer, the Participating Shareholder shall deliver to the Tag-Along Seller all documents (if any) required to be executed in connection with such transaction.

4.5.3	If the Tag-Along Sale shall not have been completed within 60 days after the date of the Tag-Along Notice (subject to Clause 4.5.5), the Tag Along Seller shall promptly return to the Participating Shareholder all documents (if any) previously delivered by the Participating Shareholder to the Tag Along Seller in relation to the contemplated Tag-Along Sale, and all the restrictions on Transfer contained in this Agreement with respect to Shares held or owned by the Tag-Along Seller and such Participating Shareholder shall again be in effect.

4.5.4	If a Participating Shareholder properly exercises its Tag-Along Right:

(a)	the sale of its Tag-Along Securities shall occur concurrently with the sale by the Tag-Along Seller of its Shares;

(b)	such Participating Shareholder shall receive for its Tag-Along Securities the same consideration per Share that the Tag-Along Seller receives for its Shares from the Tag-Along Purchaser as set out in the Tag-Along Notice; and

(c)	the sale by the Participating Shareholder shall otherwise be on the same terms and conditions upon which the Tag-Along Seller is selling its Shares.

4.5.5	If the Tag-Along Sale is subject to any prior regulatory approval, the 60 day period during which the Tag-Along Sale may be completed as set out in Clause 4.5.2 shall be extended until the expiration of five Business Days after all such approval shall have been received.

4.5.6	For the avoidance of doubt, the Tag Along rights contained in this Clause 4.5 shall not apply to any Transfer by the Lion Parties of the economic interest in, but not the voting rights attaching to, any Ordinary Shares.

4.6	Drag-Along Rights

4.6.1	If the Lion Parties propose, at any time, (directly or indirectly) to make a Transfer of Ordinary Shares to any person or persons (other than any person who would be a Permitted Transferee of any Lion Party) (the “Drag-Along Purchaser”), whether for a cash consideration or otherwise, where such Transfer (a “Drag-Along Sale”) would give rise to a Tag-Along Right pursuant to Clause 4.5.1 then the Lion Parties (the “Drag-Along Sellers”) may, at their option, require (“Drag-Along Rights”) each of the other Shareholders (each a “Drag-Along Shareholder”) to make a Transfer pursuant to the provisions of this Clause 4.6 of such number of Shares (the “Drag-Along Securities”) as determined in accordance with the provisions of Clause 4.5.1;

4.6.2	The Drag-Along Sellers shall deliver to each Drag-Along Shareholder written notice (the “Drag-Along Notice”) of any Transfer proposed to be made pursuant to Clause 4.6.1 not later than the twentieth day prior to the proposed Drag-Along Sale, which notice shall set out:

(a)	the type and amount of consideration to be paid by the Purchaser for each Share;

(b)	the person who has expressed an interest in acquiring the Shares;

(c)	the number of Drag-Along Securities that each such Drag-Along Shareholder may be required to Transfer (as determined pursuant to Clause 4.5.1); and

(d)	all other material terms and conditions, if any, of such transaction.

4.6.3	If, within 60 days after the date of the Drag-Along Notice (unless such period is extended pursuant to Clause 4.6.6), the Drag-Along Sellers complete the Drag-Along Sale in accordance with the terms and conditions set out in the Drag-Along Notice, each Drag-Along Shareholder will sell its Drag-Along Securities to the Drag-Along Purchaser at the same time and on the same terms and conditions upon which the Drag-Along Sellers sell their Shares pursuant to the Drag-Along Sale.

4.6.4	Within fifteen days after the date of the Drag-Along Notice, the Drag-Along Shareholders shall promptly deliver to the Drag-Along Sellers all documents in their possession reasonably requested in writing by the Drag-Along Sellers and/or the Company and reasonably required to be executed in connection with such Drag-Along Sale. In the event that any of such Drag-Along Shareholders shall fail to deliver such documents to the Drag-Along Sellers, the Company shall cause the books and records of the Company to show that such Drag-Along Securities are bound by the provisions of this Clause 4.6.4 and such Drag-Along Securities shall be transferred to the Purchaser promptly upon surrender of such Drag-Along Securities for sale by the holder thereof.

4.6.5

If no Transfer of the Drag-Along Securities in accordance with the provisions of this Clause 4.6 shall have been completed within 60 days after the date of the Drag-Along Notice (unless such period is extended pursuant to Clause 4.6.6), the

Drag-Along Sellers shall return to the Drag-Along Shareholders all documents (if any) previously delivered to the Drag-Along Sellers in relation to the contemplated Drag-Along Sale, and all the restrictions on Transfer contained in this Agreement with respect to Shares owned or held by such Drag-Along Shareholder shall again be in effect.

4.6.6	If the Transfer of Shares pursuant to a Drag-Along Sale is subject to any prior regulatory approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received.

4.6.7	No Transfer of Shares pursuant to a Drag Along Sale shall take place unless:

(a)	the consideration payable on the Drag Along Sale for the Shares being sold is at least equal to the Fair Market Value;

(b)	at least seventy-five percent of such consideration is in the form of cash or cash equivalents.

For the purposes of this clause (and without limitation), any of the following are deemed to be cash:

(a)	any liabilities, as shown on the most recent consolidated balance sheet, of the Company that are assumed by the transferee of any such Shares pursuant to a customary novation agreement that releases the Company from liability in respect of those liabilities; and

(b)	any securities, notes or other obligation received by the Drag-Along Sellers from the Drag Along Purchaser that are converted by the Drag Along Sellers into cash or cash equivalents within 60 days, to the extent of the cash or cash equivalents received in that conversion.

4.7	Effect of Void Transfers

In the event of any purported Transfer in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect, the purported transferee shall have no rights or privileges in or with respect to such Shares or this Agreement, and no effect will be given to any such purported Transfer or entry related thereto made in the records of the Company, to the extent permitted by applicable law.

5	COMPLETION OF TRANSFERS

5.1	General

In connection with the completion of any Transfer of Shares under this Agreement, the transferee (unless an existing Party to this Agreement) shall deliver to the Company and the Shareholders notice of such Transfer, including a fully executed copy of all documentation and agreements relating to the Transfer and any agreements or other documents required by this Agreement, including a duly executed Deed of Adherence.

5.2	Encumbrances

Where this Clause 5 applies to the Transfer of any Share each shall be transferred free of Encumbrances and with all rights attaching thereto (other than any restrictions on Transfer arising under this Agreement).

5.3	Power of Attorney

5.3.1	Each of the Shareholders hereby irrevocably and unconditionally (and by way of security for the performance of its obligations under this Agreement) appoints any Director nominated for that purpose by the Lion Parties as its attorney to execute and do in its name or otherwise and on its behalf all documents, acts and things which the attorney shall in its absolute discretion consider necessary or desirable in order to implement the obligations of that Shareholder (if not satisfied) under Clauses 4.3, 4.4, 4.5, 4.6, 8 and 9 to the extent that the Shareholder is in default of its obligations under any of such Clauses.

5.3.2	Each Shareholder undertakes to ratify whatever any Director as its attorney shall lawfully do or cause to be done in accordance with the power of attorney set out in Clause 5.3.1 and to indemnify and keep indemnified such attorney from all claims, costs, expenses, damages and losses which the attorney may suffer as a result of the lawful exercise by him of the powers conferred on him under such power of attorney.

5.3.3	If a Transfer of Shares is executed on behalf of an Shareholder under the power of attorney set out in Clause 5.3.1:

(a)	the Company may receive the purchase money in trust for that Shareholder and the receipt of the Company for the purchase money shall be a good discharge for the purchaser, who shall not be bound to see to the application of the purchase money;

(b)	the Company shall cause the purchaser to be registered as a holder of the relevant Shares; and

(c)	once registration has taken place in purported exercise of the power of attorney set out in Clause 5.3.1, the validity of the proceedings shall not be questioned by any person; and the relevant Shareholder shall be bound to deliver up any documentation required by the Company in connection with the Transfer and on its delivery shall be entitled to receive the purchase money in respect thereof.

6	EXIT

6.1	Sale

6.1.1	Upon a Sale:

(a)	each Ordinary Shareholder shall take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Board and on any committee thereof (as appropriate) to take, any and all action within its power as may be necessary, appropriate or desirable to effect and to cause the Company and each other member of the Group (as appropriate) to take such action as may be necessary, appropriate or desirable to effect such Sale; and

(b)	the Company shall take any and all action as may be necessary, appropriate or desirable to effect and shall cause each other member of the Group (as appropriate) to take such action as may be necessary, appropriate or desirable to effect such Sale.

6.1.2	In the event of a Sale involving a merger (including a demerger) or consolidation with any other entity, reconstitution, reorganisation, recapitalisation, debt and/or equity refinancing, sale of all or substantially all of the assets of the Company, or any similar transaction, each Ordinary Shareholder shall receive the same form of consideration, and the aggregate consideration to be distributed to the Ordinary Shareholders with respect to the Shares held by them shall be based on the relative equity ownership interest of each of the Ordinary Shareholders in the Company as at the date of such merger (including a demerger) or consolidation with any other entity, reconstitution, reorganisation, recapitalization, debt and/or equity refinancing, sale of all or substantially all of the assets of the Company, or any similar transaction.

7	IPO OF LUXCO1

7.1	The Lion Parties and the Bison Parties acknowledge the rights and obligations of the Company under Clause 8.2 of the LuxCo1 Shareholders’ Agreement.

7.2	Following the Call Option Expiry Date and the subsequent giving of 60 Business Days’ written notice by the Bison Parties to the Company requiring the Company to do so, the Company undertakes that it will enforce its rights under the LuxCo1 Shareholders’ Agreement to cause LuxCo1 (or, in the discretion of the Company, a Subsidiary thereof) to conduct an IPO. The Company and the Lion Parties will further use their best efforts to take all such actions as may be reasonably necessary to give effect to such IPO, including procuring that LuxCo1 take any such necessary actions.

7.3	Prior to the Call Option Expiry Date the Company undertakes not to enforce its rights under Clause 8.2 of the LuxCo1 Shareholders’ Agreement to cause LuxCo1 (or any Subsidiary thereof) to conduct an IPO, unless it has first received the written consent of the Bison Parties and, further, shall, following the Call Option Expiry Date, only exercise such rights having first given 60 Business Days’ written notice to the Bison Parties.

7.4	If, following the Call Option Expiry Date, or prior to the Call Option Expiry Date but having received the written consent of the Bison Parties to do so under Clause 7.3 above, the Company exercises its rights under the LuxCo1 Shareholders’ Agreement to cause LuxCo1 (or any Subsidiary thereof) to conduct an IPO, then the Bison Parties shall use their reasonable efforts to assist the Company, the Lion Parties and LuxCo1 in giving effect to such IPO.

7.5	If the Company exercises any of its rights to cause LuxCo1 to conduct an IPO, the Company undertakes to use its best efforts to follow, and to cause LuxCo1 to follow, the reasonable advice given by any managing underwriter of the IPO (where such advice is given in good faith) in relation to forming the appropriate capital structure for such IPO.

7.6	The Shareholders acknowledge that the initial proceeds of any IPO received by LuxCo1 may be required to reduce the indebtedness of LuxCo1 or other members of the Group and accordingly may not be available for distribution to the Company.

7.7	The Lion Parties and the Bison Parties agree that, subject always to the reasonable good faith advice of any managing underwriter, each of them shall have the right to participate in sales of their Shares (or, in the case of the Lion Parties, in sales of both Shares and any interest in any member of the Group) pursuant to, or in connection with, an IPO pro rata to the number of Shares held by them.

8	CALL OPTION

8.1	The Company hereby grants to the Bison Parties the right to acquire all, but not some only, of the shares and CPECs in LuxCo1 held by the Company at the Call Option Price (the “Call Option”).

8.2	The Call Option shall only be exercisable by the Bison Parties giving notice (a “Call Option Notice”) in writing to the Company:

8.2.1	during the period commencing on the later of (i) the date that the audited 2009 Operating Group accounts are approved by the board of directors of Cyprus1 and (ii) the date on which all amounts payable under the SPA in respect of the earnout arrangements contemplated by Clause 2.2.2 of the SPA have been paid or determined to be zero and ending in either case 45 days thereafter (the “2010 Call Option Period”); and

8.2.2	during the period commencing on the date that the audited 2010 Operating Group accounts are approved by the board of directors of Cyprus1 and ending 45 days thereafter (the “2011 Call Option Period”).

8.3	If a Put Option Notice has been served pursuant to Clause 9.2, the Bison Parties shall not be entitled to serve a Call Option Notice on a later day in the same exercise period; provided that if a Put Option Notice and a Call Option Notice are served on the same day, the parties agree that the Call Option Notice shall take precedence over, and apply in place of, the Put Option Notice. For the purposes of this Clause 8.3, a day shall mean a period from midnight to midnight in London.

8.4	The Call Option shall expire one day after the end of the 2011 Call Option Period, unless otherwise extended pursuant to Clause 8.7 below (the “Call Option Expiry Date”).

8.5	The Call Option Price payable by the Bison Parties to the Company shall be an amount payable in USD and shall be equal to:

(a)	if the Bison Parties exercise the Call Option during the 2010 Call Option Period, an amount equal to the 2010 Call Option Equity Value multiplied by the prevailing CayCo Share; or

(b)	if the Bison Parties exercise the Call Option during the 2011 Call Option Period, an amount equal to the 2011 Call Option Equity Value, multiplied by the prevailing CayCo Share,

in each case, such Call Option Price to be allocated between the shares in LuxCo1 owned by the Company, together with their corresponding CPEC(s) (each such share, together with its corresponding CPEC(s) a “Strip”) equally between each such Strip, PROVIDED THAT the price payable for each Strip shall be subject to a floor (the “Floor Amount”) equal to the amount paid for the subscription of such Strip (including any premium paid), multiplied by:

(i)	in the case of a Strip subscribed in the three calendar month period ending on the relevant Call Option Exercise Date, 1.20;

(ii)	in the case of a Strip subscribed in the six calendar month period ending on the date falling three calendar months prior to the relevant Call Option Exercise Date, 1.52;

(iii)	in the case of a Strip subscribed in the three calendar month period ending on the date falling nine calendar months prior to the relevant Call Option Exercise Date, 1.85;

(iv)	in the case of a Strip subscribed prior to the date falling twelve calendar months prior to the relevant Call Option Exercise Date, 2.20 if the Call Option is exercised during the 2010 Call Option Period, and 2.05 if the Call Option is exercised during the 2011 Call Option Period or the 2012 Call Option Period;

(v)	in the case of a Strip subscribed after the relevant Call Option Exercise Date, 1.0;

(vi)	in the case of Strip issued by LuxCo1 where the entire proceeds of such subscription were applied to effect an Equity Investment as defined in the Senior Facilities Agreement[1], 1.0; and

(vii)	in the case of a Strip issued by LuxCo1 where the entire proceeds of such subscription were applied to cause Net Senior Leverage to fall below 2.25 at the date of such subscription, and where such Net Senior Leverage remains below 2.25 at the next two successive Quarter Dates (as defined in the Senior Facilities Agreement), 1.0. For the avoidance of doubt, only that portion of the Strip which causes Net Senior Leverage to fall and to remain below 2.25 shall be subject to this multiplier. If two successive Quarter Dates have not passed in the period between the date of subscription (the “Subscription Date”) and the Call Option Exercise Date, the Call Option Exercise Date shall if the Subscription Date is more than three months before the Call Option Exercise Date be deemed to constitute a Quarter Date or if the Subscription Date is less than three months before the Call Option Exercise Date be deemed to constitute two Quarter Dates, in each case so that two successive Quarter Dates shall be deemed to have passed, in each case, minus the aggregate of dividends or other distributions actually received by the holder(s) of such Strip. For each Strip, the amount payable for such Strip shall be decreased by the amount by which the application of the Management Incentive Adjustment in the calculation of the Call Option Equity Value causes the Call Option Price in respect of such Strip to be lower than the Floor Amount for such Strip. If circumstances arise which fall within the provisions of any of paragraphs (i) to (iv) above and also fall within the provisions of any of paragraphs (v) to (vii) above, the applicable provisions of paragraphs (v) to (vii), as the case may be, shall prevail.

8.6	For the purposes of calculating each Floor Amount pursuant to Clause 8.5,

(a)	amounts which are not subscribed in Euros shall be converted into Euros at the prevailing spot rate of exchange, being the closing mid point as quoted on Bloomberg, at the time of subscription; and

(b)	amounts of dividends or other distributions which are not paid in Euros shall be converted into Euros at the prevailing spot rate of exchange, being the closing mid point as quoted on Bloomberg, at the time of receipt,

[1]	Definition to be updated once SFA is signed, but in any event to refer to equity cure events only.

and shall then be converted into US dollars by multiplying by the Exchange Rate. The Exchange Rate shall be the lower of (i) the EUR/USD exchange rate prevailing on the Call Option Exercise Date and (ii) 1.6712.

8.7	If during the 2011 Call Option Period, the Bison Parties were to exercise the Call Option, and the Call Option Price were to be the Floor Amount, the Call Option may, at the election of the Bison Parties, be extended, (such election to be made within 90 days of the end of the 2011 Call Option Period) and will be exercisable for a period of 45 days commencing on the date that the audited 2011 Operating Group accounts are approved by the board of Cyprus1 (the “2012 Call Option Period”) except that in such instance the Call Option Price shall be calculated in accordance with the provisions of Clause 8.4 and based upon the 2011 Operating Group EBITDA, as extracted from the 2011 Operating Group accounts. For the avoidance of doubt, if the Bison Parties do not elect to extend the Call Option, there shall be no 2012 Call Option Period.

8.8	The Parties agree that, in the calculation of Call Option Equity Value, the Operating Group EBITDA shall be increased by the addition of Minority Investment EBITDA for any Minority Investments of the Group at the Option Valuation Date. If, having made reasonable endeavours to obtain sufficient information to calculate any Minority Investment EBITDA, the Company or the relevant member of the Group has been unable to do so, the Parties hereby agree that Financial Debt shall be reduced by the amount of any cash investment (including, without limitation, consideration paid for the Minority Investment, costs of investment or capital contributions of any kind, and any further costs relating to the acquisition of the Minority Investment, whether capitalised or charged to the profit and loss account) made by the Group in the Minority Investment after Closing.

8.9	If the transfer of the shares which are the subject of the Call Option Notice under Clause 8.2 (a “Call Transfer”) requires the approval or clearance of any state or national competition authority or regulator (“Anti-Trust Approval”), the Bison Parties undertake to the Company that they shall use their best efforts to obtain the Anti-Trust Approval as quickly as possible. The Lion Parties shall use all reasonable efforts to assist the Bison Parties in obtaining the Anti-Trust Approval and the Bison Parties shall provide the Lion Parties with all information relating to obtaining Anti-Trust Approval which the Lion Parties, acting reasonably, may request. The Bison Parties shall inform the Lion Parties within 24 hours of receipt of Anti-Trust Approval or being informed that Anti-Trust Approval has not been granted.

8.10	Without prejudice to the provisions of Clause 8.9, if Anti-Trust Approval will only be granted subject to conditions, obligations, measures, undertakings, and/or modifications (collectively, “Requirements”), the Bison Parties undertake to the Company that they shall comply with those Requirements necessary to obtain Anti-Trust Approval (including, without limitation and for the avoidance of doubt, offering and agreeing any necessary Requirements) and promptly offer and agree with any relevant state or national competition authority or regulator the terms of any Requirement as will enable the Anti-Trust Approval to be granted without delay. Without prejudice to the obligation of the Bison Parties contained in Clause 8.9 to use best efforts to obtain Anti-Trust Approval and to the other provisions of this Clause 8.10, if within 60 days of the Call Option Exercise Date Anti-Trust Approval has not been granted, the Bison Parties undertake to the Company that, subject to the Bison Parties’ rights under Clause 8.11, they shall immediately offer and agree any Requirements necessary to obtain Anti-Trust Approval within a period of 120 days from the Call Option Exercise Date.

8.11

Without prejudice to the obligation of the Bison Parties contained in Clause 8.9 to use best efforts to obtain Anti-Trust Approval, if following service of a Call Option Notice, it becomes apparent to the Bison Parties, acting reasonably, that the terms of the Requirements they are required to accept would have an effect that is detrimental to the business and operations of the Parent and its subsidiary undertakings, the Bison Parties shall be entitled, upon giving to the Lion Parties five Business Days’ notice, to elect not to proceed with the exercise of the Call Option in that Call Option Period. In such a case, all rights under the Call Option in respect of that Call Option Period shall lapse and be of no further effect and the Bison Parties shall pay to the Lion Parties (for themselves and as trustees for each other member of the Group) an amount equal to all costs incurred by the Lion Parties and each other member of the Group in connection with the purported exercise of the Call Option in that Call Option Period.

8.12	In relation to the exercise of a Call Option within a Call Option Period, if Anti-Trust Approval is not obtained within 120 days from the Call Option Exercise Date, unless the Lion Parties and the Bison Parties have agreed otherwise, the Call Option (in relation to that Call Option Period) shall lapse and any obligations of the Lion Parties and the Bison Parties in relation to that exercise of the Call Option shall terminate provided, however, that this is without prejudice to any rights which have accrued to the Company under Clauses 8.9 and 8.10 prior to such lapse.

8.13	If Anti-Trust Approval is not required, completion of the Call Transfer shall take place before the end of the relevant Call Option Period and upon the Bison Parties having given to the Lion Parties 10 Business Day’s Notice, (for the avoidance of doubt, if the Bison Parties give notice to the Lion Parties on a date falling less than 10 Business Days prior to the end of the relevant Call Option Period, completion shall take place within 10 Business Days of the date such notice is given.

8.14	If Anti-Trust Approval is required, completion of the Call Transfer shall take place within 10 Business Days of receipt of Anti-Trust Approval.

8.15	At completion of the Call Transfer:

8.15.1	against delivery in accordance with Clause 8.15.2, the Bison Parties shall pay to the Company, in immediately available funds on the date of completion (or in such other manner as may be agreed by the Company and the relevant Bison Parties), a sum equal to the Call Option Price;

8.15.2	upon receipt of the sums due, the Company shall deliver to the relevant Bison Party a duly executed transfer in favour of that Bison Party in respect of the relevant shares together with a share certificate(s) evidencing its title to such shares; and

8.15.3	the Company shall procure that the relevant Bison Party is registered as the holder of the relevant shares.

8.16	The Company shall do all such acts and/or execute all such deeds and documents in a form satisfactory to the relevant Bison Party as it may reasonably require to give effect to the Call Transfer pursuant to this clause.

8.17	If the Bison Parties exercise the Call Option in accordance with its terms, the Company undertakes to exercise its Drag-Along Rights under the LuxCo1 Shareholders’ Agreement and to use its best efforts to ensure that any Drag-Along Securities (as defined in the LuxCo1 Shareholders’ Agreement) are transferred to and registered in the name of the Bison Parties, on the terms of the LuxCo1 Shareholders’ Agreement at the same time and on the same terms as the Company’s Shares in LuxCo1 are transferred to the Bison Parties and the Bison Parties undertake to purchase all the Drag-Along Securities (as defined in the LuxCo1 Shareholders’ Agreement).

8.18	If the Bison Parties exercise the Call Option in accordance with its terms and the Company breaches its obligations under this Agreement to sell to the Bison Parties the shares in LuxCo1 by failing to deliver its shares in LuxCo1 to the Bison Parties, the Company shall pay to the Bison Parties an amount equal to 2.5 times Operating Group EBITDA for the Financial Year last ended prior to the exercise by the Bison Parties of the Call Option. Such amount is agreed between the Company and the Bison Parties to be a genuine pre-estimate of the loss suffered by the Bison Parties of the breach by the Company of its obligations under this Clause 8.

8.19	As security for the obligations of the Company under Clause 8.17, [Lion/Rally Cayman 1 LP] shall enter into the Pledge Agreement, pursuant to the terms of which [Lion/Rally Cayman 1 LP] shall pledge its Shares in the Company to the Bison Parties, in the form attached hereto as Schedule 4 (the “Pledge Agreement”). The Parties agree that, save for the provisions of Clause 4.2 (Exceptions to Prohibitions on Transfer), the restrictions upon, and other provisions relating to, Transfers of Shares contained in Clause 4 of this Agreement shall not apply to any Transfer of Shares to the Chargee (as such term is described in the Pledge Agreement), in accordance with the terms of the Pledge Agreement.

8.20	The Company shall not be concerned as to the allocation between the Bison Parties of the shares in LuxCo1 upon the exercise by the Bison Parties of the Call Option.

8.21	The Company undertakes that until the Call Option Expiry Date, and without the prior written approval of the Bison Parties, it will at all times maintain Control of LuxCo1. The Lion Parties undertake to the Bison Parties that until the Call Option Expiry Date, they will at all times maintain Control of the Company.

8.22	Notwithstanding any other provision of this Clause 8, completion of the sale and purchase of the shares which are the subject of the Call Option (or the Put Option pursuant to Clause 9) shall not take place until all amounts payable under the SPA in respect of the earn-out arrangements contemplated by clause 2.2.2 of the SPA have been paid or reduced to zero.

9	PUT OPTION

9.1	The Initial Bison Party hereby grants to the Company the right for the Company to require any Bison Parties to purchase all, but not some only, of the shares in LuxCo1 held by the Company at the Put Option Price (the “Put Option”). For the avoidance of doubt, the Put Option is personal to the Company. No other person shall have any rights pursuant to the Put Option and the Put Option may not be transferred to any person under any circumstances.

9.2	The Put Option shall only be exercisable by the Company giving notice (a “Put Option Notice”) in writing to the Bison Parties:

9.2.1	during the period commencing on the later of (i) the date that the audited 2009 Operating Group accounts are approved by the board of Cyprus1 and (ii) the date on which all amounts payable under the SPA in respect of the earnout arrangements contemplated by Clause 2.2.2 of the SPA have been repaid or determined to be zero and ending in either case 45 days thereafter (the “2010 Put Option Period”); provided, however, that the Company may not exercise the Put Option during the 2010 Put Option Period unless the 2009 Operating Group EBITDA is equal to or exceeds USD 55 million;

9.2.2	during the period commencing on the date that the audited 2010 Operating Group accounts are approved by the board of Cyprus1 and ending 45 days thereafter (the “2011 Put Option Period”); provided, however, that the Company may not exercise the Put Option during the 2011 Put Option Period unless the 2010 Operating Group EBITDA is equal to or exceeds USD 65 million.

9.3	If a Call Option Notice has been served pursuant to Clause 8.2, the Lion Parties shall not be entitled to serve a Put Option Notice on a later day in the same exercise period; provided that if a Put Option Notice and a Call Option Notice are served on the same day, the parties agree that the Call Option Notice shall take precedence over, and apply in place of, the Put Option Notice. For the purposes of this Clause 9.3, a day shall mean a period from midnight to midnight in London.

9.4	The Put Option shall expire one day after the end of the 2011 Put Option Period, unless otherwise extended pursuant to Clause 9.6 below (the “Put Option Expiry Date”).

9.5	The Put Option Price payable by the Bison Parties to the Company shall be an amount payable in USD, and:

9.5.1	if the Company exercises the Put Option during the 2010 Put Option Period, shall be an amount equal to the 2010 Put Option Equity Value, multiplied by the prevailing Cayco Share; or

9.5.2	if the Company exercises the Put Option during the 2011 Put Option Period, shall be an amount equal to the 2011 Put Option Equity Value multiplied by the Prevailing Cayco Share.

9.6	If during the 2010 Put Option Period the Bison Parties exercise their rights to extend the Call Option under Clause 8.7 above, the Put Option will expire on the date of the expiry of the 2012 Call Option Period, and the Company may exercise the Put Option for a period of 45 days commencing on the date that the audited 2011 Operating Group accounts are approved by the board of Cyprus1, except that in such instance the Put Option Price shall be an amount equal to the 2012 Put Option Equity Value, multiplied by the prevailing CayCo Share; provided, however, that the Company may not exercise the Put Option during such additional Put Option Period unless the 2011 Operating Group EBITDA is equal to or exceeds USD 75 million.

9.7	If the transfer of the shares which are the subject of the Put Option Notice under Clause 9.2 (the “Put Transfer”) requires Anti-Trust Approval, the Bison Parties undertake to the Lion Parties and the Company that they shall use their best efforts to obtain the Anti-Trust Approval as quickly as possible. The Lion Parties shall use all reasonable efforts to assist the Bison Parties in obtaining the Anti-Trust Approval and the Bison Parties shall provide the Lion Parties with all information relating to obtaining Anti-Trust Approval which the Lion Parties, acting reasonably, may request. In connection with obtaining Anti Trust Approval, the Bison Parties shall:

9.7.1	promptly notify the Lion Parties upon becoming aware of any matter or issue which may threaten, prevent, or delay the timely acquisition of the Anti-Trust Approval;

9.7.2	promptly provide the Lion Parties with copies of any correspondence or other communications to or from any competition authority relating to any Requirements, or details in the case of oral communications, and with copies of any written statement, order or decision of any competition authority, in each case to the extent allowed by applicable law;

9.7.3	without limitation to the provisions of Clause 9.7.2, provide the Lion Parties with a final draft of all submissions, notifications, filings, and other communications to any competition authority, at such time as will allow the Lion Parties a reasonable opportunity to review and provide comments prior to their submission and shall take into account all reasonable comments made by the Lion Parties;

9.7.4	allow the Lion Parties to participate in any discussions and/or negotiations with any competition authority, providing that the Lion Parties and the Bison Parties, together with their legal advisers, shall be able to attend any meetings, hearings or telephone conferences with the competition authority (provided that in the case of meetings where information that is commercially sensitive to the Bison Parties is likely to be discussed, the Bison Parties shall be entitled to exclude the Lion Parties from such meeting, but shall not unreasonably refuse to allow the Lion Parties’ legal advisers to be present); and

9.7.5	regularly review with the Lion Parties the progress of all notifications or filings.

9.8	The Bison Parties shall inform the Lion Parties within 24 hours of receipt of Anti-Trust Approval or being informed that Anti-Trust Approval has not been granted.

9.9	Without prejudice to the provisions of Clause 9.7, if Anti-Trust Approval will only be granted subject to Requirements, the Bison Parties undertake to the Company that they shall comply with those Requirements necessary to obtain Anti-Trust Approval (including, without limitation and for the avoidance of doubt, offering and agreeing any necessary Requirements) and promptly offer and agree with any relevant state or national competition authority or regulator the terms of any Requirements as will enable the Anti-Trust Approval to be granted without delay. Without prejudice to the obligations of the Bison Parties contained in Clause 9.7 to use best efforts to obtain Anti-Trust Approval and to the other provisions of this Clause 9.9, if within 60 Days of the Put Option Exercise Date Anti-Trust Approval has not been granted, the Bison Parties undertake to the Company that they shall immediately offer and agree any Requirements necessary to obtain Anti-Trust Approval within a period of 120 days from the Put Option Exercise Date; provided that, subject to Clause 9.10 and following consultation with the Lion Parties, if it becomes apparent to the Bison Parties, acting reasonably, that the terms of the Requirements they would be required to accept would have an effect that it is detrimental to the business and operations of the Parent and its subsidiary undertakings, the Bison Parties shall not be required as part of their obligations under Clauses 9.7 and this Clause 9.9 to agree such Requirements. In such a case, all rights under the Put Option in respect of that Put Option Period shall lapse and be of no further effect and the Bison Parties shall pay to the Lion Parties (for themselves and as trustees for each other member of the Group) an amount equal to all costs incurred by the Lion Parties and each other member of the Group in connection with the purported exercise of the Put Option in that Put Option Period.

9.10	If it becomes apparent to the Lion Parties, acting reasonably, during the course of seeking Anti-Trust Approval, that Anti-Trust Approval will be granted if the Group makes disposals or restructures any of its assets or business, the Company may, in its sole discretion, make such disposals (subject always to the provisions of Clauses 11.2 and 11.4), or enact any necessary restructuring of the Group, to allow Anti-Trust Approval to be granted. If the Company makes such disposals or enacts such restructuring the 120 day period for obtaining Anti-Trust Approval provided for in Clauses 9.9 and 9.11 shall be extended until 90 days from the date on which such disposal or restructuring is completed.

9.11

In relation to the exercise of the Put Option within a Put Option Exercise Period, if Anti-Trust Approval is not obtained within 120 days from the Put Option Exercise Date, or such longer period as determined pursuant to Clause 9.10, unless the Lion Parties and the Bison Parties have agreed otherwise, the Put Option (in relation to that Put Option Period) shall lapse and any obligations of the Lion Parties and the Bison Parties in relation to that exercise of the Put

Option shall terminate provided, however, that this is without prejudice to any rights which have accrued to the Company under Clauses 9.7, 9.9, and 9.15 prior to such lapse.

9.12	The Parties agree that, in the calculation of Put Option Equity Value, the Operating Group EBITDA shall be increased by the addition of Minority Investment EBITDA for any Minority Investments of the Group at the Option Valuation Date. If, having made reasonable endeavours to obtain sufficient information to calculate any Minority Investment EBITDA, the Company or the relevant member of the Group has been unable to do so, the Parties hereby agree that Financial Debt shall be reduced by the amount of any cash investment (including, without limitation, consideration paid for the Minority Investment, costs of investment or capital contributions of any kind, and any further costs relating to the acquisition of the Minority Investment, whether capitalised or charged to the profit and loss account) made by the Group in the Minority Investment after Closing.

9.13	Completion of the sale and purchase of the shares which are the subject of the Put Option Notice under Clause 9.2 will, subject to the provisions of Clause 8.22, occur upon the later of (i) the end of the relevant Put Option Period and (ii) ten Business Days following receipt of Anti-Trust Approval, and on such completion:

9.13.1	against delivery in accordance with Clause 9.13.2, the Bison Parties shall pay to the Company, in immediately available funds on the date of completion (or in such other manner as may be agreed by the Company and the relevant Bison Party), a sum equal to the Put Option Price;

9.13.2	the Company shall deliver to the relevant Bison Party a duly executed transfer in favour of that Bison Party in respect of the relevant shares together with a share certificate(s) evidencing its title to such shares;

9.13.3	the Company shall procure that the relevant Bison Party is registered as the holder of the relevant shares; and

9.13.4	the Company shall do all such acts and/or execute all such deeds and documents in a form satisfactory to the relevant Bison Party as it may reasonably require to give effect to the transfer of the relevant shares pursuant to this clause.

9.14	If the Company exercises the Put Option in accordance with its terms, the Company undertakes to exercise its Drag-Along Rights under the LuxCo1 Shareholders’ Agreement and to use its best efforts to ensure that any Drag-Along Securities (as defined in the LuxCo1 Shareholders’ Agreement) are transferred to and registered in the name of the Bison Parties, on the terms of the LuxCo1 Shareholders’ Agreement and the Bison Parties undertake to purchase all the Drag-Along Securities (as defined in the LuxCo1 shareholders Agreement).

9.15	If the Company exercises the Put Option in accordance with its terms and the Bison Parties (i) breach their obligations under this Agreement to purchase from the Company the shares in LuxCo1; and/or (ii) fail to comply with either their “best efforts” obligation under Clause 9.7 or any obligation under Clause 9.9 and, in either case, Anti-Trust Approval is not obtained within a period of 120 days from the Put Option Exercise Date (or such longer period as determined pursuant to Clause 9.10), the Bison Parties shall pay to the Company an amount equal to 2.5 times Operating Group EBITDA for the Financial Year ending prior to the exercise by the Company of the Put Option. Such amount is agreed between the Company and the Bison Parties to be a genuine pre-estimate of the loss suffered by the Company of the breach by the Bison Parties of their obligations under this Clause 9.

9.16	The Company shall be entitled to set off any amounts payable to it by the Bison Parties under Clause 9.15 against any amounts which might otherwise be distributed to the Bison Parties upon a distribution made by the Company to the Shareholders.

9.17	If for any reason Clause 9.15 or Clause 8.18 is held to be illegal, invalid or unenforceable, whether in whole or in part, such illegality, invalidity or unenforceability will be without prejudice to any other Clause of this Agreement and shall not invalidate or render illegal or unenforceable any other Clause of this Agreement.

9.18	The Company and the Bison Parties agree that, without the consent of the other (such consent not to be unreasonably withheld or delayed), neither they nor any of their Affiliates shall make or permit to be made any acquisition of any interest in any company or business which, so far as they are aware at the time of such acquisition, takes the combined market share, in the relevant market whether by volume or value, of the Parent, any undertakings in which the Parent controls, directly or indirectly, 20 per cent or more of the voting rights, and the Group to an amount exceeding 35 per cent in the Russian Federation or an amount exceeding 30 per cent in the Ukraine.

For the purposes only of this Clause, “relevant markets” are categories of alcoholic beverages. For example, each of (a) vodka, (b) brandy, (c) long drinks, and (d) table wine is a separate relevant market.

10	CONDUCT OF THE COMPANY

The Company has been formed as a holding company in relation to the Acquisition and the Parties warrant the facts set out in Recital B above. The Company undertakes, and the Lion Parties shall procure that the Company undertakes, to act only as a holding company and not to undertake any trading activity, and further not to incur any indebtedness.

11	ACQUISITIONS AND DISPOSALS

11.1	The Company shall not, and shall procure that each member of the Group shall not, acquire an interest in any entity (a “Proposed Acquisition”) where the consideration payable in respect of the Proposed Acquisition is greater than US$50 million on a debt-free, cash-free basis, with a normalised level of working capital unless the Company has:

11.1.1	received the prior written consent of the Bison Parties; or

11.1.2	prior to, or within 60 Business Days following the closing of the Proposed Acquisition, delivered to the Bison Parties a written opinion from an investment bank or accounting firm of international repute showing that, on a pro forma basis, the Total Leverage (giving effect to the Proposed Acquisition) will not be greater than 5.25. Any dispute concerning the consideration payable in respect of the Proposed Acquisition shall be finally resolved by obtaining a written opinion from an investment bank or accounting firm of international repute.

11.2	The Company undertakes that, prior to the expiry of the Call Option (including any extension thereof), and without the prior written consent of the Bison Parties (in accordance with Clause 11.4), it will not, and it will procure that any Subsidiary of the Company will not, dispose of:

11.2.1	materially all the intellectual property assets owned by the Group which constitute the “Green Mark”, “Zhuravli” or “Marusya” brands, whether by way of a single transaction or through a series of related or unrelated transactions; or

11.2.2	materially all of the intellectual property assets which constitute the Group’s long drinks business for a total enterprise value (in each case calculated on a debt-free,

cash-free basis, with a normalised level of net working capital) equivalent to less than 12.80 x prior calendar year EBITDA between Closing and the end of the 2010 Put Option Period; 11.94 x prior calendar year EBITDA between the end of the 2010 Put Option Period and the end of the 2011 Put Option Period; and 11.60 x prior calendar year EBITDA thereafter.

11.3	If, during the 2010 Call Option Period, the 2011 Call Option Period, and any additional Call Option Period, the Call Option Price were to equal the Floor Amount then, following expiry of the Call Option Period, the Bison Parties shall continue to have the benefit of the covenant contained in Clause 11.2, for so long as the Bison Share of LuxCo1 is equal to (or greater than) 20%.

11.4	The Company shall not, and shall procure that any member of the Group shall not, dispose of any material tangible or intangible asset owned by the Company or any member of the Group on terms other than arm’s length, unless the Company or a member of the Group has first obtained: (i) the prior written consent of the Bison Parties; or (ii) a fairness opinion from an investment bank or accounting firm of international repute addressed to a member of the Group and delivered to the Bison Parties.

11.5	The consent of the Bison Parties shall not be unreasonably withheld and shall be given for a period of six months from the date upon which consent is given. In the event that the consent of the Bison Parties is sought, the Company shall deliver a notice (a “Consent Notice”) to the Bison Parties requesting consent. The Bison Parties shall have fifteen days from the date of a Consent Notice (the “Consideration Period”) to decide whether to give consent. If upon the expiry of the Consideration Period the Bison Parties have failed to respond to the Company, they shall have been deemed to have given their consent, for a period of six months beginning upon the expiry of the Consideration Period, to the contemplated disposal.

12	PARENT GUARANTEE

12.1	The Parent, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Lion Parties, the payment and performance by the Bison Parties, when due, of all amounts and obligations under this Agreement. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

12.2	The Parent’s obligations under this clause:

12.2.1	constitute direct, primary and unconditional obligations to pay on demand by the Lion Parties or the Company any sum which the Bison Parties are liable to pay under this Agreement and to perform on demand any obligation of the Bison Parties under this Agreement without requiring the Lion Parties or the Company first to take any steps against the Bison Parties or any other person; and

12.2.2	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, the Bison Parties or any other person; or

(b)	any amendment of this Agreement; or

(c)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Bison Parties or any other person; or

(d)	any legal limitation, disability or other circumstance relating to the Bison Parties or any unenforceability or invalidity of any obligation of the Bison Parties under this agreement.

13	DIRECTORS

13.1	The Company or a member of the Group shall reimburse and pay to each Director, and the Bison Representative, any reasonable travelling, hotel or other out-of-pocket expenses which the Director (or Bison Representative) may incur in the performance of his duties (inclusive/exclusive of VAT if applicable) which shall be payable monthly in arrears.

13.2	The Company or a member of the Group shall take out and maintain in force a policy of insurance covering such matters and on such terms and conditions as the Lion Parties shall agree for each Director to serve on the board of directors or other similar governing body of any other member of the Group (each, a “Satellite Board”) for the duration of their appointment, on which each Director and each such individual shall be noted as a beneficiary.

13.3	Each Director shall be entitled to appoint any other Director to be his proxy in accordance with applicable provisions of the law of the Cayman Islands and a Director or any such proxy shall not be required to hold any share qualification, shall not be subject to retirement by rotation and shall not be removed except by the Shareholder appointing them.

13.4	Each Director and any proxy appointed pursuant to Clause 13.3 shall be entitled to disclose to any Shareholder appointing him such information concerning the Company and its business as he thinks fit without violating any contractual, fiduciary or other obligation. The provisions of Clause 18 shall apply to any such information that is Confidential Information.

13.5	The initial composition of the Board shall be as Hayley Tanguey and Rob Jones.

From the date of the initial composition of the Board:

13.5.1	For so long as the Bison Parties collectively own not less than ten per cent. (10%) of the total number of Ordinary Shares issued and outstanding (excluding for such purpose any dilution in such ownership resulting from issuances of New Shares) the Bison Parties between them shall be entitled to appoint one (1) Director (the “Bison Director”) and cause the removal and replacement of the Bison Director, provided that the Lion Parties may require (acting reasonably and in good faith) the Bison Parties to replace the Bison Director (or the Bison Representative as defined in Clause 13.5.4) with a person of whom the Lion Parties shall first approve, save that the Lion Parties shall not be entitled to require the removal of either William Carey or Christopher Biedermann as the Bison Director or the Bison Representative. At any time when the Bison Parties own less than ten per cent. (10%) of the total number of Ordinary Shares issued and outstanding (excluding for such purpose any dilution in such ownership resulting from issuances of New Shares pursuant to Clauses 3.1.1 to 3.1.6) they shall, at the request of the Lion Party, cause the Bison Director to resign.

13.5.2

For so long as the Bison Parties shall be entitled to appoint a Director to the Board of the Company, at the request of the Bison Director, the Lion Party and the Company will procure that the Bison Director, or such person as the Bison Director shall nominate, is in addition, appointed (and subsequently removed or replaced) to the Operating Board and to any committee of the Operating Board provided that the Lion Parties may require (acting reasonably and in good faith) the Bison Parties to replace the Bison Director (or Bison Representative) on the Operating Board with a person of whom the Lion Parties shall first approve save that the Lion Parties shall not be entitled to require the removal of either William Carey or Christopher Biederman as the Bison Parties’ appointee to the Operating Board. At any time when the Bison Parties own less than ten per cent. (10%) of the total number of Ordinary Shares issued and outstanding (excluding for such purpose any dilution in such ownership resulting from issuances of New Shares) they shall, at the request of the Lion Party, cause the Bison Director on the Operating Board to resign.

13.5.3	Subject to Clause 13.5.1 the Bison Director shall be entitled to appoint any person to be his alternate director, and such Bison Director or any such alternate director shall not be required to hold any share qualification, shall not be subject to retirement by rotation and shall not be removed except by the Bison Parties.

13.5.4	In addition to the rights provided in Clauses 13.5.1, 13.5.2 and 13.5.3, the Bison Parties shall be entitled to send a representative (the “Bison Representative”) to attend and speak at, but not to vote at, meetings of the Board of the Company and the Company will procure that such person as the Bison Parties shall nominate shall be entitled to attend and speak at, but not vote at, meetings of the Operating Board.

13.5.5	The Bison Director, his alternate director and any Bison Representative shall be entitled to disclose to any Shareholder such information concerning the Group as he thinks fit.

13.6	The Company agrees that:

13.6.1	a meeting of the Board shall be convened and held at least once every 12 months;

13.6.2	it will procure that a meeting of the Operating Board shall be convened and held at least once every three months; and

13.6.3	unless otherwise agreed between all the Directors, there shall be given to each of the Directors of the Company and the members of the Operating Board not less than five Business Days’ prior written notice of any meeting of the Board of the Company and of the Operating Board, as the case may be, and every such notice shall be accompanied by a written agenda specifying the business of such meeting and copies of all papers that shall be relevant for such meeting.

13.7	All matters to be determined at meetings of the Board and any committees thereof shall be determined by a majority of votes cast.

13.8	Each Director of the Company and any committee thereof shall be entitled to one vote and, in the case of an equality of votes, no person, including without limitation the Chairman of the Board, shall have a second or casting vote. A Director shall not be entitled to vote at any meeting of the Board, any Satellite Board or any committee thereof on any resolution concerning a matter in relation to which he has a conflict and he shall not be counted in the quorum in respect of any such meeting unless he first declares such conflict prior to the start of the meeting.

13.9	Any meeting of the Board or any committee thereof may consist of a conference call between Directors, some or all of whom are in different places provided that each Director who participates in the meeting is able:

13.9.1	to hear each of the other participating Directors addressing the meeting; and

13.9.2	if he so wishes, to address each of the other participating Directors simultaneously;

whether directly, by conference telephone or by any other form of communication equipment or by a combination of such methods. A meeting held in this way shall be deemed to take place at the place where the largest group of Directors is assembled or, if no such group is readily identifiable, at the place from where the Chairman of the meeting participates at the start of the meeting.

13.10	A resolution or other consent executed or approved in writing by all of the Directors who would have been entitled to vote thereon had the same been proposed at a meeting of the relevant Board which such Directors had attended shall be as valid and effective for all purposes as a resolution passed at a meeting of a Board duly convened and held and may consist of several documents in the like form, each signed by one or more of the Directors.

13.11	The Company will procure that Clauses 13.7 to 13.10 shall apply, mutatis mutandis, to any meetings of the Operating Board.

13.12	No Bison Director (or their alternate) or any Bison Representative shall participate in any Board discussion or meeting or receive any information in relation to:

13.12.1	any acquisition by the Company unless the Company is seeking the consent of the Bison Parties prior to an acquisition pursuant to Clause 11.1, in which case all information necessary for them to give consent shall be supplied to the Bison Parties and the Bison Director (or their alternate) or any Bison Representative shall be entitled to participate in, or receive any information in relation to, any Board meeting relating to the acquisition by the Company; or

13.12.2	any material disposal by the Company if a Bison Party is participating as a purchaser in the transaction, unless the consent of the Bison Parties is required for the disposal, in which case the participation of, and information supplied to, the Bison Parties shall be the minimum necessary to enable the Bison Parties to give consent and no Bison Director (or their alternate) or Bison Representative shall participate in any Board decision relating to the disposal.

14	ACCESS TO INFORMATION AND ACCOUNTS

14.1	The Company shall provide or shall procure are provided to the Shareholders, at their request, the following information with respect to the Operating Group, but in the case of the Bison Parties only if the Bison Parties own not less than either ten percent (10%) of the total number of Ordinary Shares issued and outstanding (excluding for such purpose any dilution in such ownership resulting from issuances of New Shares) or $51,750,000 of the Notes:

14.1.1	monthly management accounts, if and when provided to the Operating Board, in the form provided to the Operating Board, as soon as practicable, and in any event no later than 10 Business Days after their receipt by the Lion Parties;

14.1.2	quarterly unaudited consolidated financial statements, as soon as practicable, and in any event not later than 10 days after their receipt by the Lion Parties;

14.1.3	yearly, audited IFRS compliant information (including, without limitation, audited annual accounts) 10 days after its receipt by the Lion Parties, and in any event within 150 days of the financial year end;

14.1.4	within 30 days of the calendar year end, the Company’s good faith estimate of the full year’s consolidated profit and loss statement or, in the event that consolidated estimated results are not available, results for material subsidiaries of the Operating Group;

14.1.5	the opportunity, at or around each quarter end, for the auditors of the Parent to meet with the chief financial officer of the Operating Group and gain such access to the financial records of the Operating Group as may be reasonably required for the Parent to fulfil its statutory financial reporting obligations, it being understood that any costs associated with such access shall be paid by the Parent and that such access shall only be granted to the extent it does not materially interfere with the day to day operations of the Operating Group;

14.1.6	within 20 days of each quarter-end which is not also a calendar year, the Company’s good faith estimate of the quarter’s consolidated profit and loss statement or, in the event that consolidated estimated results are not available, results for material subsidiaries of the Operating Group;

14.1.7	written materials provided to the Operating Board (including committees appointed by the Operating Board) for any regular or special meetings or for purposes of obtaining written consent in lieu of a meeting; and

14.1.8	the annual budget and business plan (no later than the earlier to occur of (a) three months following the start of each Financial Year and (b) 10 days after their receipt by the Lion Parties) and any material amendments thereto,

(collectively the “Investor Information”).

14.2	The delivery of Investor Information to the Bison Director (or any proxy thereof) or to the Bison Representative shall be deemed to satisfy the obligations of the Company under Clause 13.1 above.

14.3	The Company shall provide or shall procure is provided to the Bison Parties, and to the other Shareholders, at their request, the unaudited consolidated opening balance sheet for the Operating Group (as of the date of the Closing) as soon as available but not later than 120 days after the Closing.

14.4	Notwithstanding the satisfaction by the Bison Parties of the requirements of Clause 14.1 above, the Bison Parties shall: (i) not be entitled to receive any Investor Information (except to the minimum extent required by law, and pursuant to Clauses 14.1.2 and 14.1.3 above); and (ii) resign from the board of directors of any Group member to which a Bison Party nominee has been appointed, if a Bison Party or any of its Affiliates directly or indirectly acquires Control of any entities, assets or businesses in Russia or the Ukraine which, cumulatively from the date of Closing, have an enterprise value of more than US$ 50 million and are, in the reasonable opinion of the Lion Parties, direct competitors of the Group in the production and/or distribution of vodka, brandy or long drinks, save in respect of those transactions of which the Lion Parties are aware which, at Closing, have signed but not closed.

15	ADVISORY AGREEMENTS

The Advisory Agreements will provide for a Group Company to pay to Lion Capital LLP, Lion Capital (Guernsey) Limited, or any of their Affiliates a transaction fee in relation to the acquisition of the Group and any subsequent acquisitions of 1.5% of the enterprise value (or equivalent) of the assets acquired, and to pay monitoring and oversight fees capped at 1.25% of budgeted EBITDA in relation to the relevant financial period (plus, in each case, its out-of-pocket costs and expenses and any applicable VAT). For the avoidance of doubt, the fees payable under the Advisory Agreement shall not apply to the transfers of shares contemplated by the Put Option, the Call Option, or the exchange of securities contemplated by the provisions of the Loan Note Instrument.

16	NON-SOLICITATION

16.1	For so long as any Lion Party is a Party to this Agreement and for a period of two years from the date that no Lion Party is a Party to this Agreement (the “Cessation Date”), no Lion Party will, on its own account or on account of another Lion Party, entice or attempt to entice away from a Group member or employ or attempt to employ any person who, in the period between the date of this Agreement and the Cessation Date, was an officer or an employee of a Group member, or an employee of a Bison Party, and was engaged in managerial work.

16.2	For so long as any Bison Party is a Party to this Agreement and for a period of two years from the date that no Bison Party is a Party to this Agreement (the “Cessation Date”), no Bison Party will, on its own account or on account of another Bison Party, entice or attempt to entice away from a Group member or employ or attempt to employ any person who, in the period between the date of this Agreement and the Cessation Date, was an officer or an employee of a Group member, or an employee of a Lion Party, and in the case of the Group, was engaged in managerial work.

17	WARRANTIES

Each of the Parties warrants as of the date of this Agreement and as at Closing to the other Parties that it is properly incorporated or formed under the relevant law of its jurisdiction and has full power and authority without requiring the consent of any other person, and has taken all necessary actions, to enter into and exercise its rights and perform its obligations under this Agreement and all other documents to be executed by them at Closing in connection with the Agreement. This Agreement and all other documents to be executed by the Parties will, when executed, constitute lawful, valid and binding obligations of the Parties (as the case may be) in accordance with their respective terms.

18	CONFIDENTIALITY AND CONTACT RESTRICTIONS

18.1	Subject to Clauses 18.2, 18.3 and 18.5 below, each Shareholder undertakes and covenants with the Company that:

18.1.1	it shall use any Confidential Information acquired by it solely in accordance with its performance of this Agreement and in particular, but without prejudice to the generality of the foregoing, not make any commercial use thereof or use the same for the benefit of itself or of any third party other than pursuant to this Agreement;

18.1.2	it shall not disclose the Confidential Information to any person other than those of its employees, directors or advisers who need to know the Confidential Information for the purposes of the Agreement or the business (a “Recipient”) and shall procure that each Recipient is made aware of and complies with its obligations of confidentiality under this Agreement as if the Recipient was a Party to this Agreement.

18.2	The provisions of Clause 18.1 shall not apply to the disclosure of any Confidential Information by any Party:

18.2.1	in the course of consultations with the Auditors, other professional advisers, lenders and proposed lenders and with any other Shareholder;

18.2.2	for the purposes of facilitating an Exit to any proposed purchaser, underwriter, sponsor or broker; and/or

18.2.3	in respect of any Shareholder to a third party in relation to a potential Transfer of their Shares provided such third party is not in any way connected with (whether as investor, owner, employee, director, officer, consultant or otherwise) the business of manufacturing and/or wholesaling distribution of vodka and/or long drinks beverages;

in each case so long as the disclosing Party (i) uses reasonable endeavours to procure that any such recipient enters into an appropriate legally-binding confidentiality undertaking (such confidentiality undertaking expressly stating that the Company and the other Shareholders shall be entitled to enforce it) and (ii) keeps the Board informed of any disclosures made pursuant to this Clause 18.2 and provides reasonable advance notice of the matters and information to be disclosed in order to provide the Board with an opportunity to voice its reasonable objections to any such disclosure.

18.3	The provisions of this Clause 18 shall not apply to the disclosure of any Confidential Information by any Party:

18.3.1	which now or hereafter comes into the public domain otherwise than as a result of a breach of such undertaking of confidentiality;

18.3.2	which is required by law to be disclosed to any person who is authorised by law to receive the same;

18.3.3	which is required to be disclosed in accordance with the terms of the principal finance documents relating to the Group;

18.3.4	which is required to be disclosed by the regulations of any recognised investment exchange upon which the share capital of the disclosing Party is or is proposed to be from time to time listed or dealt in;

18.3.5	to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing Party is a party in a case where such disclosure is required by such proceedings;

18.3.6	to any professional advisers to the disclosing Party who are bound to the disclosing Party by a duty of confidence which applies to any information disclosed;

18.3.7	to any third party in connection with negotiations for an Exit, where, prior to any such disclosure, such Party is bound to any member of the Group or the relevant Party (in a form reasonably satisfactory to the Principal Shareholders) by a confidentiality agreement to maintain confidentiality of such information;

18.3.8	to the other Parties to this Agreement; or

18.3.9	pursuant to the terms of this Agreement.

18.4	Notwithstanding the foregoing provisions, the Lion Parties shall be entitled to make such disclosure to their partners, trustees, shareholders, unit holders and other participants in relation to the business affairs and financial position of the Company as they may in their reasonable discretion see fit.

18.5	In the case of disclosure pursuant to Clauses 18.3.2 to 18.3.9 (inclusive) such disclosing Party shall, save where giving notice to other Parties is prohibited by law, give as much notice to the Company and the principal Shareholders of such disclosure as is practicable and shall take into account the reasonable requests of the principal Shareholders in relation to the contents of such disclosures.

19	DEEDS OF ADHERENCE

19.1	Subject to the provisions of Clause 19.2, no Transfer or allotment of any Shares shall be made unless the transferee or allottee shall have first executed a Deed of Adherence and such Deed shall have been delivered to the Company at its registered office and to the Shareholders.

19.2	No Deed of Adherence need be executed:

19.2.1	if the transferee or allottee, as the case may be, is already a Party to this Agreement (in the same capacity as that in which the transferor is a Party in respect of the Shares in question); or

19.2.2	if the Board obtains the consent of the Lion Party to the waiver of the need for a Deed of Adherence.

19.3	Each Party acknowledges and agrees that, upon the transferee or allottee duly executing the Deed of Adherence, such person shall become a Party to this Agreement in accordance with the terms of the Deed of Adherence.

20	TERMINATION

20.1	Save as provided for in Clause 20.2 below, this Agreement shall terminate (as between the Parties hereto) and be of no further force or effect upon the earlier of the following:

20.1.1	the Bison Parties ceasing to hold any Ordinary Shares;

20.1.2	an IPO or a Sale;

20.1.3	the written agreement of the Parties; or

20.1.4	the Company going into liquidation whether voluntary or compulsory (other than for the purpose of an amalgamation or reconstruction approved by all the Shareholders).

20.2	On termination of this Agreement, Clauses 14, 17 to 20, and 31 to 33 shall survive and continue in full force and effect but all other rights and obligations of the Shareholders shall cease immediately. Termination does not affect the Shareholders’ accrued rights and obligations as at termination.

20.3	If this Agreement is terminated under Clause 20.1.1 above, Clauses 8, 9 and 12 shall survive and continue in full force and effect save that the obligations under Clause 12 shall survive and continue in only relation to the obligations of the Bison Parties under Clauses 8 and 9, in addition to those other Clauses surviving termination under Clause 20.2.

20.4	If any one Shareholder ceases to hold any Shares in accordance with the terms of this Agreement, this Agreement shall cease to apply to such Shareholder from the date it ceases to hold such securities but without prejudice to any rights, obligations or liabilities which may have accrued prior to the date on which such Shareholder ceased to hold any such securities.

20.5	Termination of this Agreement shall not affect the terms of any agreement entered into between the Shareholders, or any successor of either of them holding Shares which replaces this Agreement.

21	ANNOUNCEMENTS

21.1	Subject to Clause 21.2 no Party shall, save with the consent of the Lion Parties, make any public announcement or press release concerning or otherwise disclose or divulge any information concerning the Shareholders’ involvement with or interest in the Group nor regarding (without limitation) the existence, subject matter or any of the terms set out in this Agreement or any ancillary agreement, nor regarding any matter ancillary thereto, including the Acquisition and any related transactions.

21.2	This Clause 21 shall not apply to any announcement, public statement or circular required by law, a recognised investment exchange or a regulatory or governmental body to which the Company or any such Party is subject, including the rules of a recognised investment exchange, in which case the Party concerned shall, subject to the requirements of applicable law, use reasonable efforts to consult with the Lion Parties and the Company concerning the timing and content of such announcement before making the announcement or statement and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement or statement.

22	TAX AND VCOC

22.1	For the purposes of this Clause 22.1, “Code” means the United States Internal Revenue Code of 1986, as amended, and any statute successor thereto.

Certain Tax Matters

22.1.1	Tax Elections The Lion Parties shall have the sole authority to cause the Company and its direct and indirect subsidiaries to make, or to refrain from making, all tax (and accounting) elections, including, without limitation, elections to “check the box” as to tax characterization of an entity for U.S. tax purposes, and elections under section 338 of the Code.

22.1.2	The Company, if it is an association taxable as a corporation under the Code shall use its commercially reasonable efforts to maintain such information as shall be necessary to determine whether the Company or any of its Subsidiaries is a “passive foreign investment company,” a “controlled foreign corporation” or a corporation having a similar status under the Code, and, if the Company determines that it is in such a foregoing category, to furnish to any Shareholders as reasonable requested from time to time such information as shall be necessary to enable such Shareholder (or any of its owners) to comply with its tax reporting obligations in connection with its investment in the Company. Any costs incurred by the Company as a result of compliance with this clause 22.1.2 shall be borne by the Shareholder making such requests for such information, as determined by the Company in its sole discretion, and by any other Shareholders that may be resident for tax purposes in the US in proportion to their Shares owned (where the calculation shall not take into account any Shares owned by the Shareholders to which this clause 22.1.2 has no effect.)

22.1.3	The Lion Parties intend that the Company shall be treated as a corporation for US tax purposes.

22.1.4	If the Company is an association taxable as a corporation under the Code, the Shareholders shall, if requested by the Lion Parties, cause an election under section 338(g) of the Code to be made to the extent permitted by law to treat the purchase of the business under the SPA or any other business (if such purchase is eligible for an election under section 338(g) of the Code) as a purchase of the target group’s assets in accordance with section 338 of the Code. The Tax Matters Person shall prepare an allocation of the Purchase Price in accordance with the rules under section 338 of the Code and the Treasury Regulations promulgated thereunder. The US Shareholders agree to use the agreed-upon allocations for purposes of all relevant US tax returns or filings, including any forms or reports required to be filed pursuant to section 338 of the Code, the Treasury Regulations promulgated thereunder or any provisions of US federal, state or local law (“338 Forms”), and to cooperate in the preparation of any 338 Forms and to file such 338 Forms in the manner required by applicable law.

22.1.5	To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Shareholder (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of any Shareholder shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Shareholder or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Shareholder. If a distribution to a Shareholder is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Shareholder shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Except as otherwise provided in the last sentence of Clause 22.1.2, each Shareholder hereby agrees to indemnify and hold harmless the Company and the other Shareholders from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such other Shareholder.

22.2	Certain VCOC Matters

22.2.1	For so long as any Lion Party seeks to qualify as a VCOC Shareholder (as the term is defined in Clause 22.2.2 below), such Party shall be entitled individually to nominate at least one of the persons to the Board to be nominated by that Lion Party. The Parties acknowledge that, on the date hereof, the Initial Lion Party is a VCOC Shareholder.

22.2.2	The Company hereby agrees that for so long as any Shareholder or one of its Affiliates is a “venture capital operating company” (such Shareholder or Affiliate, a “VCOC Shareholder”), as defined in the regulations promulgated under the United States Employee Retirement Income Security Act of 1974, as amended, by the United States Department of Labor (the “Plan Asset Regulations”), and such VCOC Shareholder continues to hold, directly or indirectly, any Shares (or other securities of the Company into which such Shares may be converted or for which such Shares may be exchanged), without limitation on, or prejudice to, any of the other rights provided to the VCOC Shareholder under this Agreement or applicable law, the Company shall provide to such VCOC Shareholder or its designated representative:

(a)

such information and consultation rights and other assistance as such VCOC Shareholder may require to preserve its direct or indirect interest in the Company qualifying as a “Venture Capital Investment” (within the meaning of the Plan Asset Regulations) and, in connection with an Exit, such distribution of securities held directly or indirectly by the VCOC Shareholder or such other reasonable assistance such as to enable such Shareholder, in its discretion, to elect to commence its “distribution period” (within the meaning of the Plan Asset Regulations) or otherwise preserve its qualification as a “venture capital operating company” within the meaning of the Plan Asset Regulations, and the Parties will agree to such amendments to this Agreement as may be required by a VCOC Shareholder to preserve such qualification or permit such election or otherwise, provided that no such amendment would result in a material adverse effect on the operations or business of the Group, taken as a whole, or on the financial, legal or tax position of any other Shareholder;

(b)	prior notice of all material corporate actions (unless any such action is required to be disclosed to the general public, in which case, such VCOC Shareholder shall be deemed to have received notice pursuant to such disclosure) and the right to consult with the Company and members of the Group with respect to such actions; provided that the Company may provide such notice to the applicable designated representative of such VCOC Shareholder, which in turn shall be responsible forwarding such notice to the VCOC Shareholder the right to visit and inspect any of the offices and properties of the Group and inspect and copy the books and records of the members of the Group, at such times as the VCOC Shareholder or its designated representative shall reasonably request;

(c)	copies of the information provided to each Shareholder under Clause 14; and

(d)	the right to consult with appropriate officers and directors of the Company and each member of the Group periodically and at such times as reasonably requested by the VCOC Shareholder with respect to matters relating to the business, finances, accounts and affairs of the Company and the members of the Group. Any costs incurred by the Company as a result of compliance with this Clause 22.2 shall be borne by the Shareholder making such requests for such information.

22.2.3	The Company agrees to consider, in good faith, the recommendations of the VCOC Shareholder or its designated representative in connection with the matters on which it is consulted as described above, recognising that the ultimate discretion with respect to all such matters shall be retained by the Company.

23	ASSIGNMENT AND SUB-CONTRACTING

No Party shall be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement in whole or in part without the prior written consent of the Lion Parties otherwise than pursuant to a Transfer in accordance in all respects with the provisions and requirements of this Agreement and the Articles.

24	EXCLUSION OF AGENCY, PARTNERSHIP OR JOINT VENTURE

Nothing in this Agreement or any arrangement contemplated by it shall be construed as establishing or implying any partnership between the Parties, and nothing in this Agreement shall be deemed to constitute either of the Parties as the agent of any other or to authorise any Party to hold itself out as agent or to bind, contract in the name of or to create a liability for any other in any way or for any purpose.

25	CAPACITY

Each Party represents to each other Party that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement (and any other agreement or arrangement to be entered into by it in connection with this Agreement), that the obligations expressed to be assumed by it under this Agreement and each such other agreement are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

25.1.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

25.1.2	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

26	FURTHER ASSURANCE, CONFLICT AND COMPLIANCE WITH ARTICLES, MODIFICATIONS TO ACCOMMODATE THE PARTIES’ TAX EFFICIENCY

26.1	Each Party shall, now or as required at any time in the future, do, or procure the doing by a third party of, so far as may be reasonably within its power and as may be reasonably requested of it, all acts and/or execute or procure the execution of all documents in a form satisfactory to the other Parties as is or are required to give full effect to this Agreement and the other Transaction Documents and the transactions intended to be effected hereby and thereby and shall further (if necessary), so far as may be within its power, procure any required amendment to the Articles.

26.2	If there is any conflict or inconsistency between the provisions of this Agreement and the Articles, (i) this Agreement shall prevail, although nothing in this Agreement shall constitute an amendment of the Articles and (ii) the Shareholders shall take all lawful actions necessary to amend the Articles in order to implement the terms of this Agreement, and in any event, shall act in accordance with this Agreement.

26.3	The Company undertakes to each of the Shareholders that it shall, and shall procure that each Group Company and their respective directors, officers and employees shall, comply with all applicable anti-bribery and anti-corruption laws and regulations. Without prejudice to the generality of the foregoing, the Company shall, and shall procure that each Group Company and their respective directors, officers and employees shall, refrain from taking any action that would result in a violation by any direct or indirect investor in the Company of the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws which apply to it by virtue of such investor’s direct or indirect investment in the Company.

26.4

Without limiting the generality of the preceding clause, the Company undertakes to each of the Shareholders that it shall, and shall procure that each Group Company and their respective directors, officers and employees shall, refrain from offering, promising to pay, or authorising the payment of any money, or offering, giving, promising to give, or authorising the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or for any public international organisation, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

26.4.1	influencing any act or decision of such Government Official in his official capacity;

26.4.2	inducing such Government Official to do or omit to do any act in violation of his lawful duty;

26.4.3	securing any improper advantage;

26.4.4	inducing such Government Official to influence or affect any act or decision of any entity or enterprise owned or controlled by a government; or

26.4.5	assisting the Company or any Group Company in obtaining or retaining business for or with, or directing business to the Company or any Group Company.

27	ENTIRE AGREEMENT

This Agreement, and the documents referred to in it in agreed form together constitute the entire agreement and understanding of the Parties in relation to the matters the subject thereto and supersede any previous agreement between the Parties (whether written or oral) in relation to all or any of such matters and without prejudice to the generality of the foregoing, excludes any representation, warranty, condition or other undertaking implied at law or by custom other than where expressly contained in this Agreement, provided that nothing in this Clause shall exclude a Party from liability for fraudulent misrepresentation.

28	VARIATION

28.1	Subject to Clause 28.2, any variation of this Agreement must be in a written document and signed by each of the Shareholders or a duly authorised officer or representative of each of the Shareholders and where any such document exists and is so signed such Party shall not allege that the same is not binding by virtue of an absence of consideration.

28.2	If any Party ceases to hold Shares then, as from the date of such cessation and irrespective of whether the consent of such party would have been required pursuant to Clause 28.1, this Agreement may be varied without reference to or the need for signature of any relevant document by that Party, provided that (for the avoidance of doubt) such variation shall not give rise to any new or increased liability of that Party.

29	WAIVER

29.1	A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such or other rights or remedies nor shall operate so as to bar the exercise or enforcement thereof. No single or partial exercise of any right or remedy under this Agreement shall prevent further or other exercise of such or other rights or remedies.

29.2	No waiver by any Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such Party.

29.3	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

30	ILLEGALITY AND SEVERANCE

30.1	The provisions contained in each Clause of this Agreement shall be enforceable independently of the others and the invalidity of any one provision shall not affect the validity of the others.

30.2	If a provision of this Agreement is, or but for this Clause would be, held to be illegal, invalid or unenforceable, in whole or in part, in the jurisdiction to which it pertains but would be legal, valid and enforceable if part of the provision was deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable in that jurisdiction, and any such illegality, invalidity or unenforceability in any jurisdiction shall not invalidate or render invalid or unenforceable such provisions in any other jurisdiction.

30.3	If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part and Clause 30.2 cannot be used to make it legal, valid and enforceable, a Shareholder may require the other Shareholders to enter into a new agreement or deed under which that Shareholders undertakes in the terms of the original provision, but subject to such amendments as the first Shareholders specifies in order to make the provision legal, valid and enforceable. No Shareholders will be obliged to enter into a new agreement or deed that would increase its liability beyond that contained in this Agreement, had all its provisions been legal, valid and enforceable.

31	RIGHTS OF THIRD PARTIES AND NO RECOURSE

31.1	A Party who is not a Party to this Agreement or who does not execute a Deed of Adherence in accordance with this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from such Act.

31.2	Accordingly, this Agreement shall be binding upon and enure solely for the benefit of the Parties hereto and any person who executes a Deed of Adherence in accordance with this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

31.3	Only the Parties that are signatories hereto shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future representative of any Shareholder or any current or future direct or indirect shareholder, member, general or limited partner or other beneficial owner of any Shareholder or any of their respective representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such person for any obligation of any Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

32	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each Party has executed at least one part or counterpart.

33	NOTICES

33.1	Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the Party due to receive it at the address or fax numbers set out in Clause 33.2 and shall be deemed to have been delivered in accordance with Clause 33.3.

33.2	The Parties’ addresses and fax numbers for the purposes of this Agreement are:

33.2.1	In the case of the Lion Parties:

Lion Capital LLP

21 Grosvenor Place

London SW1X 7HF

United Kingdom

For the attention of: Javier Ferrán/James Cocker

Fax number: +44 20 7201 2222

with a courtesy copy to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

United Kingdom

For the attention of Michael Francies

Fax number: +44 20 7903 0990

33.2.2	In the case of Bison or any Bison Party:

CEDC Warsaw,

ul. Bobrowiecka 6

02-728 Warszawa

Poland

For the attention of: Bill Carey

Fax number: +48 22 455 1810/

  +1 941 330 9617

with a copy to:

Dewey & Le Boeuf

No.1 Minster Court

Mincing Lane

London

EC3R 7YL

For the attention of: Steve Horvath

Fax number: +44 20 7444 7498

33.2.3	In the case of the Company:

Lion/Rally Cayman 2

c/o Lion Capital LLP

21 Grosvenor Place

London SW1X 7HF

United England

For the attention of: Javier Ferrán/James Cocker

Fax number: +44 20 7201 2222

with a courtesy copy to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

United Kingdom

For the attention of Michael Francies

Fax number: +44 20 7903 0990

or such other address or fax number as the relevant Party notifies to the other Parties, which change of address shall only take effect if delivered and received in accordance Clause 30.3.

33.3	A notice so addressed shall be deemed to have been received:

33.3.1	if personally delivered, at the time of delivery;

33.3.2	if sent by pre-paid, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;

33.3.3	if sent by registered air-mail, five Business Days after the date of posting to the relevant address; or

33.3.4	if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice or communication is received after the end of normal working hours (and “normal working hours” shall be deemed to be 8.30 am and 5.30 pm on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.

34	EFFECT OF COMPLETION

34.1	Except to the extent that they have been performed and except where this Agreement provides otherwise, the warranties, representations, indemnities and obligations contained in this Agreement remain in force after Closing and Closing shall not in any way constitute a waiver of any Shareholders’ rights hereunder.

35	JURISDICTION

The Courts of England have non-exclusive jurisdiction to settle any claim, dispute or matter or difference which may arise out of or in connection with this Agreement (including, without limitation, claims for set-off or counterclaim) or the legal relationships established by this Agreement.

36	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, English law.

SCHEDULE 1

SHARE SUBSCRIPTION AMOUNTS

Name, address, fax number of authorised recipient of shareholder	Number of A Ordinary Shares to be issued on completion	Number of B Ordinary Shares to be issued on completion	Number of Preference Shares to be issued on completion	Total Investment ($)
Lion/Rally Cayman 1 L.P.	201,000,000	—	—	201,000,000
Carey Agri International – Poland SP. Z O.O	—	181,500,000	—	181,500,000
Lion/Rally Carry Eng 1 L.P.	—	—	100	100
Total	201,000,000	181,500,000	100	382,500,100

SCHEDULE 2

DEED OF ADHERENCE

DEED OF ADHERENCE dated — made by — (the “Adhering Party”) in favour of the persons whose names are set out in the schedule to this deed.

RECITALS

(A)	This deed is supplemental to the Shareholders’ Agreement dated [—] made between LION/RALLY CAYMAN 1 L.P., CAREY AGRI INTERNATIONAL – POLAND SP. Z O.O, LION/RALLY CARRY ENG 1 L.P., LION/RALLY CAYMAN 2 and CENTRAL EUROPEAN DISTRIBUTION CORPORATION (the “Shareholders Agreement”).

(B)	[Name of transferring Shareholder] has agreed to transfer [a portion] [all] of its Shares to the Adhering Party and this deed is entered into pursuant to Clause 19 of the Shareholders’ Agreement.

1	REPRESENTATIONS AND WARRANTIES

The Adhering Party represents to each Existing Party that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Deed of Adherence and the Shareholders’ Agreement (and any other agreement or arrangement to be entered into by it in connection thereto), that the obligations expressed to be assumed by it under this Deed of Adherence and the Shareholders’ Agreement and each such other agreement are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Deed of Adherence and each such other agreement and arrangement, including but not limited to the Shareholders’ Agreement, will not:

(a)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

(b)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

2	OPERATIVE PROVISIONS:

The Adhering Party confirms that it has been given and read a copy of the Shareholders’ Agreement and covenants with each person named in the schedule to this deed (and any persons to whom the persons named in Schedule 1 of the Shareholders’ Agreement may have transferred shares in the Company in accordance with the terms of the Shareholders’ Agreement prior to the date of this deed) to perform and be bound by all the terms of the Shareholders’ Agreement as if the Adhering Party were [capacity in which the party is to adhere to be inserted] for the purposes of the Shareholders Agreement;

3	Unless the context requires otherwise, words and expressions defined in the Shareholders’ Agreement shall have the same meaning when used in this deed.

4	This deed is governed by English law.

DULY EXECUTED AND DELIVERED AS A DEED ON THE DATE STATED ABOVE [ADHERING PARTY] [Appropriate deed execution clause]

by:
Acknowledged and Accepted:

[COMPANY]

by:

SCHEDULE 3

LUXCO1 SHAREHOLDERS’ AGREEMENT

DATED [            ] 2008

SHAREHOLDERS’ AGREEMENT

between

[LION/RALLY CAYMAN 2]

and

[SELLER’S INVESTMENT VEHICLES 1, 2, 3, 4 and 5]

and

[LION/RALLY LUX 1 S.A.]

and

[LION CAPITAL (GUERNSEY) II LIMITED]

		Page
1	DEFINITIONS	59

2	SALE AND PURCHASE OF SECURITIES	66

3	ADVISORY AGREEMENTS	67

4	NEW ISSUES	68

5	RESTRICTIONS ON DEALINGS WITH SECURITIES	69

6	PUT OPTION	77

7	COMPLETION OF TRANSFERS	78

8	EXIT	79

9	DIRECTORS	83

10	ACCESS TO INFORMATION AND ACCOUNTS	85

11	WARRANTIES	85

12	CONFIDENTIALITY AND CONTACT RESTRICTIONS	86

13	DEEDS OF ADHERENCE	87

14	TERMINATION	88

15	ANNOUNCEMENTS	88

16	TAX AND VCOC	88

17	COMPLIANCE	91

18	ASSIGNMENT AND SUB-CONTRACTING	92

19	EXCLUSION OF AGENCY, PARTNERSHIP OR JOINT VENTURE	92

20	FURTHER ASSURANCE, CONFLICT AND COMPLIANCE WITH ARTICLES, MODIFICATIONS TO ACCOMMODATE THE PARTIES’ TAX EFFICIENCY	92

21	ENTIRE AGREEMENT	93

22	VARIATION	93

23	WAIVER	93

24	ILLEGALITY AND SEVERANCE	94

25	RIGHTS OF THIRD PARTIES AND NO RECOURSE	94

26	COUNTERPARTS	94

27	NOTICES	95

28	SELLER PARTIES’ REPRESENTATIVE	96

29	EFFECT OF COMPLETION	96

30	ARBITRATION	96

31	GOVERNING LAW	97

i

ii

THIS AGREEMENT is made on [            ] between the following Parties:

(1)	[LION/RALLY CAYMAN 2] [details] (the “Initial Lion Party”);

(2)	[SELLER’S INVESTMENT VEHICLE 1] [details];

(3)	[SELLER’S INVESTMENT VEHICLE 2] [details];

(4)	[SELLER’S INVESTMENT VEHICLE 3] [details];

(5)	[SELLER’S INVESTMENT VEHICLE 4] [details];

(6)	[SELLER’S INVESTMENT VEHICLE 5] [details] and

[Parties (2), (3), (4), (5) and (6) each being an “Initial Seller Party” and together being the “Initial Seller Parties”).]

(7)	[LION/RALLY LUX 1 S.A. ] [details] (the “Company”); and

(8)	[LION CAPITAL (GUERNSEY) II LIMITED] [details] (the “Lion Bridging Party”).

RECITALS

(A)	The Company was incorporated on [—] under the laws of Luxembourg as a société anonyme (public limited liability company) specifically for the purpose of the acquisition of 100% of the Russian Alcohol group pursuant to the SPA.

(B)	Since its incorporation, the Company has not traded or undertaken any business activities of any sort and no Shareholder nor Board resolutions of the Company have been passed save as required pursuant to the Transaction Documents.

(C)	The Initial Lion Party and the Lion Bridging Party will, immediately prior to completion of the Sale and Purchase Agreement, have subscribed for A Redeemable Shares and CPECs in the Company and these will comprise the only issued or agreed to be issued securities of the Company.

(D)	At Closing, the Lion Bridging Party will sell to the Initial Seller Parties and the Initial Seller Parties will so purchase from the Lion Bridging Party the Initial Seller Party Securities then held by the Lion Bridging Party for the price paid for such securities by the Lion Bridging Party.

(E)	The Initial Lion Party, the Initial Seller Parties and the Company have agreed to make provision for the management and administration of the affairs of the Company on the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS

1.1	In this Agreement (including the Recitals), except where the context otherwise requires, the following words and expressions shall have the following meanings:

“A Redeemable Shares”	means the A Redeemable Shares with a nominal value of US$[•] each in the capital of the Company;

“Advisory Agreements”	means (i) the Monitoring and Oversight Agreement and (ii) the Corporate Finance Advisory Agreement, each to be entered into on or prior to Closing between a Group Company and a Lion Party (or any one or more of its designated Affiliates or any one or more of the Affiliates of any shareholder in a Lion Party), as each may be amended from time to time;

“Affiliate”	means, with respect to any person, another person Controlled directly or indirectly by such first person, Controlling directly or indirectly such first person or directly or indirectly under the same Control as such first person, and “Affiliated” shall have a meaning correlative to the foregoing;

“Articles”	means the articles of association of the Company, as the same may be amended or replaced by any successor articles of association from time to time;

“Auditors”	means the external, independent auditors from time to time of the Company;

“Board”	means the board of Directors of the Company as constituted from time to time;

“Business Day”	means a day (other than a Saturday, a Sunday or a public holiday) on which banks in London, New York, Luxembourg, Cyprus and Moscow are normally open for the conduct of general banking business;

“Competing Business”	has the meaning given to it in the SPA;

“Closing”	has the meaning given to it in the SPA;

“Confidential Information”	means all and any information (written, oral or electronic) (a) concerning the business, finances, assets or affairs of the Group; (b) relating to the Group’s processes, plans, intentions, product information, know-how, designs, trade secrets, software, market opportunities and customers, or in relation to any third party for which any member of the Group is responsible or in respect of which any member of the Group has an obligation not to disclose; (c) relating to any Shareholder or Permitted Transferee or any shareholder in any such person or any of their respective Affiliates; and (d) relating to the contents of this Agreement or any other Transaction Document (or any agreement or arrangement entered into pursuant to or any transaction contemplated by this Agreement or any other Transaction Document);

“Consideration”	has the meaning given in Clause 2.1 of this Agreement;

“Control”	means with respect to a person (other than an individual) (a) ownership of more than 50% of the voting securities of such person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such person or (c) the right to manage, or direct the management of, on a discretionary basis the business, affairs and/or assets of such person, and for the avoidance of doubt, a general partner is deemed to Control a limited partnership (and the terms “Controlling” and “Controlled” shall have meanings correlative to all of the foregoing);

“CPEC Instrument”	means the instrument to be entered into by the Company constituting the CPECs substantially in the form attached hereto as Schedule 1;

“CPECs”	means (i) the convertible preferred equity certificates of the Company with a nominal value of US$ [•] each, constituted by the CPEC Instrument; and (ii) any new convertible preferred equity certificates of the Company issued from time to time on the same, or substantially the same terms as those issued pursuant to the CPEC Instrument;

“Corporate Finance Advisory Agreement”	[•];

“Deed of Adherence”	means a deed of adherence to this Agreement in the same or substantially similar form to the agreed form attached as Schedule 2;

“Encumbrance”	means any mortgage, charge, pledge, lien, option, restriction, third party right or interest, other interest or security interest of any kind;

“Exit”	means a Sale or an IPO;

“Finance Documents”

(a)     [a senior term and multicurrency revolving credit facilities agreement of up to US$ [•] million made between, inter alios, the Borrower (as defined therein) [•] and [•] as mandated lead arrangers and [•] and [•] as underwriters and various lenders listed therein; and

(b)     a mezzanine facility agreement of up to US$ [•] million made between, inter alios, the Borrowers (as defined therein) [•] as mandated lead arranger and [•] as underwriter and various lenders listed therein;]

“Financial Year”	means a twelve month financial period of the Company ending on 31 December, or such other date as may be adopted by a resolution of the Shareholders at a general meeting of Shareholders to be the end of the financial year of the Company;

“Group”	means the Company and its Subsidiaries from time to time and any Holding Company of the Company which is incorporated for the purposes of planning for an Exit and in which the share capital structure of the Company is replicated in all material respects (and for so long as such Holding Company is a Holding Company of the Company, any Subsidiary of such Holding Company from time to time) and “member of the Group” and “Group Company” shall be construed accordingly; for the avoidance of doubt, no Shareholder nor any of their respective Affiliates (other than the Company and the Subsidiaries of the Company) shall be a member of the Group for the purposes of this Agreement;

“Holding Company”	has the meaning given in the definition of “Subsidiary”;

“Individual”	means a natural person;

“Initial Seller Party Securities”	means the [500,000 A Redeemable Shares] and [49,500,000 CPECs] in the Company to be transferred from the Lion Bridging Party to the Initial Seller Parties;

“IPO”	means an initial Public Offering;

“LIBOR”	means, in relation to any amount, the applicable screen rate as at 11.00 a.m. on the relevant calculation date for the offering of deposits of that amount in US dollars for a three-month period and the “screen rate” means The British Bankers’ Association Interest Settlement Rate for US dollars for the period displayed on the appropriate page of the Telerate Screen;

“Lion Capital Funds”	Lion Capital Fund I and Lion Capital Fund II and their respective parallel partnerships;

“Lion Capital Management Entity”	Lion Capital LLP, Lion Capital General Partner LLP, Lion Capital General Partner II LLP, Lion Capital Carry LP, Lion Capital Carry II LP and Lion/Latimer GP II (Guernsey) Limited;

“Lion Parties”	means the Initial Lion Party and, upon completion of any Transfer of Shares and CPECs by the Initial Lion Party or a Permitted Transferee thereof to a Permitted Transferee thereof in accordance with the terms of this Agreement, such Permitted Transferee, and “a Lion Party” means any of the foregoing;

“Listed Shares”	means the (class of) shares to be listed in an IPO or any other Public Offering;

“Director”	means any director of the Company from time to time;

“Monitoring & Oversight Agreement”	[l];

“New Acquisition”

means:

(i)      the acquisition of any business or assets by the Company or any Group Company, the entering into of any strategic joint venture (however established) and/or the entering into of any strategic long term relationship, in each case in the area of alcoholic beverages; or

(ii)     the acquisition of any business or assets (in any sector) by the Company or any Group Company for a total consideration below US$ 50 million;

“Parties”	means the parties to this Agreement from time to time including successors in title and Permitted Transferees, provided that any such person first executes a Deed of Adherence;

“Permitted Transferee”

means:

(i)      in respect of a Seller Party, any other Seller Party, any wholly-owned Subsidiary of that Seller Party or of any person who Controls that Seller Party or is under common Control with that Seller Party, other than, in each case, any such person which is, or which is in any way connected with, a Competing Business; and

(ii)     in respect of a Lion Party:

(A)    any Lion Capital Management Entity; or

(B)    any person directly or indirectly Controlled by or Controlling any Lion Capital Management Entity;

“Prohibited Person”	means:

(i)      any person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury as set out on the US Department of Treasury’s Office of Foreign Assets Control at the following URL:

http:/www.treasury.gov/offices/enforcement/ofac/Index.html;

(ii)     any other person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time;

(iii)   any other person whom the Lion Parties (acting reasonably) consider would create a material reputational risk for the Goldman Sachs Group, Inc. group of companies, or any of its Affiliates; or

(iv)    any person who is unable to comply with reasonable know your client anti-money laundering requirements imposed upon any of the Lion Parties or any of their Affiliates under applicable law;

“Public Offering”	means any sale of shares of any member of the Group to the public in an offering under the laws, rules and regulations of any jurisdiction, pursuant to which the sold shares will be admitted to trading on a stock exchange;

“Purchase Price”	means the aggregate amount paid by the Initial Seller Parties to the Lion Bridging Party for the Initial Seller Party Securities acquired pursuant to Clause 2;

“Put Option”	has the meaning given to that term in Clause 6;

“Reporting Group”	means [•] and its Subsidiaries;

“Sale”	means the sale of all or substantially all of (i) the issued equity share capital of the Company (including all Shares held by the Shareholders), or (ii), directly or indirectly, the business or assets of the Group, in each case to a single buyer or to one or more buyers as part of a single transaction or a series of related transactions;

“Securities Act”	means the U.S. Securities Act of 1933;

“Seller Director”	has the meaning given in Clause 9.2;

“Seller Parties”	means each Initial Seller Party and, upon completion of any Transfer of Shares and CPECs by any Initial Seller Party or by any Permitted Transferee thereof to a Permitted Transferee thereof in accordance with the terms of this Agreement, such Permitted Transferee, and “a Seller Party” means any of the foregoing;

“Seller Parties’ Representative”	means a person appointed under or in accordance with Clause 28;

“Share/CPEC Ratio”	shall mean the ratio of Shares to CPECs to be held by a Shareholder and shall be a ratio of [1 Share: 99 CPECs];

“Shareholders”	means, collectively, the Lion Parties, the Seller Parties and each other person to which Shares and CPECs are Transferred or issued in accordance with the terms of this Agreement and which becomes a party to this Agreement by executing a Deed of Adherence, and “Shareholder”
means any of them;

“Shares”	means the A Redeemable Shares and any and all shares and interests into which these shares may be exchanged or converted by change of legal form, merger or otherwise, or which may be issued by capital increase of the Company;

“SPA”	means the Share Purchase Agreement dated [ ] 2008 entered into by and between Cirey Holdings, Inc. as the seller and Pasalba Limited as the purchaser;

“Subsidiary”	means, in relation to any person (a “Holding Company”), any other person directly or indirectly controlled by that Holding Company;

“Transaction Documents”	means the SPA, this Agreement, and the Advisory Agreements, and “Transaction Document” means any of them; and

“Transfer”	has the meaning given in Clause 5.1.

1.2	In this Agreement, save where the context otherwise requires:

1.2.1	references to a “person” include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or any two or more of the foregoing;

1.2.2	references to an individual or individuals shall include his or their respective personal representatives;

1.2.3	references to a document in the “agreed form” are to that document in the form agreed to and initialled for the purposes of identification by or on behalf of the Parties;

1.2.4	references to a Clause, Schedule or Appendix are to a Clause, Schedule or Appendix of this Agreement, and, unless otherwise specified, references to sub-clauses are to sub-clauses of the Clause in which such reference appears, and references to this Agreement include the Schedules and Appendices;

1.2.5	the headings in this Agreement are used for convenience only and do not affect its construction or interpretation;

1.2.6	references to a statute or a statutory provision include references to such statute or statutory provision as amended or re-enacted, whether before or after the date of this Agreement, and include all subordinate legislation made under the relevant statute, whether before or after the date of this Agreement, save where that amendment, or re-enactment or subordinate legislation would extend or increase the liability of any Party under this Agreement;

1.2.7	a reference to a document is a reference to that document as amended;

1.2.8	the singular includes the plural and vice versa and any gender includes any other gender;

1.2.9	a reference to a specific Transaction Document is a reference to that document as amended, varied, novated, supplemented or replaced from time to time (other than in breach of the provisions of this Agreement); and

1.2.10	references to “$” or “US$” are references to the lawful currency of the time being of the United States of America.

1.3	Unless expressly provided to the contrary, covenants and undertakings in this Agreement which are given by more than one Party are deemed to have been given severally and not jointly or jointly and severally.

1.4	Any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.5	A procuring obligation, where used in the context of the Shareholders (or any one or more of them) means that the Shareholder undertakes to exercise any and all powers and rights vested in him from time to time in its capacity as a Shareholder and any influence over any Director which was appointed following nomination by that Shareholder, or otherwise in or of the Company or any other member of the Group or other entity (as relevant), to ensure compliance with that obligation so far as he is (legally) able to do so.

1.6	Unless otherwise specified in this Agreement, any consent or approval to be given by or to, or any determination or election to be made by, or any discretion or other right to be exercised by, the Lion Parties shall be given by or to, or made by, or exercised by, the Initial Lion Party (or such other person as all of the Lion Parties from time to time may nominate), and any such consent, approval, determination or discretion shall be deemed to be given by or to, or made by, or exercised by, such person on behalf of all the other Lion Parties.

1.7	Unless otherwise specified in this Agreement and subject to Clause 28.3, any consent or approval to be given by or to, or any determination or election to be made by, or any discretion or other right to be exercised by, the Seller Parties’ shall be given by or to, or made by, or exercised by the Seller Parties’ Representative (or such other person as all of the Seller Parties from time to time may nominate), and any such consent, approval, determination or discretion shall be deemed to be given by or to, or made by, or exercised by, such person on behalf of all the other Seller Parties.

2	SALE AND PURCHASE OF SECURITIES

2.1	Conditional upon Closing, the Initial Seller Parties shall purchase from the Lion Bridging Party, against payment of cleared funds tendered to an account specified by the Lion Bridging Party, the Initial Seller Party Securities at Closing for an aggregate amount of US$50 million (the “Consideration”), allocated between the A Redeemable Shares and CPECs as set forth in Schedule 4 hereto, the Consideration being equal to the amount the Lion Bridging Party subscribed for the securities being so transferred, upon the terms and conditions of this Agreement and in accordance with the provisions of the Articles. The A Redeemable Shares and CPECs and the Consideration will be apportioned between the Initial Seller Parties in the proportions set out in Schedule 4, and each Initial Seller Party shall be liable under this Clause 2 only for its due proportion of the Consideration.

2.2	At Closing, the Lion Bridging Party shall deliver to the Initial Seller Parties details of the Initial Seller Party Securities subscribed by them including the amounts of each to be transferred pursuant to this Agreement together with evidence of the subscription price paid for such securities and a calculation of the amount to be paid by each Initial Seller Party to the Lion Bridging Party pursuant to Clause 2.1. The terms of the CPECs shall be substantially the same as provided in Schedule 1 and the terms of the A Redeemable Shares shall be as provided by the articles of association of the Company and by Luxembourg corporate law. The articles of association of the Company shall be substantially in the form attached hereto as Schedule 3.

2.3	Completion of the sale of the Initial Seller Party Securities pursuant to Clause 2.1 shall take place at Closing at such time and at such location as the Closing under the SPA.

2.4	At such completion, the Initial Seller Parties shall pay to the Lion Bridging Party in cleared funds to an account nominated for that purpose by the Lion Bridging Party the Consideration in the proportions set out against each Initial Seller Party’s name in Schedule 4, and, upon receipt of the Consideration, the Lion Bridging Party shall deliver to the Initial Seller Parties duly executed transfer forms of the Initial Seller Party Securities being transferred pursuant to Clause 2.1 and in the proportions set out in Schedule 4.

2.5	Immediately following performance of the matters described in Clause 2.4, the Company shall insert the names of the relevant Initial Seller Parties to whom the Initial Seller Party Securities have been transferred in the applicable register of the Company as the legal owner of the Initial Seller Party Securities so transferred and shall cause the appointment of the initial Seller Director to the Board, with such appointment to take effect immediately. Such steps shall be carried out on behalf of the Company by the person(s) or organ(s) legally entitled to proceed to such steps in accordance with the Luxembourg law on commercial companies dated 10 August 1915, as amended, and any legal or contractual applicable provisions, as the case may be.

2.6	The Company shall, as soon as is reasonably practicable following the performance of the matters described in Clause 2.4 above, and in any event within the time limits prescribed by statute, file all requisite forms and issue all requisite certificates in connection with such transfer.

2.7	Each Initial Seller Party consents to its name being entered in the Company’s register of shares and CPECs in respect of the Initial Seller Party Securities transferred to it and agrees that it will hold such Initial Seller Party Securities with the benefit of the rights and subject to the restrictions contained in the Company’s Articles and the CPEC Instrument from time to time.

2.8	Each of the Parties consents to all transfers of Shares and CPECs which are provided for in Clause 2 of this Agreement, and each of the Parties hereby waives, or agrees to procure the waiver of, all and any pre-emption rights or other rights it may have (whether under any agreement, arrangement, the Articles or otherwise) which might prevent or invalidate any such transfer pursuant to this Agreement.

3	ADVISORY AGREEMENTS

The Company shall comply and shall cause each member of the Group which is a party thereto to comply with its obligations under the Advisory Agreements. The Advisory

Agreements will provide for the Company or another Group Company to pay to a Lion Capital Management Entity, or an Affiliate thereof, a transaction fee in relation to the acquisition of the Group and any subsequent acquisitions of 1% of the enterprise value (or equivalent) of the assets acquired, and to pay monitoring and oversight fees capped at 1.25% of budgeted EBITDA in relation to the relevant financial period (plus, in each case, its out-of-pocket costs and expenses and any applicable VAT).

4	NEW ISSUES

4.1	Except where Lion Capital Management Entities would lose Control of the Company as a result of such issue, the Company may issue, free from any pre-emption rights or similar rights enjoyed by any person, any Shares of any class or grant any rights to subscribe for or convert or exchange securities into Shares of any class (“New Shares”) to any person (excluding a Prohibited Person):

4.1.1	in connection with a New Acquisition;

4.1.2	in order to permit any sellers under a New Acquisition or any of the management of the business that is the subject of a New Acquisition to invest in the Company as part of the New Acquisition; or

4.1.3	pursuant to any incentive scheme in which management, directors and/or employees of the Company or any of its Subsidiaries are entitled to participate; or

4.1.4	pursuant to the exercise of the conversion rights under any convertible debt securities issued by a Group Company; or

4.1.5	in connection with the discharge of the Company’s obligations under the Put Option as defined in Clause 6.1; or

4.1.6	in the event the Company or any Group Company suffers financial distress, such as, in the reasonable opinion of an internationally recognised investment bank or accounting firm, to be unable to be funded by resources then available to the Company or the Group Companies, but only after consultation with the Seller Parties’ Representative.

4.2	In the event of an issue of New Shares not falling within Clause 4.1.1 to 4.1.6 above, then the Company shall offer, for the same cash price per New Share, for subscription first to the Shareholders pro rata to the Shares held by them in order that they be afforded the opportunity to maintain their respective percentage ownership interest in the Company (the “New Offer”).

4.3	The New Offer shall be made by notice stating the number or amount of New Shares being offered, the price at which they are being offered (the “New Offer Price”) and any other terms of the New Offer which the Company may apply.

4.4	The New Offer shall remain open for the period (being not less than thirty (30) Business Days) specified in the notice. This period may be shorter if the Shareholders provide their consent to the shorter period of notice.

4.5	The Company shall issue the New Shares to those Shareholders who apply for them and in the case of oversubscription for such New Shares as far as practicable in proportion to the number of Shares held by them respectively, but so that an applicant shall not be allotted or granted a number of New Shares greater than the number for which he or it applied.

4.6	Any New Shares not taken up under the New Offer may, at any time up to six months after the expiry of the New Offer, be issued or granted by the Company at such price (not being less than the New Offer Price), on such terms (being no less favourable to the Company than the terms of the New Offer), in such manner and to such persons as the Board determines with the consent of the Lion Party.

4.7	The Shareholders shall do all acts and things in their capacity as Shareholders, including without limitation waiving any pre-emption rights which they may have, as are reasonably required or appropriate to ensure that the Company may issue New Shares in accordance with the above provisions.

4.8	Any person who subscribes for and is issued New Shares under this Clause 4 shall also simultaneously subscribe for and be issued with such number of CPECs in the Share/CPEC Proportion.

4.9	Issuance of shares by subsidiaries of the Company shall be governed by the provisions of this Clause 4, applied mutatis mutandis.

5	RESTRICTIONS ON DEALINGS WITH SECURITIES

5.1	Restrictions on Transfer

5.1.1	No Shareholder may, directly or indirectly, sell, assign, transfer, offer, grant a participation in, mortgage, pledge, hypothecate, create a security interest in or lien upon, encumber, donate, contribute, place in trust, enter into any voting agreement (other than as specifically set out in this Agreement) in respect of, or otherwise dispose of (collectively, “Transfer”) any of its Shares or the legal or beneficial interest therein, except as permitted under this Agreement.

5.1.2	The provisions of this Clause 5 shall apply mutatis mutandis to any Transfer of CPECs and no Transfer of Shares or CPECs may be completed unless such Transfer is comprised of Shares and CPECs in proportion to the transferring Shareholder’s then current holding of Shares and CPECs. A reference to a price per Share in this Clause 5 when it relates to CPECs, shall be deemed to be a price per corresponding CPEC.

5.1.3	Save as stated in Clauses 5.4.8 and 5.5.6, the provisions of this Clause 5 shall not apply to any Transfer of shares or other interests in a Shareholder or an Affiliate of a Shareholder.

5.2	Exceptions to Prohibition on Transfer

Any Shareholder may Transfer any of its Shares in the following circumstances:

5.2.1	in connection with an Exit carried out in accordance with Clause 7;

5.2.2	to Permitted Transferees in accordance with the provisions set out in Clause 5.3;

5.2.3	in accordance with the tag along rights set out in Clause 5.5 and the drag along rights set out in Clause 5.6;

5.2.4	(in the case of a Seller Party only) in connection with the exercise of the Put Option;

5.2.5	(in the case of a Seller Party only) in accordance with the rights of first refusal set out in Clause 5.4;

5.2.6	in the case of a Lion Party, at any time on or after Closing, subject always to the provisions of Clauses 5.5 and 5.6;

5.2.7	pursuant to the terms of the [Seller Pledge] or the [Purchaser Pledge].

in each case other than to a Prohibited Person. In the event of any Transfer of Shares in accordance with this Clause 5.2, each of the Shareholders undertakes to take such actions and do such things as may be necessary to complete such Transfer in accordance with applicable Luxembourg legal requirements.

5.3	Permitted Transfers

5.3.1	Any Shareholder may at any time Transfer any or all of its Shares, including all rights and obligations attached to such Shares pursuant to this Agreement to one or more of its Permitted Transferees (and each such Permitted Transferee may in turn only effect any such Transfer to a Permitted Transferee of the initial transferring Shareholder upon the same terms and conditions specified herein) without the consent of the Board or the consent of any other Shareholder so long as: (i) the transferring Shareholder gives prior written notice to the Company and to the other Shareholders of its intention to make such a Transfer; (ii) such Permitted Transferee shall have executed and delivered to the Company a Deed of Adherence, provided that, if such Transfer relates to part only of the Shares owned by such selling Shareholder, such selling Shareholder shall remain liable for the performance of its obligations under this Agreement in relation to the Shares it continues to hold; and (iii) the Transfer to such Permitted Transferee is not in violation of any securities laws applicable to such Transfer. The transferring Shareholder shall be jointly and severally liable with the Permitted Transferee for the Permitted Transferee’s obligations (and the obligations of any direct or indirect Permitted Transferee of that Permitted Transferee) under this Agreement.

5.3.2	To the extent that any Transfer of Shares contemplated or permitted in this Clause 5.3 requires the approval of the Shareholders pursuant to any law, or any provisions of the Articles or other constitutional documents, the Shareholders shall, forthwith upon request therefor, provide the necessary consent and shall sign or vote in favour of any Shareholder resolutions in connection therewith.

5.3.3	If, while a Permitted Transferee holds any Shares, a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial transferring Shareholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferring Shareholder received such Shares (an “Unwinding Event”), then:

(a)	the relevant initial transferring Shareholder shall forthwith notify the other Shareholders and the Company, as applicable, of the pending occurrence of such Unwinding Event; and

(b)	prior to such Unwinding Event, such initial transferring Shareholder and the relevant Permitted Transferee shall take all actions necessary to effect a Transfer of all the Shares held by the relevant Permitted Transferee either back to such Shareholder or, pursuant to this Clause 5.3.3, to another person that qualifies as a Permitted Transferee of such initial transferring Shareholder and, until such Transfer has occurred, such relevant Permitted Transferee shall refrain from voting or otherwise Transfer any of its Shares and all other rights with respect to its Shares shall be suspended.

5.3.4	A Seller Party shall only be entitled to Transfer all (but not some) of its Shares pursuant to this Clause 5.3.

5.4	Right of First Refusal

5.4.1	In the event that a Seller Party proposes to make a Transfer of any of its Shares (an “Offer”) other than a Transfer falling within Clauses 5.2.1 to 5.2.4, it shall, prior to effecting any such Transfer, provide prior written notice (an “Offer Notice”) to the Company and to the Lion Parties. For the purposes of this Clause 5.4, save where the context otherwise requires, the Lion Parties shall be deemed to be a single person and together are referred to as the “Lion Group”, and the provisions of Clause 1.6 shall apply accordingly. The Offer Notice shall set out:

(a)	the number of Shares subject to the Offer (the “Offered Securities”);

(b)	the price per Share at which such sale is proposed to be made (the “Offer Price”); and

(c)	all other material terms and conditions of the Offer,

(collectively, the “Offer Terms”).

The Offer Notice shall be revocable at any time prior to acceptance by the Lion Group and, if it is revoked, the relevant Seller Party may not give a further Offer Notice within six months after the date on which the Offer Notice is revoked, and the remaining provisions of this Clause 5.4 shall cease to apply in relation to the revoked Offer Notice.

5.4.2	The Lion Group shall be entitled to purchase all (but not some) of the Offered Securities.

5.4.3	The receipt of an Offer Notice by the Lion Group shall constitute an offer by the relevant Seller Party to sell to the Lion Group, for cash, the Offered Securities on the Offer Terms (“Pre-emption Offer”). For a period of forty-five (45) days after receipt of the Offer Notice, the Lion Group shall have the right, but not the obligation, to accept the Pre-emption Offer in relation to all (but not some) of the Offered Securities by giving a written notice of acceptance (which shall be deemed irrevocable) (an “Acceptance Notice”) to the relevant Seller Party.

5.4.4	Failure by the Lion Group to deliver an Acceptance Notice before the expiration of the forty-five (45) day period shall be deemed a rejection of the Pre-emption Offer by the Lion Group. The tender by the Lion Group of an Acceptance Notice to the relevant Seller Party shall constitute agreement by the Lion Group to purchase, and by the relevant Seller Party to sell to the Lion Group, the Offered Securities on the Offer Terms.

5.4.5	If the Offer Notice is accepted within the forty-five (45) day period prescribed by Clause 5.4.3, the Lion Group shall purchase and pay the Offer Price in cash for such Offered Securities within a further thirty (30) day period of its delivery of an Acceptance Notice, provided that, if the purchase and sale of such Offered Securities is subject to any prior regulatory approval, the time period during which such purchase and sale may be completed shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received, but only to the extent that such application(s) for regulatory approval were promptly made and in any event within the thirty (30) day period from delivery of the Acceptance Notice.

5.4.6	The allocation of the Offered Securities among the Lion Parties shall be on such basis as the Lion Group may determine, and the Lion Group shall notify the relevant Seller Party of the allocation among the Lion Parties at least two (2) Business Days prior to the date on which the Offered Securities are to be purchased pursuant to Clause 5.4.5.

5.4.7	If the Pre-emption Offer is not accepted within the forty-five (45) -day period prescribed by Clause 5.4.3, the relevant Seller Party shall have the right for a period of sixty (60) days following the date of the expiry of the forty-five (45) day period mentioned in Clause 5.4.3 to sell the Offered Securities to which such Offer Notice relates to any third party other than a Prohibited Person (a “Third Party Purchaser”) at a price in cash not less than the Offer Price and otherwise on such terms and conditions no more favourable to the third party than the Offer Terms, provided that, if the purchase and sale of such Offered Securities is subject to any prior regulatory approval, the time period during which such purchase and sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received, but only to the extent that such application(s) for regulatory approval were promptly made and in any event within the sixty (60) days following the date of expiry of the Offer Notice. If any Offered Securities are not sold pursuant to the provisions of this Clause 5.4.7 prior to the expiration of the time period prescribed by this Clause 5.4.7, such Offered Securities shall become subject once again to the provisions and restrictions of this Agreement.

5.4.8	If the investors in the relevant Seller Party Transfer Control of the relevant Seller Party to a third party, the relevant Seller Party shall be deemed to have proposed to Transfer all of its Shares and CPECs for the purposes of this Clause 5.4. For the purposes of this Clause 5.4.8, the Offer Price for all of the Shares and CPECs held by the relevant Seller Party shall be deemed to be the lowest “look through” price paid by the new Controlling person of the relevant Seller Party for its interests in the relevant Seller Party on the assumption that the relevant Seller Party has no assets other than Shares and CPECs and no liabilities.

5.5	Tag-Along Rights

5.5.1	If any of the Lion Parties (the “Tag-Along Seller”) proposes to make a Transfer of any Shares to any person or persons (other than any person who would be a Permitted Transferee of such Lion Party), (the “Tag-Along Purchaser”) by way of a sale (a “Tag-Along Sale”) which Shares:

(a)	carry; or

(b)	together in the aggregate with any Shares previously Transferred by the Lion Parties to any person or persons (other than any person who would be a Permitted Transferee of any Lion Party), carry

10% or more of the voting rights in the Company (and for the avoidance of doubt, the Tag-Along Right shall be triggered at the first sale which shall cause the 10% threshold to be crossed and shall be a continuing right in relation to any subsequent sale), the Seller Parties shall have the opportunity (“Tag-Along Right”) to sell (subject to Clause 5.5.5) to the Tag-Along Purchaser a number of Shares (the “Tag-Along Securities”) determined as follows. The number of Shares which the Seller Parties shall be entitled to sell pursuant to its Tag-Along Right shall be:

(A/B)×C

where:

A =	the aggregate of the number of Shares being proposed to be sold by the Lion Parties to the Tag-Along Purchaser and, in the case only of the first sale which shall cause the 10% threshold to be crossed, any Shares Transferred by any of the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the twelve-month period ending on the date of such proposed sale;

B =	the aggregate number of Shares held by the Lion Parties at the time of such proposed sale (including the Shares proposed to be sold pursuant to such sale) plus, in the case only of the first sale which shall cause the 10% threshold to be crossed, the aggregate number of Shares Transferred by any of the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the twelve-month period ending on the date of such proposed sale; and

C =	the aggregate number of Shares held by the Seller Parties at the time of such proposed sale;

it being specified, however, that in the event the Tag-Along Purchaser acquires Control of the Company, the Seller Parties shall have the right to sell to the Tag-Along Purchaser the entire stake of the Seller Parties in the Company or put their Shares to the Company in accordance with the provisions of Clause 6 mutatis mutandis (a “Tag-Along Control Sale”).

5.5.2	Not less than twenty (20) days prior to any proposed Tag-Along Sale pursuant to this Clause 5.5, the Tag-Along Seller shall deliver to the Seller Parties written notice (a “Tag-Along Notice”) thereof, which notice shall set out:

(a)	the total number of Shares proposed to be sold to the Tag-Along Purchaser and the number of Tag-Along Securities which each Seller Party is entitled to sell pursuant to the Tag-Along Right;

(b)	the type and amount of consideration to be paid by the Tag-Along Purchaser for each Share; and

(c)	all other material terms and conditions, if any, of such proposed transaction.

The Seller Parties who (if any) elect (in such event, collectively a “Participating Shareholder”) to exercise their Tag-Along Right and sell some or all of the Tag-Along Securities pursuant to this Clause 5.5, then the Participating Shareholder shall so notify the Tag-Along Seller by notice in writing within ten (10) days after the date of the Tag-Along Notice and, at the Tag-Along Seller’s request, not less than two (2) Business Days prior to the proposed Transfer, the Participating Shareholder shall deliver to the Tag-Along Seller all documents (if any) required to be executed in connection with such transaction.

5.5.3	If the Tag-Along Sale shall not have been completed within sixty (60) days after the date of the Tag-Along Notice (subject to Clause 5.5.5), the Tag-Along Seller shall promptly return to the Participating Shareholder all documents (if any) previously delivered by the Participating Shareholder to the Tag-Along Seller in relation to the contemplated Tag-Along Sale, and all the restrictions on Transfer contained in this Agreement with respect to Shares held or owned by the Tag-Along Seller and such Participating Shareholder shall again be in effect.

5.5.4	If a Participating Shareholder properly exercises its Tag-Along Right:

(a)	the sale of its Tag-Along Securities shall occur concurrently with the sale by the Tag-Along Seller of its Shares;

(b)	such Participating Shareholder shall receive for its Tag-Along Securities the same consideration per Share and CPEC that the Tag-Along Seller receives for its Shares and CPECs from the Tag-Along Purchaser as set out in the Tag-Along Notice, unless such Tag-Along Sale is a Tag-Along Control Sale in which case the Participating Shareholder shall receive a price per Share and CPEC equal to the weighted average of (i) the sale price per Share and CPEC in relation to the Tag-Along Control Sale, and (ii) the sale price per Share and CPEC in relation to any other previous sales of Shares and CPECs by the Lion Parties to that Tag-Along Purchaser in respect of which the Seller Parties were either (i) not entitled to exercise a Tag-Along Right, or (ii) entitled to exercise a Tag-Along Right but did not exercise such right; and

(c)	the sale by the Participating Shareholder shall otherwise be on the same terms and conditions upon which the Tag-Along Seller is selling its Shares, provided, however, that the liability of the Participating Shareholder shall be limited to the amount (if any) of any consideration due to that Participating Shareholder that:

(i)	is retained by the Tag-Along Purchaser under any retention arrangements as security for the obligations of the Tag-Along Seller;

(ii)	is held in any escrow account or similar arrangement;

(iii)	represents the principal amount (plus any interest accrued thereon) of any debt owed by the Tag-Along Purchaser (or any of its Affiliates) or by any member of the Group to the Participating Shareholder which debt arises in relation to the sale of the Tag-Along Securities; and/or

(iv)	otherwise is retained by the Tag-Along Purchaser under any arrangements pursuant to which the Tag-Along Purchaser acquires security of any kind in relation to the obligations of the Tag-Along Seller in relation to the sale of the Tag-Along Securities, in each case in relation to the sale of the Tag-Along Securities.

5.5.5	If the Tag-Along Sale is subject to any prior regulatory approval, the sixty-(60) day period during which the Tag-Along Sale may be completed as set out in Clause 5.5.2 shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received.

5.5.6	Except for equity syndication during a six-month period after Closing, the provisions of Clause 5.5 shall apply on a “look through” basis mutatis mutandis to the Transfer of any rights in any Lion Party or in any person which Controls a Lion Party by the Lion Capital Funds to any person or persons (other than any person who would be a Permitted Transferee of any Lion Party) as if the relevant Lion Party proposed to Transfer a number of Shares equal to the proportionate interest in the Company which that Transfer represents on a “look through” basis (taking into account any assets or liabilities of such person).

5.6	Drag-Along Rights

5.6.1	If the Lion Parties jointly or severally propose, at any time, (directly or indirectly) to make a Transfer of Shares to any person or persons (other than any person who would be a Permitted Transferee of any Lion Party) (the “Purchaser”), whether for a cash consideration or otherwise, where such Transfer (a “Drag-Along Sale”) would result in the Purchaser acquiring Control of the Company or in the Lion Parties losing Control of the Company, then the Lion Parties (the “Drag-Along Sellers”) may, at their option, require (“Drag-Along Rights”) each of the other Shareholders (each a “Drag-Along Shareholder”) to make a Transfer pursuant to the provisions of this Clause 5.6 of all (but not some) of their Shares (the “Drag-Along Securities”). In addition to the above, if the Lion Parties jointly or severally propose, at any time, (directly or indirectly) to make a Transfer of Shares to any person or persons (other than any person who would be a Permitted Transferee of any Lion Party) in connection with a New Acquisition where such Transfer would give rise to a Tag-Along Right pursuant to Clause 5.5 then Lion Parties may, at their option, require each of the other Shareholders to make a Transfer pursuant to the provisions of this Clause 5.6 of such number of Shares as determined in accordance with the provisions of Clause 5.5.1.

5.6.2	The Drag-Along Sellers shall deliver to each Drag-Along Shareholder written notice (the “Drag-Along Notice”) of any Transfer proposed to be made pursuant to Clause 5.6.1 not later than the tenth day prior to the proposed Drag-Along Sale, which notice shall set out:

(a)	the type and amount of consideration to be paid by the Purchaser for each Share and CPEC;

(b)	the person who has expressed an interest in acquiring the Shares;

(c)	if applicable, the number of the Drag-Along Securities that each such Drag-Along Shareholder may be required to Transfer (as determined pursuant to Clause 5.5.1); and

(d)	all other material terms and conditions, if any, of such transaction.

5.6.3	If, within sixty (60) days after the date of the Drag-Along Notice (unless such period is extended pursuant to Clause 5.6.6), the Drag-Along Sellers complete the Drag-Along Sale in accordance with the terms and conditions set out in the Drag-Along Notice, each Drag-Along Shareholder will sell its Drag-Along Securities to the Purchaser at the same time and on the same terms and conditions upon which the Drag-Along Sellers sell their Shares pursuant to the Drag-Along Sale, provided, however, that:

(a)	the provisions of Clause 5.5.4(c) shall apply to the Drag-Along Sale mutatis mutandis;

(b)	the Drag-Along Sellers shall be entitled to require the Purchaser or, to the fullest extent permitted by law, the Company to pay all costs of the Drag-Along Sale and, failing that, each Drag-Along Shareholder will be responsible for its proportionate share of the costs of the Drag-Along Sale but only to the extent not so paid or reimbursed by the Company, the Transferee or another person (other than the Drag-Along Sellers). For these purposes, the costs of the Drag-Along Sale shall include the costs of the Drag-Along Shareholders necessarily incurred in relation to the Drag-Along Sale but no other costs;

(c)	the Lion Parties shall procure that, if the consideration paid by the Purchaser (the “Non-Cash Consideration”) is not: (i) cash payable in immediately available funds; (ii) listed equity securities, provided that if such securities cannot be freely resold to the public, equity securities subject to a registration rights agreement; (iii) investment grade debt instruments for which there is a public market; or (iv) a combination of the foregoing, the Drag-Along Shareholders receive a commitment from the Purchaser at the time of the Drag-Along Sale that, on or prior to the date falling thirty-six (36) months after completion of the sale of the Drag-Along Securities to the Purchaser, a liquidity event such as an IPO or the maturity for the loan notes shall occur such that the Drag-Along Shareholders shall have the opportunity to realise the Non-Cash Consideration in cash or cash equivalent as listed in (ii), (iii) and (iv) on such date.

5.6.4	Within five (5) days after the date of the Drag-Along Notice, the Drag-Along Shareholders shall promptly deliver to the Drag-Along Sellers all documents in their possession reasonably requested in writing by the Drag-Along Sellers and/or the Company and reasonably required to be executed in connection with such Drag-Along Sale. In the event that any of such Drag-Along Shareholders shall fail to deliver such documents to the Drag-Along Sellers, the Company shall cause the books and records of the Company to show that such Drag-Along Securities are bound by the provisions of this Clause 5.6.4 and such Drag-Along Securities shall be transferred to the Purchaser promptly upon surrender of such Drag-Along Securities for sale by the holder thereof.

5.6.5

If no Transfer in accordance with the provisions of this Clause 5.6 shall have been completed within sixty (60) days after the date of the Drag-Along Notice (unless such period is extended pursuant to Clause 5.6.6), the Drag-Along Sellers shall return to the Drag-Along Shareholders all documents (if any) previously delivered to the Drag-Along Sellers in connection with the contemplated Drag-Along Sale, and all the restrictions on Transfer contained in this Agreement with respect to Shares owned or held by such Drag-Along Shareholder shall again be in effect.

5.6.6	If the Transfer of Shares pursuant to a Drag-Along Sale is subject to any prior regulatory approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received.

5.7	Effect of Void Transfers

In the event of any purported Transfer of Shares in violation of the provisions of this Agreement and/or any purported Transfer to a Prohibited Person, such purported Transfer shall be void and of no effect, the purported transferee shall have no rights or privileges in or with respect to such Shares or this Agreement, and no effect will be given to any such purported Transfer or entry related thereto made in the records of the Company, to the extent permitted by applicable law.

6	PUT OPTION

6.1	Subject to the requirements of law, the Company grants to the Seller Parties the right for the Seller Parties to require that the Company purchase or redeem for cash from the Seller Parties all of the Shares and CPECs held by the Seller Parties (the “Put Option”).

6.2	The Put Option shall only be exercisable by the Seller Parties in the event that any member of the Group enters into an agreement for: (i) the Transfer of the trademarks “Green Mark” and/or “Zhuravli” to a third party, but only if such trademarks contribute (at the closing of any such disposal) (i) individually to more than 35% of GCAM (as defined in the SPA) of the Group or, (ii) if sold together, collectively to more than 45% of GCAM of the Group, or (ii) a Change of Control of [Lion/Rally Lux 2 S.à r.l], [Lion/Rally Lux 3 S.à r.l] or [Lion/Rally Cyprus 1], (each a “Put Option Disposal”), and (in those circumstances only) shall be exercisable as follows.

6.3	The Company shall notify the Seller Parties in writing as soon as reasonably practicable after the entry into by any member of the Group of an agreement for a Put Option Disposal. Within 10 Business Days after the date of such notice, the Seller Parties shall notify the Company and the Lion Parties in writing if they intend to exercise the Put Option (a “Put Option Intention Notice”).

6.4	The price of the Shares and CPECs to be purchased or redeemed by the Company on completion of the Put Option shall be fair market value (based on a normalised level of working capital) of those Shares and CPECs determined as follows. In the event that a Put Option Intention Notice is validly served by the Seller Parties, the Company shall instruct an investment bank or accounting firm of international repute to carry out such valuation as soon as reasonably practicable after the service of the Put Option Intention Notice.

6.5	If, following receipt of such valuation, the Seller Parties intend to proceed with completion of the Put Option, the Seller Parties shall serve notice in writing upon the Company and the Lion Parties within 10 Business Days after receipt of such valuation of their intention to do so (a “Put Option Exercise Notice”). In the event that a Put Option Exercise Notice is not validly served following service of a Put Option Intention Notice, the Put Option shall lapse.

6.6	In the event that a Put Option Exercise Notice is validly served, the Company and the Seller Parties shall be obliged to complete the Put Option conditional upon, but only upon, completion of the Put Option Disposal.

6.7	The Company shall purchase or redeem all Shares and CPECs held by the Seller Parties (the “Put Option Securities”).

6.8	Completion of the purchase or redemption by the Company of the Put Option Securities will occur within twenty (20) Business Days of the later of (i) service of a Put Option Exercise Notice and (ii) completion of the Put Option Disposal and on such completion of the Put Option Disposal:

6.8.1	the Seller Parties shall deliver to the Company duly executed transfers in favour of the Company in respect of the Shares and CPECs subject to the Put Option, together with share certificate(s), if any, evidencing title to such Put Option Securities; and

6.8.2	against delivery in accordance with Clause 6.8.1, the Company shall pay to the Seller Parties, in immediately available funds on the date of completion, the sum equal to the fair market value of the Put Option Securities (as determined in accordance with Clause 6.3 above).

6.9	The Company and the Shareholders shall do all such acts and/or execute all such deeds and documents in a form satisfactory to the Seller Parties as it may reasonably require to give effect to the transfer of the Put Option Securities pursuant to this clause.

6.10	The fees of any investment bank or accounting firm appointed under this Clause 6 shall be shared 50% by the Company and 50% by the Seller Parties who are exercising their Put Options, save in the event that a Put Option Exercise Notice is validly served by the Seller Parties but the Put Option Disposal does not complete, in which event such fees shall be payable by the Company. Under this Clause 6.10, any fees payable by the Company may be paid either by the Company or by one or more of its subsidiaries, as the Company shall direct.

7	COMPLETION OF TRANSFERS

7.1	General

In connection with the completion of any Transfer of Shares and CPECs under this Agreement, the transferee shall deliver to the Company and the Shareholders notice of such Transfer, including a fully executed copy of all documentation and agreements relating to the Transfer and any agreements or other documents required by this Agreement, including (unless an existing Party to this Agreement) a duly executed Deed of Adherence.

7.2	Encumbrances

Where this Clause 7 applies to the Transfer of any Share and CPEC, each shall be transferred with full title guarantee and otherwise free of Encumbrances and with all rights attaching thereto (other than any restrictions on Transfer arising under this Agreement and under the SPA).

7.3	Power of Attorney

7.3.1	Each of the Shareholders hereby irrevocably and unconditionally (and by way of security for the performance of its obligations under this Agreement) appoints any

Director nominated for that purpose by the Lion Parties as its attorney to execute and do in its name or otherwise and on its behalf all documents, acts and things which the attorney shall in its absolute discretion consider necessary or desirable in order to implement the obligations of that Shareholder (if not satisfied) under Clause 5.3 to Clause 5.6 to the extent, but only to the extent, that the Shareholder is in default of its obligations under either such Clause.

7.3.2	Each Shareholder undertakes to ratify whatever any Director as its attorney shall lawfully do or cause to be done in accordance with the power of attorney set out in Clause 7.3.1 and to indemnify and keep indemnified such attorney from all claims, costs, expenses, damages and losses which the attorney may suffer as a result of the lawful exercise by him of the powers conferred on him under such power of attorney.

7.3.3	If a Transfer of Shares and CPECs is executed on behalf of a Shareholder under the power of attorney set out in Clause 7.3.1:

(a)	the purchase money for that Shareholder shall be placed in trust with an internationally reputable bank providing that such funds shall be released to such Shareholder unconditionally at its demand and the receipt of the bank for the purchase money shall be a good discharge for the purchaser;

(b)	the Company shall cause the purchaser to be registered as a holder of the relevant Shares and CPECs; and

(c)	once registration has taken place in purported exercise of the power of attorney set out in Clause 7.3.1, the validity of the proceedings shall not be questioned by any person; and the relevant Shareholder shall be bound to deliver up any documentation required by the Company in connection with the Transfer and on its delivery shall be entitled to receive the purchase money in respect thereof.

7.3.4	Each Seller Party undertakes, upon the request of the Company, to disclose to the Company the identity of its shareholders and to its knowledge their ultimate beneficial owners.

8	EXIT

8.1	Sale

The Lion Parties shall have the sole right to approve a Sale. Subject to the prior approval of a Sale in accordance with the foregoing sentence:

8.1.1	each Shareholder shall take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Board and on any committee thereof (as appropriate) to take, any and all action within its power as may be necessary, appropriate or desirable to effect and to cause the Company and each other member of the Group (as appropriate) to take such action as may be necessary, appropriate or desirable to effect such Sale; and

8.1.2	the Company shall take any and all action as may be necessary, appropriate or desirable to effect and shall cause each other member of the Group (as appropriate) to take such action as may be necessary, appropriate or desirable to effect such Sale.

8.2	Public Offering

8.2.1	Determination to undertake a Public Offering (including an IPO):

While the Company remains in private ownership, it shall conduct an IPO if requested by the Lion Parties.

8.2.2	Pro rata sale on an IPO

Shares shall be sold by the Shareholders pursuant to an IPO pro rata to their holdings of such Shares.

8.2.3	IPO Structural Considerations

At any time prior to an IPO or following an IPO, upon the approval of the Board, the Company may take, and may cause any member of the Group to take, any actions necessary, appropriate or desirable:

(a)	to liquidate, dissolve or wind up;

(b)	to merge or de-merge; and/or

(c)	to reorganise, recapitalise or otherwise restructure the Company or any other member of the Group,

(each, a “Reorganisation Transaction”)

in each case, so as to optimise the corporate structure as is appropriate in light of tax, legal or other professional advice received by the Lion Parties and/or the Group for the account of all Shareholders, provided, that the Company shall not be obliged to take account of the interests of any Seller Party which is not a BVI entity in relation to such corporate structure. In connection with any Reorganisation Transaction, the Shareholders (or any of them) may receive shares or other securities of any class issued by any member of the Group (including Listed Shares), by way of a dividend or distribution in kind or in exchange for or otherwise in replacement of Shares and CPECs (collectively, “Replacement Securities”), as the case may be. For the avoidance of doubt, the term “Shares and CPECs”, whenever used in this Agreement (unless the context otherwise requires), shall be deemed to include any such Replacement Securities when issued. The number of Replacement Securities held by any Shareholder as the result of any Reorganisation Transaction will, to the extent such Replacement Securities have not been sold or otherwise disposed of by such Shareholder in any Public Offering or otherwise after such Reorganisation Transaction in accordance with this Agreement, reflect the amount of the investment prior to such Reorganisation Transaction of such Shareholder in any Shares and CPECs that are exchanged as part of such Reorganisation Transaction.

8.2.4	Indirect Holding Considerations

In the event that, following an IPO, the Company continues to exist as a direct or indirect parent of the issuer in that IPO, with the result that the Shareholders (or any of them) hold Listed Shares indirectly through the Company, then, in order to permit the sale by such Shareholders of Listed Shares and receipt of the proceeds therefrom as and when permitted by this Clause 7.2, the Company shall take, and shall cause each other member of the Group that directly or indirectly holds any shares of the same class as the Listed Shares to take, any actions necessary, appropriate or desirable to:

(a)	sell, or cause the sale of, Listed Shares in an amount which corresponds to the number of Listed Shares such Shareholder could have sold in accordance with the relevant provisions of this Clause 7.2 had such Shareholder directly held Listed Shares; and

(b)	distribute to such Shareholder, or cause the distribution to such Shareholder of, the cash proceeds received from the sale of such Listed Shares in a reasonably prompt and reasonably tax efficient manner.

8.2.5	Execution of Underwriting Agreement and Lock-up Agreement by Shareholders

In the event of an IPO or any other Public Offering that is underwritten (whether such offering includes a primary offering, secondary offering or combination), each Shareholder agrees to execute an underwriting agreement and any reasonable lock-up agreement with the managing underwriters of such offering in the form approved by the Board. The Parties acknowledge and agree that, in connection with any such lock-up agreement, the same terms and conditions (including, the duration of the lock-up period) shall apply to all Shareholders equally.

8.2.6	Incidental Registrations

(a)	Right to Include Securities. If (x) the Company or any direct or indirect subsidiary of the Company at any time after the date hereof proposes to make a listing or public offering under the laws of any non-U.S. jurisdiction of a class of securities or to register securities of any such class of securities for sale under the Securities Act (other than a registration on Form S-4, F-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account, or (y) the Lion Parties acting in accordance with Clause 8.2.1 cause the Company or any other direct or indirect subsidiary of the Company to make a listing or IPO of its shares, the issuer of such securities (the “Issuer”) will, at each such time, give prompt written notice to all Shareholders of the Company of its intention to do so and of the Shareholders’ rights under this Clause 8.2.6. Upon the written request of any such Shareholder made within fifteen (15) days after the receipt of any such notice (which request shall specify the number of securities intended to be disposed of by such Shareholder), the Issuer will use its reasonable endeavours to take such steps as are necessary or appropriate to make a listing, Public Offering and/or to effect the registration under the Securities Act or under the laws, rules and regulations of such non-U.S. jurisdiction (such actions collectively referred to as “registration” in this Clause 7.2.6) of all securities which it has been so requested to register by the Shareholders); provided that:

(i)

if, at any time after giving written notice of its intention to register any securities and prior to the effective date or approval date of the applicable offering document, the Issuer shall determine for any reason not to proceed with the proposed registration of the securities, if any, to be issued by it, the Issuer may, at its election, give written notice of such determination to each requesting

Shareholder and, thereupon, shall be relieved of its obligation to register any securities in connection with such registration (but not from its obligation to pay the expenses in connection therewith);

(ii)	if such registration involves an underwritten offering by the Issuer, all Shareholders requesting to be included in such registration as provided herein must sell their securities to or at the direction of the underwriters selected by the Issuer on the same terms and conditions as apply to the Issuer, except for such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings;

(iii)	if a registration under the Securities Act requested pursuant to this Clause 8.2.6 involves an underwritten Public Offering, any Shareholder requesting to be included in such registration may elect, in writing two (2) Business Days prior to the first date on which any applicable regulatory authority grants approval or effectiveness to a preliminary or final applicable offering document not to register such securities in connection with such registration.

For purposes of this Clause 8.2.6, “securities” shall include the class of securities of the Issuer received by the Shareholders as a result of any liquidation, dissolution, winding up, termination or other transactions or sold on their behalf prior to any such liquidation, dissolution, winding up, termination or other transaction, in either case, as described in Clause 8.2.3.

(b)	Expenses. The Issuer will pay all registration expenses in connection with each registration of securities requested pursuant to this Clause 7.2.6.

(c)	Priority in Incidental Registrations. If a registration pursuant to this Clause 7.2.6 involves an underwritten offering and the managing underwriter advises the Issuer in writing that, in its opinion, the number of securities to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price or distribution of the securities offered in such offering or the timing of such offering, then the Issuer will include in such registration (i) first, 100% of such number of securities the Issuer proposes to sell on its own behalf and (ii) second, the number of securities which the Shareholders have requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number shall be allocated pro rata among all requesting Shareholders, such pro rata amount to be determined by multiplying (x) the aggregate number of securities that may be included in such registration without the adverse effect referred to above by (y) a fraction, the numerator of which is the number of securities requested by the Shareholder to be included in such registration and the denominator of which is the aggregate number of securities requested to be included in such registration.

8.2.7	Block Trades

At any time after an initial listing or IPO by the Issuer of its equity securities and subject to any “lock-up” or similar arrangements entered into in relation to such listing and/or offering, if any Shareholder proposes to sell shares of the Issuer to the public or on a stock exchange and reasonably expects to receive net proceeds in excess of US$50,000,000 (or the equivalent thereof in the relevant other currency) (a “Block Trade”, and such shares to be sold, the “Block Trade Shares”), then such Shareholder (the “Initiating Seller”) shall give written notice of such intention to each other Shareholder, which may elect, within five (5) Business Days of the receipt of any such notice, to participate in such Block Trade (each such other Investor that so elects, a “Joining Seller”) and, in any event, with a view to avoiding a disorderly market, for a period of twenty (20) Business Days after receipt of such notice, no Shareholder shall sell any of its shares of the Issuer other than (x) as a Joining Seller in connection with such Block Trade or (y) pursuant to any pre-existing obligation to sell such shares. If there are no Joining Sellers, the Initiating Seller shall be entitled to sell all of the Block Trade Shares. If there is one or more Joining Seller, the Initiating Seller and each Joining Seller shall be entitled to sell its pro rata portion of the Block Trade Shares. For the foregoing purposes, the “pro rata” number of Block Trade Shares that may be sold by the Initiating Seller or any Joining Seller in connection with a Block Trade shall be determined by multiplying (x) the total number of Block Trade Shares to be sold in such Block Trade by (y) a fraction, the numerator of which is the number of shares of the Issuer then held by the Initiating Seller or such Joining Seller, as the case may be, and the denominator of which is the number of shares then held by the Initiating Seller and all Joining Sellers, provided that, if any Joining Seller wishes to sell less than its pro rata number pursuant to the foregoing then the excess not sold by such Joining Seller (representing the number of Block Trade Shares such Joining Seller was entitled to sell less the number of Block Trade Shares it elects to sell) shall be divided among the Initiating Seller and the remaining Joining Sellers pro rata, where pro rata is determined as set out above except such excess amount shall replace the amount in (x). The Initiating Seller and each Joining Seller shall agree to be responsible for its proportionate share (i.e., based on the actual number of Block Trade Shares sold by such Person divided by the total number of Block Trade Shares sold) of the costs in connection with the Block Trade. Each Joining Seller agrees to enter into such brokerage agreements or other arrangements as the Initiating Seller enters into with respect to such Block Trade.

9	DIRECTORS

9.1	The composition of the Board from time to time shall be as may be determined by the Lion Parties.

9.2	For so long as the Seller Parties collectively own not less than 5% of the total number of Shares issued and outstanding the Seller Parties collectively shall be entitled to appoint one Director (the “Seller Director”) and cause the removal and replacement of the Seller Director, provided that the Seller Director shall at all times be either [•] or [•] (the “Seller Approved Nominees”) unless the Lion Parties consent otherwise. Subject to the following sentence, at any time when the Seller Parties collectively own less than 5% of the total number of Shares issued and outstanding, the Seller Parties shall cause the Seller Director to resign. Notwithstanding the previous sentence, the Seller Parties collectively shall until the third anniversary of the date of this Agreement continue to be entitled to appoint the Seller Director in the event that they collectively hold less than 5% of the total number of Shares issued and outstanding if they would have collectively held not less than 5% of such Shares but for any issue(s) of Shares by the Company pursuant to Clause 4.1.

9.3	A meeting of the Board shall be convened by a ten (10) Business Day written notice, unless all Directors agree in writing otherwise, and held at least once every three months.

9.4	All matters to be determined at meetings of the Board and any committees thereof shall be determined by a majority of votes cast.

9.5	Each Director of the Company shall be entitled to one vote at any Board meeting or any meeting of a committee of the Board and, in the case of an equality of votes, no person shall have a second or casting vote. A meeting of the Board shall only be quorate for so long as a majority of the Directors present at that meeting are non-UK tax resident.

9.6	The Company (or another member of the Group at the direction of the Company) shall reimburse and pay to each Director any reasonable travelling, hotel or other out-of-pocket expenses which the Director may incur in the performance of his duties (inclusive/exclusive of VAT if applicable) which shall be payable monthly in arrears.

9.7	The Company shall take out and maintain in force a policy of insurance covering such matters and on such terms and conditions as the Lion Parties shall agree for each Director to serve on the Board and on the board of directors or other similar governing body of any other member of the Group (each, a “Satellite Board”) for the duration of their appointment, on which each Director and each such individual shall be noted as a beneficiary.

9.8	Each Director shall be entitled to appoint any other Director to be his proxy in accordance with applicable provisions of Luxembourg law and a Director or any such proxy shall not be required to hold any share qualification, shall not be subject to retirement by rotation and shall not be removed except by the Shareholder appointing them.

9.9	Each Director and any proxy appointed pursuant to Clause 9.8 shall be entitled to disclose to any Shareholder appointing him such information concerning the Company and its business as he thinks fit without violating any contractual, fiduciary or other obligation. The provisions of Clause 11 shall apply to any such information that is Confidential Information.

9.10	Any meeting of the Board or any committee thereof may consist of a conference call between Directors, some or all of whom are in different places provided that each Director who participates in the meeting is able:

9.10.1	to hear each of the other participating Directors addressing the meeting; and

9.10.2	if he so wishes, to address each of the other participating Directors simultaneously,

whether directly, by conference telephone or by any other form of communication equipment or by a combination of such methods. A meeting held in this way shall be deemed to take place at the place where the largest group of Directors is assembled or, if no such group is readily identifiable, at the registered office of the Company.

9.11	A resolution or other consent executed or approved in writing by all of the Directors who would have been entitled to vote thereon had the same been proposed at a meeting of the relevant Board which such Directors had attended shall be as valid and effective for all purposes as a resolution passed at a meeting of a Board duly convened and held and may consist of several documents in the like form, each signed by one or more of the Directors.

9.12

In the event that it is proposed that the Company or any Group Company enter into any transaction, agreement or arrangement with a value during any twelve-month period of over US$ 1 million with any shareholder, director or officer of a Lion Party or any of their respective Affiliates (a “Related Party Transaction”) but excluding the Advisory Agreements referred to in Clause 3 hereof, and the underwriting and provision of financing for the obligations under the SPA under the Series B Notes then the relevant Lion Party shall procure that such Related Party Transaction is not entered into until it has provided details thereof to the Seller Parties and consulted with the Seller Parties as to the terms of such Related Party Transaction. If the Seller Parties, within ten (10) Business Days of being provided with such details notifies the relevant Lion Party in writing that the Seller Parties object to the terms of the Related Party Transaction (which notice shall include the reasons for the objection), the relevant Lion Party and the Seller Parties shall in good faith attempt to agree the terms upon which the Related Party Transaction shall proceed. If they are unable to agree on such terms within twenty (20) Business Days thereafter, the relevant Lion Party shall be entitled to appoint a partner of an internationally recognised accounting firm of good reputation or a reputable international investment bank (the “Accounting Partner”) to determine (acting as an expert and not as an arbitrator) whether or not such Related Party Transaction is being entered into on an arm’s-length basis. If, but only if, the Accounting Partner determines the Related Party Transaction is being entered into on an arm’s-length basis then the relevant Lion Party shall be entitled to procure that the Related Party Transaction be entered into. The costs of the Accounting Partner shall be borne by the Company. This Clause 9.12 shall not apply to the provision by a Lion Party or any of their Affiliates of short term debt financing, on arms’ length terms, to refinance existing indebtedness of the Group and/or to meet the short term working capital requirements of the Group

10	ACCESS TO INFORMATION AND ACCOUNTS

10.1	The Company shall provide (or procure that a member of the Group provides) to the Shareholders the following information with respect to the Group (or certain Subsidiaries thereof) as soon as reasonably practicable following the same becoming available:

10.1.1	quarterly management accounts, in the form and timing provided under the Finance Documents;

10.1.2	annual audited financial statements of the Group prepared in accordance with IFRS and as provided under the Finance Documents;

10.1.3	copies of written materials provided to the Board for any regular or special meetings of the Board or for purposes of obtaining written consent in lieu of a meeting; and

10.1.4	the annual budget and business plan as provided under the Finance Documents.

11	WARRANTIES

11.1	Each Party warrants to the other Parties as of the date of this Agreement and as at Closing that (i) it is properly incorporated under the relevant law of its jurisdiction and has full power and authority without requiring the consent of any other person, (ii) it has taken all necessary actions, to enter into and exercise its rights and perform its obligations under this Agreement and all other documents to be executed by it at Closing in connection with this Agreement, and (iii) this Agreement and all other documents to be executed by it will, when executed, constitute lawful, valid and binding obligations of it in accordance with their respective terms.

11.2	The Parties warrant and commit that they shall vote their Shares to implement the conversion rights provided under any securities convertible into equity of the Company or any Group member.

12	CONFIDENTIALITY AND CONTACT RESTRICTIONS

12.1	Subject to Clauses 12.2, 12.3, and 12.4 below, each Shareholder covenants with the Company that:

12.1.1	it shall use any Confidential Information acquired by it solely in accordance with its performance of this Agreement and in particular, but without prejudice to the generality of the foregoing, not make any commercial use thereof or use the same for the benefit of itself or of any third party other than pursuant to this Agreement;

12.1.2	it shall not disclose the Confidential Information to any person other than those of its employees, directors or advisers who reasonably need to know the Confidential Information for the purposes of the Agreement or the business (a “Recipient”) and shall procure that each Recipient is made aware of and complies with its obligations of confidentiality under this Agreement as if the Recipient was a Party to this Agreement, and, without prejudice to the generality of the foregoing, each Seller Party covenants with the Company and the other Shareholders that it shall not disclose Confidential Information to any person (including, without limitation, any of its shareholders, employees, directors or advisers) who is in any way connected with (whether as an investor, owner, employee, director, officer, consultant or otherwise) a Competing Business.

12.2	The provisions of Clause 12.1 shall not apply to the disclosure of any Confidential Information by any Party:

12.2.1	in the course of consultations with the Auditors, other professional advisers, lenders and proposed lenders and with any other Shareholder;

12.2.2	for the purposes of facilitating an Exit, to any proposed purchaser, underwriter, sponsor or broker; and/or

12.2.3	in respect of any Shareholder to a third party in relation to a potential Transfer of its Shares or CPECs, provided that such third party is not in any way connected with (whether as investor, owner, employee, director, officer, consultant or otherwise) a Competing Business;

in each case so long as the disclosing Party (i) uses reasonable endeavours to procure (or in the case of a disclosure pursuant to Clause 12.2.3 the disclosing Party does in fact procure) that any such recipient enters into an appropriate legally-binding confidentiality undertaking (such confidentiality undertaking expressly stating that the Company shall be entitled to enforce it) and (ii) keeps the Board informed of any disclosures made pursuant to this Clause 12.2 and provides the Board with reasonable advance notice of the matters and information to be disclosed in order to provide the Board with an opportunity to voice its reasonable objections to any such disclosure.

12.3	The provisions of this Clause 12 shall not apply to the disclosure of any Confidential Information by any Party:

12.3.1	which now or hereafter comes into the public domain otherwise than as a result of a breach of such undertaking of confidentiality;

12.3.2	which is required by law or regulation to be disclosed to any person who is authorised by law to receive the same;

12.3.3	which is required to be disclosed in accordance with the terms of the Group’s financing documentation;

12.3.4	to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing Party is a party in a case where such disclosure is required by such proceedings;

12.3.5	to any professional advisers to the disclosing Party who are bound to the disclosing Party by a duty of confidence which applies to any information disclosed;

12.3.6	to any third party in connection with negotiations for an Exit, where, prior to any such disclosure, such third party is bound to any member of the Group or the relevant Party (in a form reasonably satisfactory to the Lion Parties) by a confidentiality agreement to maintain confidentiality of such information;

12.3.7	to the other Parties to this Agreement; or

12.3.8	pursuant to the terms of this Agreement.

12.4	Notwithstanding the foregoing provisions, each Lion Party shall be entitled to make such disclosure to its partners, trustees, shareholders, unit holders and other participants in relation to the business affairs and financial position of the Company as it may in its reasonable discretion see fit.

12.5	In the case of disclosure pursuant to Clauses 12.3.2 to 12.3.8 such disclosing Party shall, save where giving notice to other Parties is prohibited by law, give as much notice to the Company of such disclosure as is practicable and shall take into account the reasonable requests of the Company in relation to the contents and terms of such disclosures.

13	DEEDS OF ADHERENCE

13.1	Subject to the provisions of Clause 13.2, no Transfer or allotment of any Shares and CPECs shall be made unless the transferee or allottee shall have first executed a Deed of Adherence and such Deed shall have been delivered to the Company at its registered office and to the Shareholders.

13.2	No Deed of Adherence need be executed:

13.2.1	if the transferee or allottee, as the case may be, is already a Party to this Agreement (in the same capacity as that in which the transferor is a Party in respect of the Shares and CPECs in question); or

13.2.2	if the Board obtains the consent of the Lion Parties to a waiver of the need for a Deed of Adherence.

13.3	Each Party acknowledges and agrees that, upon the transferee or allottee duly executing the Deed of Adherence, such person shall become a Party to this Agreement in accordance with the terms of the Deed of Adherence in the capacity stated in the Deed of Adherence in accordance with the provisions of Schedule 2.

14	TERMINATION

14.1	Save as provided for in Clause 14.2 below, this Agreement shall terminate and be of no further force or effect upon the earlier of the following:

14.1.1	all of the Seller Parties ceasing to hold any Shares;

14.1.2	an IPO or a Sale;

14.1.3	the written agreement of the Parties;

14.1.4	the Company going into compulsory liquidation under applicable bankruptcy laws; or

14.1.5	the date falling 50 years after the date of this Agreement.

14.2	On termination of this Agreement, Clauses 12, 14 to 15 and 18 to 31 shall survive and continue in full force and effect but all other rights and obligations of the Shareholders shall cease immediately, provided that in the case of a termination as a result of an IPO the provisions of Clauses 8.2.3, 8.2.4, 8.2.6 and 8.2.7 shall survive. Termination does not affect the Shareholders’ accrued rights and obligations as at termination.

14.3	If any one Shareholder ceases to hold any Shares or CPECs in accordance with the terms of this Agreement, this Agreement (other than Clause 5.3.3) shall cease to apply to such Shareholder from the date it ceases to hold such securities but without prejudice to any rights, obligations or liabilities which may have accrued prior to the date on which such Shareholder ceased to hold any such securities.

14.4	Termination of this Agreement shall not affect the terms of any agreement entered into between the Shareholders, or any successor of either of them holding Shares and CPECs which replaces this Agreement.

15	ANNOUNCEMENTS

15.1	Subject to Clause 15.2 no Party shall, save with the consent of the Lion Parties, make any public announcement or press release concerning or otherwise disclose or divulge any information concerning the Shareholders’ involvement with or interest in the Group nor regarding (without limitation) the existence, subject matter or any of the terms set out in this Agreement or any ancillary agreement, nor regarding any matter ancillary thereto.

15.2	This Clause 15 shall not apply to any announcement, public statement or circular required by law, regulation or a regulatory or governmental body to which the Company or any such Party is subject in which case the Party concerned shall make all reasonable attempts to agree the contents of such announcement or statement with the Lion Parties and the Company concerning the timing and content of such announcement before making the announcement or statement and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement or statement.

16	TAX AND VCOC

16.1	Certain Tax Matters

For the purposes of this Clause 16.1, “Code” means the United States Internal Revenue Code of 1986, as amended, and any statute successor thereto.

16.1.1	Tax Elections. The Lion Parties shall have the sole authority to cause the Company and its direct and indirect subsidiaries to make, or to refrain from making, all tax (and accounting) elections for U.S. tax purposes, including without limitation, elections to “check the box” as to tax characterization of an entity for U.S. tax purposes, and elections under section 338 of the Code. The Lion Parties shall treat the Company as an association taxable as a corporation under the Code.

16.1.2	The Company, being an association taxable as a corporation under the Code, shall use its commercially reasonable efforts to maintain such information as shall be necessary to determine whether the Company or any of its Subsidiaries is a “passive foreign investment company,” a “controlled foreign corporation” or a corporation having a similar status under the Code, and, if the Company determines that it is in such a foregoing category, to furnish to any Shareholders as reasonable requested from time to time such information as shall be necessary to enable such Shareholder (or any of its owners) to comply with its tax reporting obligations in connection with its investment in the Company. Any costs incurred by the Company as a result of compliance with this clause 16.1.2 shall be borne by the Shareholder making such requests for such information, as determined by the Company in its sole discretion, and by any other Shareholders that may be resident for tax purposes in the US in proportion to their Shares owned (where the calculation shall not take into account any Shares owned by the Shareholders to which this clause 16.1.2 has no effect.)

16.1.3	The CPECs will be treated and accounted for US income tax purposes as equity (rather than debt), and US income tax filings by any Shareholder will be consistent with such treatment.

16.1.4	As the Company is an association taxable as a corporation under the Code, the Shareholders shall, if requested by the Lion Parties, cause an election under section 338(g) of the Code to be made to the extent permitted by law to treat the purchase of the business under the SPA or any other business (if such purchase is eligible for an election under section 338(g) of the Code) as a purchase of the target group’s assets in accordance with section 338 of the Code. The Tax Matters Person shall prepare an allocation of the Purchase Price in accordance with the rules under section 338 of the Code and the Treasury Regulations promulgated thereunder. The US Shareholders agree to use the agreed-upon allocations for purposes of all relevant US tax returns or filings, including any forms or reports required to be filed pursuant to section 338 of the Code, the Treasury Regulations promulgated thereunder or any provisions of US federal, state or local law (“338 Forms”), and to cooperate in the preparation of any 338 Forms and to file such 338 Forms in the manner required by applicable law.

16.1.5	To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Shareholder (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of any Shareholder shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Shareholder or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Shareholder. If a distribution to a Shareholder is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Shareholder shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Except as otherwise provided in the last sentence of Clause 16.1.3, each Shareholder hereby agrees to indemnify and hold harmless the Company and the other Shareholders from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such other Shareholder.

16.2	Certain VCOC Matters

16.2.1	For so long as any Lion Party seeks to qualify as a VCOC Shareholder (as the term is defined in Clause 16.2.2 below), such Party shall be entitled individually to nominate at least one of the persons to the Board to be nominated by that Lion Party. The Parties acknowledge that, on the date hereof, the Initial Lion Party is a VCOC Shareholders.

16.2.2	The Company hereby agrees that for so long as any Shareholder or one of its Affiliates is a “venture capital operating company” (such Shareholder or Affiliate, a “VCOC Shareholder”), as defined in the regulations promulgated under the United States Employee Retirement Income Security Act of 1974, as amended, by the United States Department of Labor (the “Plan Asset Regulations”), and such VCOC Shareholder continues to hold, directly or indirectly, any Shares or CPECs (or other securities of the Company into which such Shares or CPECs may be converted or for which such Shares or CPECs may be exchanged), without limitation on, or prejudice to, any of the other rights provided to the VCOC Shareholder under this Agreement or applicable law, the Company shall provide to such VCOC Shareholder or its designated representative:

(a)	such information and consultation rights and other assistance as such VCOC Shareholder may require to preserve its direct or indirect interest in the Company qualifying as a “Venture Capital Investment” (within the meaning of the Plan Asset Regulations) and, in connection with an Exit, such distribution of securities held directly or indirectly by the VCOC Shareholder or such other reasonable assistance such as to enable such Shareholder, in its discretion, to elect to commence its “distribution period” (within the meaning of the Plan Asset Regulations) or otherwise preserve its qualification as a “venture capital operating company” within the meaning of the Plan Asset Regulations, and the Parties will agree to such amendments to this Agreement as may be required by a VCOC Shareholder to preserve such qualification or permit such election or otherwise, provided that no such amendment would result in a material adverse effect on the operations or business of the Group, taken as a whole, or on the financial, legal or tax position of any other Shareholder;

(b)	prior notice of all material corporate actions (unless any such action is required to be disclosed to the general public, in which case, such VCOC Shareholder shall be deemed to have received notice pursuant to such disclosure) and the right to consult with the Company and members of the Group with respect to such actions; provided that the Company may provide such notice to the applicable designated representative of such VCOC Shareholder, which in turn shall be responsible forwarding such notice to the VCOC Shareholder the right to visit and inspect any of the offices and properties of the Group and inspect and copy the books and records of the members of the Group, at such times as the VCOC Shareholder or its designated representative shall reasonably request;

(c)	copies of the information provided to each Shareholder under Clause 9; and

(d)	the right to consult with appropriate directors of the Company and each member of the Group periodically and at such times as reasonably requested by the VCOC Shareholder with respect to matters relating to the business, finances, accounts and affairs of the Company and the members of the Group. Any costs incurred by the Company as a result of compliance with this clause 16.2 shall be borne by the Shareholder making such requests for such information.

16.2.3	The Company agrees to consider, in good faith, the recommendations of the VCOC Shareholder or its designated representative in connection with the matters on which it is consulted as described above, recognising that the ultimate discretion with respect to all such matters shall be retained by the Company.

17	COMPLIANCE

17.1	The Company undertakes to each of the Shareholders that it shall, and shall procure that each Group Company and their respective directors, officers and employees shall, comply with all applicable anti-bribery and anti-corruption laws and regulations. Without prejudice to the generality of the foregoing, the Company shall, and shall procure that each Group Company and their respective directors, officers and employees shall, refrain from taking any action that would result in a violation by any direct or indirect investor in the Company of the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws which apply to it by virtue of such investor’s direct or indirect investment in the Company.

17.2	Without limiting the generality of clause 17.1, the Company undertakes to each of the Shareholders that it shall, and shall procure that each Group Company and their respective directors, officers and employees shall, refrain from offering, promising to pay, or authorising the payment of any money, or offering, giving, promising to give, or authorising the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or for any public international organisation, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

17.2.1	influencing any act or decision of such Government Official in his official capacity;

17.2.2	inducing such Government Official to do or omit to do any act in violation of his lawful duty;

17.2.3	securing any improper advantage;

17.2.4	inducing such Government Official to influence or affect any act or decision of any entity or enterprise owned or controlled by a government; or

17.2.5	assisting the Company or any Group Company in obtaining or retaining business for or with, or directing business to the Company or any Group Company.

17.3	The Company undertakes to each of the Shareholders that it shall within 180 days from Closing:

17.3.1	retain any of PricewaterhouseCoopers, KPMG, Deloitte & Touche, and Ernst & Young (the “Compliance Consultant”) to develop and propose procedures and policies which are necessary and/or desirable to ensure full compliance with the undertakings and the laws referred to in clause 17.1 and clause 17.2; and

17.3.2	implement the material procedures and policies proposed by the Compliance Consultant materially in accordance with the Compliance Consultant’s advice; and

17.3.3	designate one of the existing members of the senior management or recruit a suitably qualified and experienced person to act as a compliance officer whose responsibilities shall include monitoring on a frequent basis the compliance by each Group Company and their respective directors, officers and employees with the undertakings set out, and the laws referred to, in clause 17.1 and clause 17.2, and the implementation of and compliance with the procedures and policies proposed by the Compliance Consultant.

17.4	Each of the Shareholders undertakes not to transfer any of its Shares to a Prohibited Person.

17.5	The Company undertakes not to enter into any transactions with a Prohibited Person including (but not limited to) issuing or registering any securities in the Company or any Group Company in the name of a Prohibited Person.

18	ASSIGNMENT AND SUB-CONTRACTING

No Party shall be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement in whole or in part otherwise than pursuant to a Transfer in accordance in all respects with the provisions and requirements of this Agreement and the Articles.

19	EXCLUSION OF AGENCY, PARTNERSHIP OR JOINT VENTURE

Nothing in this Agreement or any arrangement contemplated by it shall be construed as establishing or implying any partnership between the Parties, and nothing in this Agreement shall be deemed to constitute any of the Parties as the agent of any other or to authorise any Party to hold itself out as agent or to bind, contract in the name of or to create a liability for any other in any way or for any purpose.

20	FURTHER ASSURANCE, CONFLICT AND COMPLIANCE WITH ARTICLES, MODIFICATIONS TO ACCOMMODATE THE PARTIES’ TAX EFFICIENCY

20.1	Each Party shall, now or as required at any time in the future, do, or procure the doing by a third party of, so far as may be reasonably within its power and as may be reasonably requested of it, all acts and/or execute or procure the execution of all documents in a form satisfactory to the other Parties as is or are required to give full effect to this Agreement and the other Transaction Documents and the transactions intended to be effected hereby and thereby and shall further (if necessary), so far as may be within its power, procure any required amendment to the Articles.

20.2

If there is any conflict or inconsistency between the provisions of this Agreement and the Articles, (i) this Agreement shall prevail, although nothing in this Agreement shall constitute an amendment of the Articles and (ii) the Shareholders shall take all lawful actions necessary to amend the Articles in order to implement the terms of this Agreement, and in any event, shall act in accordance with this Agreement.

20.3	The Shareholders shall consult with each other in good faith regarding the corporate structure of the Company and the Group Companies, as well as the capitalisation structure of the Company, and shall in good faith consider any requests by the Lion Parties and/or the Seller Parties to make modifications to such corporate structure or capitalisation structure of the Company so as to optimise the corporate structure as is appropriate to accommodate the efficient and effective taxation planning of the requesting party and its ultimate beneficial owners provided that the efficient and effective taxation planning of the other Parties is not adversely affected by any such request. If as a result of such consultation the Lion Parties and the Seller Parties agree to reorganise, recapitalise or otherwise restructure the Company or any other member of the Group resulting in the Shareholders (or any of them) receiving shares or other securities of any class issued by any Group Company, by way of a dividend or distribution in kind or in exchange for or otherwise in replacement of Shares and CPECs, the term “Shares” and “CPECs”, whenever used in this Agreement (unless the context otherwise requires), shall be deemed to include any such other securities when issued.

21	ENTIRE AGREEMENT

This Agreement and the documents referred to in it in agreed form together constitute the entire agreement and understanding of the Parties in relation to the matters subject thereto and supersede any previous agreement between the Parties (whether written or oral) in relation to all or any of such matters and without prejudice to the generality of the foregoing, exclude any representation, warranty, condition or other undertaking implied at law or by custom other than where expressly contained in this Agreement, provided that nothing in this Clause shall exclude a Party from liability for fraudulent misrepresentation.

22	VARIATION

22.1	Subject to Clause 22.2, any variation of this Agreement must be in a written document and signed by each of the Shareholders.

22.2	If any Party ceases to hold Shares then, as from the date of such cessation, this Agreement may be varied without reference to or the need for signature of any relevant document by that Party, provided that (for the avoidance of doubt) such variation shall not give rise to any new or increased liability of that Party.

23	WAIVER

23.1	A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such or other rights or remedies nor shall operate so as to bar the exercise or enforcement thereof. No single or partial exercise of any right or remedy under this Agreement shall prevent further or other exercise of such or other rights or remedies.

23.2	No waiver by any Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such Party.

23.3	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

24	ILLEGALITY AND SEVERANCE

24.1	The provisions contained in each Clause of this Agreement shall be enforceable independently of the others and the invalidity of any one provision shall not affect the validity of the others.

24.2	If a provision of this Agreement is, or but for this Clause would be, held to be illegal, invalid or unenforceable, in whole or in part, in the jurisdiction to which it pertains but would be legal, valid and enforceable if part of the provision was deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable in that jurisdiction, and any such illegality, invalidity or unenforceability in any jurisdiction shall not invalidate or render invalid or unenforceable such provisions in any other jurisdiction.

24.3	If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part and Clause 24.2 cannot be used to make it legal, valid and enforceable, a Shareholder may require the other Shareholders to enter into a new agreement or deed under which those Shareholders undertake in the terms of the original provision, but subject to such amendments as the Shareholder specifies in order to make the provision legal, valid and enforceable. No Shareholder will be obliged to enter into a new agreement or deed that would increase its liability beyond that contained in this Agreement, had all its provisions been legal, valid and enforceable.

25	RIGHTS OF THIRD PARTIES AND NO RECOURSE

25.1	A Party who is not a Party to this Agreement or who does not execute a Deed of Adherence in accordance with this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from such Act.

25.2	Accordingly, this Agreement shall be binding upon and enure solely for the benefit of the Parties hereto and any person who executes a Deed of Adherence in accordance with this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

25.3	Only the Parties that are signatories hereto shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future representative of any Shareholder or any current or future direct or indirect shareholder, member, general or limited partner or other beneficial owner of any Shareholder or any of their respective representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such person for any obligation of any Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

26	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each Party has executed at least one part or counterpart.

27	NOTICES

27.1	Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the Party due to receive it at the address or fax number set out in Clause 27.2 and shall be deemed to have been delivered in accordance with Clause 27.3.

27.2	The Parties’ addresses and fax numbers for the purposes of this Agreement are:

27.2.1	In the case of the Lion Parties:

Lion Capital LLP

21 Grosvenor Place

London SW1X 7HF

United Kingdom

For the attention of: Javier Ferrán/James Cocker

Fax number: +44 20 7201 2222

with a courtesy copy to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

United Kingdom For the attention of Michael Francies/Ian Hamilton

Fax number: +44 20 7903 0990

27.2.2	In the case of the Seller Party [details to be inserted for all Initial Seller Parties]:

[            ]

27.2.3	In the case of the Company:

[            ]

or such other address or fax number as the relevant Party notifies to the other Parties, which change of address shall only take effect if delivered and received in accordance Clause 25.3.

27.3	A notice so addressed shall be deemed to have been received:

27.3.1	if personally delivered, at the time of delivery;

27.3.2	if sent by pre-paid, recorded delivery or registered post, two (2) Business Days after the date of posting to the relevant address;

27.3.3	if sent by registered air-mail, five (5) Business Days after the date of posting to the relevant address; or

27.3.4

if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice or communication is received after the end of normal working hours (and “normal working hours” shall be deemed to be 8.30 am to 5.30 pm on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.

28	SELLER PARTIES’ REPRESENTATIVE

28.1	Each of the Seller Parties appoints [[ • ] (acting alone)], [[ • ] and [ • ] (acting together), (who may each act individually)] (the “Seller Parties’ Representative”) to be their representative in respect of any provisions of this Agreement where (whether individually or with others) the Seller Parties are required or entitled to give or receive any notice, consent, application or election.

28.2	The following provisions shall apply in relation to any appointment under this Clause 28:

28.2.1	subject to the other provisions of this Clause, each of the Seller Parties warrants that the Seller Parties’ Representative has and shall retain the authority to bind it in all matters arising from, or in relation to any of the provisions of this Agreement referred to in Clause 1.7 and Clause 28.1 but it is acknowledged that the Seller Parties’ Representative shall have no such authority in relation to any other provision of this Agreement or otherwise;

28.2.2	the Lion Parties shall be entitled to rely on all and any communications provided by the Seller Parties’ Representative within the scope of his/their authority (as described within this Clause) as binding on each of the Seller Parties;

28.2.3	any communication in respect of any matter within the authority of the Seller Parties’ Representative described in this Clause shall be deemed (unless the context otherwise requires) to be provided to the Seller Parties’ Representative as nominee for all of the Seller Parties. In any event (notwithstanding anything to the contrary in this Agreement), any notice served on the Seller Parties’ Representative shall be deemed to have been validly served at the same time on each of the Seller Parties on whom it is required to be served;

28.2.4	the Seller Parties shall be entitled to appoint an alternative Seller Parties’ Representative in place of the Seller Parties’ Representative named in this Clause.

28.3	The Parties acknowledge and agree that, unless the remaining Seller Parties notify the Lion Parties otherwise, the appointment of the Seller Parties’ Representative shall cease on the date on which all of the Seller Parties cease to be Shareholders.

29	EFFECT OF COMPLETION

Except to the extent that they have been performed and except where this Agreement provides otherwise, the warranties, representations, indemnities and obligations contained in this Agreement remain in force after Closing and Closing shall not in any way constitute a waiver of any Shareholders’ rights hereunder.

30	ARBITRATION

Any dispute, controversy or claim of any kind or nature between the Parties arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity thereof (each, a “Dispute”) shall be finally settled by binding arbitration (“Arbitration”) under the Rules of Arbitration (the “Rules”) of the London Court of International Arbitration in force at the time of such Arbitration, by three arbitrators appointed in accordance with the Rules. The seat of the arbitration shall be London, England. The language of the arbitration shall be English. The arbitral award shall be in writing, shall detail the disputed matters and reasons on which the arbitral award is based, shall not include any punitive damages and shall be the sole and exclusive remedy between the Parties regarding any Dispute. The Parties expressly agree that leave to appeal under Section 69 (1) or an application for the determination of a preliminary point of law under Section 45 of the Arbitration Act 1956 may be sought with respect to any question of law arising from an award. The arbitral award shall be final and binding upon the Parties and shall not be subject to appeal of any court or other authority.

31	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with English law.

SCHEDULE 1

FORM OF CPEC INSTRUMENT

SCHEDULE

DEED OF ADHERENCE

DEED OF ADHERENCE dated • made by • (the “Adhering Party”) in favour of the persons whose names are set out in the schedule to this deed.

RECITALS

(A)	This deed is supplemental to the Shareholders’ Agreement dated [ ] made between the Initial Lion Party, the Lion Bridging Party, the Initial Seller Parties and the Company (the “Shareholders Agreement”).

(B)	[Name of transferring Shareholder] has agreed to transfer [a portion] [all] of its Shares and CPECs to the Adhering Party and this deed is entered into pursuant to Clause [ ] of the Shareholders’ Agreement.

REPRESENTATIONS AND WARRANTIES

32	The Adhering Party represents to each Existing Party that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Deed of Adherence and the Shareholders’ Agreement (and any other agreement or arrangement to be entered into by it in connection thereto), that the obligations expressed to be assumed by it under this Deed of Adherence and the Shareholders’ Agreement and each such other agreement are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Deed of Adherence and each such other agreement and arrangement, including but not limited to the Shareholders’ Agreement, will not:

32.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

32.2	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

OPERATIVE PROVISIONS:

33	The Adhering Party confirms that it has been given and read a copy of the Shareholders’ Agreement and covenants with each person named in the schedule to this deed (and any persons to whom the persons named in the schedule to this deed may have transferred shares in the Company in accordance with the terms of the Shareholders’ Agreement prior to the date of this deed) to perform and be bound by all the terms of the Shareholders’ Agreement as if the Adhering Party were a Shareholder for the purposes of the Shareholders Agreement;

34	The Adhering Party is adhering to the Shareholders Agreement in the capacity of a [Lion Party][Seller Party][Shareholder]. [Note: The Adhering Party will adhere as a “Lion Party” if a Permitted Transferee of a Lion Party, a “Seller Party” if a Permitted Transferee of the Seller Party and a “Shareholder” otherwise.]

35	Unless the context requires otherwise, words and expressions defined in the Shareholders’ Agreement shall have the same meaning when used in this deed.

36	This deed is governed by English law.

DULY EXECUTED AND DELIVERED
AS A DEED ON THE DATE STATED ABOVE

[ADHERING PARTY]

[Appropriate deed execution clause]

by:

Acknowledged and Accepted:

[COMPANY]

by:

SCHEDULE

FORM OF ARTICLES OF ASSOCIATION OF THE COMPANY

SCHEDULE

ALLOCATION BETWEEN A REDEEMABLE SHARES AND CPECS

SCHEDULE

INITIAL SELLER PARTIES

1 Name and address of each Initial Seller Party	2 Number of A Redeemable Shares and CPECs to be acquired	3 Share of Consideration	4 Due Proportion (%)

[ • ]	[ • ]	[ • ]	[ • ]

[ • ]	[ • ]	[ • ]	[ • ]

[ • ]	[ • ]	[ • ]	[ • ]

[ • ]	[ • ]	[ • ]	[ • ]

	Total [ • ] A Ordinary Shares and CPECs	[ • ]	100

IN WITNESS WHEREOF this Agreement has been executed as a DEED on the date that appears on the first page of this Agreement by:

[Deed execution clauses]

SCHEDULE 4

PLEDGE AGREEMENT

Agreed Form

[l] 2008

EQUITABLE SHARE MORTGAGE

between

Lion/Rally Cayman 1 LP acting by and through its GP

as Chargor

and

[BISON]

as Chargee

In relation to the shares in Lion / Rally Cayman 2

This Share Mortgage is subject to the terms of the Shareholders Agreement (as defined herein)

		Page

1	INTERPRETATION	107

2	COVENANT TO PAY	109

3	CREATION OF SECURITY	109

4	DEPOSIT OF SHARE CERTIFICATES	110

5	[INTENTIONALLY LEFT BLANK]	111

6	CONTINUING SECURITY	111

7	REPRESENTATIONS AND WARRANTIES	112

8	UNDERTAKINGS OF THE CHARGOR	113

9	ENFORCEMENT OF SECURITY	113

10	RECEIVER	114

11	FURTHER ASSURANCES	115

12	POWER OF ATTORNEY	116

13	DELEGATION	116

14	NO LIABILITY AS MORTGAGEE IN POSSESSION	117

15	PROTECTION OF THIRD PARTIES	117

16	STAMP DUTIES	117

17	ADDITIONAL PROVISIONS	117

18	REMEDIES AND WAIVERS	118

19	NOTICES	118

20	COSTS AND EXPENSES	119

21	CURRENCY OF ACCOUNT	119

22	ASSIGNMENTS, ETC.	119

23	SET-OFF	120

24	COVENANT TO RELEASE	120

25	PREVAILING AGREEMENT	120

26	GOVERNING LAW	120

27	JURISDICTION OF ENGLISH COURTS	120

28	COUNTERPARTS AND EFFECTIVENESS	120

SIGNATORIES		122

THIS SHARE MORTGAGE (this “Mortgage”) is made as a deed on the [l] day of [l] 2008

BETWEEN:

(1)	LION/RALLY CAYMAN 1 L.P., acting by and through its GP, a limited partnership incorporated in [l] with registered number [l] (the “Chargor”); and

(2)	[BISON], a corporation organised under the laws of [l] (the “Chargee”).

WHEREAS:

(A)	The Chargor and Chargee have entered into a Shareholders Agreement pursuant to which certain terms and conditions relating to the management and administration of Lion/Rally Cayman 2 have been agreed between the parties thereto.

(B)	Pursuant to the terms of the Shareholders Agreement, the Chargor has agreed to certain undertakings, one of which that the Chargor shall have entered into this Mortgage.

(C)	Each of the parties hereto intend this Mortgage to, and it shall, take effect as a deed.

1	INTERPRETATION

1.1	Definitions In this Mortgage the following terms have the meanings given to them in this Clause 1.1, except where the context otherwise requires.

“Account Bank” means such bank or financial institution with which the Realisation Accounts are from time to time maintained as selected by the Chargee.

“Enforcement Event” means at any time the Chargee gives notice in writing to the Chargor that (i) an Event of Default has occurred and is continuing and has not been remedied for more that 15 Business Days since its occurrence nor waived by the Chargee and (ii) this Mortgage has therefore become enforceable.

“Encumbrances” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, or other encumbrance of any kind securing any obligation of any person or any right conferring a priority of payment in respect of any obligations of any person (including without limitation, title transfer and/ or retention arrangements having similar effect).

“Event of Default” means a failure by the Chargee in respect of its payment obligations under Clause 8.10 of the Shareholders Agreement in accordance with the terms set out therein (including any applicable grace periods).

“Financial Collateral Regulations” means the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226).

“Issuer” means Lion/Rally Cayman 2.

“Receiver” means an administrative receiver, a receiver and manager or other receiver, in either case, appointed pursuant to this Mortgage.

“Related Rights” means:

(a)	any dividend or interest paid or payable in relation to any of the Shares;

(b)	any stock, shares, securities, rights, moneys or property accruing or offered at any time, (whether by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise) to or in respect of any of the Shares or in substitution or exchange for or otherwise derived from any of the Shares; and

(c)	any dividend, interest or other income in respect of any asset referred to in paragraph (b) above.

“Secured Parties” means:

(d)	the Chargee;

(e)	any successor, transferee, replacement or assignee of the Chargee.

“Security Assets” means the Shares and Related Rights.

“Secured Obligations” means all payment obligations of the Chargor to the Chargee under clause 8.10 of the Shareholders Agreement provided that the total amount of Secured Obligations recoverable hereunder shall be capped to the same percentage of shares held by the Chargor in the Company. For the avoidance of doubt, the Chargor shall only be liable for an amount equal to the Chargor’s proportionate shareholding in the Company.

“Security Period” means the period beginning on the date of this Mortgage and ending on the date upon which all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full and/or the security interests contemplated to be created hereby have been unconditionally and irrevocably released and discharged in full.

“Shares” means, subject to the proviso in paragraph (i) of Clause 3.1 (Charges”) the shares in the capital of the Company (as defined in the Shareholders’ Agreement) owned by Chargor.

“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company dated [    ] 2008 and made between [ ].

1.2 Interpretation Unless expressly defined in this Mortgage, capitalised terms defined in the Shareholders Agreement have the same meanings in this Mortgage and the construction rules set out in Section 1.2 of the Shareholders Agreement shall apply to this Mortgage, mutatis mutandis, as though they were set out in full in this Mortgage except that references to “this Agreement” shall be construed as references to this Mortgage.

1.3 Certificates A certificate of the Chargee setting forth the amount of any Secured Obligation due from the Chargor shall be prima facie evidence of such amount in the absence of manifest error.

1.4 Third Party Rights A person who is not a party to this Mortgage has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Mortgage.

1.5 Effect as a Deed This Deed is intended to take effect as a deed notwithstanding the fact that a party may only execute this Deed under hand.

2	COVENANT TO PAY

2.1 Covenant to Pay The Chargor, as primary obligor and not merely as surety, hereby covenants with the Chargee that the Chargor will pay or discharge each of the Secured Obligations in the manner provided for in the Shareholders Agreement.

2.2 Default Interest The Chargor agrees that any amount not paid when due under this Mortgage shall bear interest (after, as well as before, judgement) payable on demand at the date specified in the Shareholders Agreement, from the due date until the date such amount is paid and in full.

3	CREATION OF SECURITY

3.1 Charges The Chargor, in its capacity as registered owner of its shareholding in the Company and as continuing security for the payment, discharge and performance of all the Secured Obligations hereby, with full title guarantee:

(a)	mortgages and charges and agrees to mortgage and charge to the Chargee, all the Shares held now or in the future by it and/or any nominee on its behalf, the same to be a security by way of first equitable mortgage; and

(b)	mortgages, charges and assigns and agrees to mortgage, charge and assign to the Chargee, all the Related Rights held now or in the future by it and/or any nominee on its behalf, the same to be a security by way of first equitable mortgage; and

(c)	(to the extent they are not effectively mortgaged or charged pursuant to paragraph (a) or (b) above), charges, the Shares and the Related Rights held now or in the future by it and/or any nominee on its behalf and all benefits accrued and to accrue to it thereunder, by way of first fixed charge,

PROVIDED THAT:

(i)	whilst no Enforcement Event has occurred, the Chargor shall be entitled (notwithstanding the security contemplated to be created hereby) to receive all dividends, interest and income from and any property accruing or in respect of the Security Assets (and accordingly following an Enforcement Event, the Chargee shall be entitled to such things); and

(ii)	whilst no Enforcement Event has occurred, the Chargor shall be entitled (notwithstanding the security contemplated to be created hereby) to exercise, or direct the Chargee to exercise any voting or other rights attached to any of the Security Assets, provided that it shall not exercise any voting rights in a manner which could reasonably be expected to prejudice the security created under this Mortgage in any material respect (and accordingly following an Enforcement Event, the Chargee shall be entitled to such things).

3.2 Financial Collateral The parties agree and acknowledge that:

(a)	the Security Assets constitute financial collateral;

(b)	this Mortgage and the obligations of the Chargor under this Mortgage are a security financial collateral arrangement in each case for the purposes of the Financial Collateral Regulations.

4	DEPOSIT OF SHARE CERTIFICATES

4.1 Deposit of Certificates The Chargor shall:

(a)	simultaneously with execution of this Mortgage deposit with the Chargee (or as the Chargee may direct), share certificates and other documents of title or evidence of ownership in relation to the Security Assets owned by it as at the date hereof, and as soon as practicable following it acquiring an interest in any Security Asset, share certificates and other documents of title of evidence of ownership in relation to such Security Assets;

(b)	simultaneously with execution of this Mortgage execute and deliver to the Chargee all such stock transfer forms and other documents as may be reasonably requested by the Chargee in order to enable the Chargee (or its nominee), in accordance with paragraph (c) below, to be registered as the owner or otherwise to obtain a legal title to the Security Assets and, without limiting the generality of the foregoing, as soon as practicable shall deliver to the Chargee, executed stock transfer forms for all such Security Assets in favour of the Chargee (or its nominee) as transferees or, if the Chargee so directs, with the transferee left blank; and

(c)	at any time following the occurrence of an Enforcement Event, if the Chargee so requests, procure that all such stock transfer forms are forthwith registered by the relevant person and that share certificates in the name of the Chargee (or such nominee) in respect of the Security Assets are forthwith delivered to the Chargee;

4.2 Registration on Transfer At any time following an Enforcement Event, the Chargor hereby authorises the Chargee:

(a)	to arrange for any of the Security Assets to be registered in the name of the Chargee (or its nominee); or

(b)	(under its powers of realisation), to transfer or cause the Security Assets to be transferred to and registered in the name of the Chargee (or its nominee) or any purchaser or transferee,

and upon enforcement of the security created hereby, the Chargor undertakes from time to time to execute and sign all transfers, contract notes, powers of attorney and other documents (and to procure the registration of any such transfer of the Security Assets in the relevant shareholders’ or other register) that are required by the Chargee in connection therewith.

4.3 Liability to Perform Notwithstanding anything to the contrary herein contained, the Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of the Security Assets and, without limitation, to pay all calls or other payments that may become due in respect of any of the Security Assets.

5	[INTENTIONALLY LEFT BLANK]

6	CONTINUING SECURITY

6.1 Continuing Security The security constituted by this Mortgage shall be continuing security which shall, subject to the proviso in paragraph (i) of Clause 3 (Creation of Security), extend to all the Secured Obligations and shall not be considered as satisfied or discharged by any intermediate payment or settlement of all or any of the Secured Obligations.

6.2 Breaking of Accounts If for any reason the security constituted hereby ceases to be a continuing security in respect of the Chargor (other than by way of discharge of such security in accordance with the terms of this Mortgage) or the Chargee receives, or is deemed to be affected by, notice, whether actual or constructive of any Lien affecting the Security Assets, the Chargee may open a new account with or continue any existing account with the Chargor. If the Chargee does not open a new account, it shall nevertheless be treated as if it had done so at the date of such cessation or the time when it received or was deemed to have received notice. As from that time all payments made to the Chargee will be deemed to be credited or treated as being credited to the new account and the liability of the Chargor in respect of the Secured Obligations relating to it at the date of such cessation or the time when notice was received or deemed received shall remain and shall not be reduced regardless of any payments into or out of any such account.

6.3 Avoided Payments Where any release or discharge or other arrangement in respect of all or part of the Secured Obligations (or in respect of any security for those Secured Obligations including the security created under this Mortgage) is made in reliance on any payment, security or other disposition which is avoided or must be restored in an insolvency, liquidation or otherwise and whether or not the Chargee has conceded or compromised any claim that any payment, security or other disposition will or should be avoided, the liability of the Chargor for the payment of the Secured Obligations and the obligations of the Chargor under this Mortgage shall continue as if such release, discharge or other arrangement had not been made.

6.4 Appropriations Until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full, the Chargee may if in its discretion to do so would be reasonable in the circumstances:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by it in respect of the Secured Obligations or apply and enforce the same in such manner and order as it sees fit (whether against the Secured Obligations or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from the Chargor or any other person in respect of the Secured Obligations, such account to bear interest on commercial terms.

6.5 Protection of the Chargee The Chargee shall not be liable in respect of any loss or damage which arises out of the exercise, or the attempted or purported exercise of, or the failure to exercise any of its powers, unless such loss or damage is caused by fraud, gross negligence or wilful default.

7	REPRESENTATIONS AND WARRANTIES

The Chargor makes each of the representations and warranties set out in this Clause 7 on the date hereof and acknowledges that the Chargee has entered into the Shareholders’ Agreement in reliance on those representations and warranties. Where there is a conflict between the representations and warranties set out in this Clause 7 and those appearing in Clause 17 (Warranties) of the Shareholders Agreement, the representations and warranties in the Shareholders Agreement shall prevail.

7.1 Admissibility in Evidence All acts, conditions and things required to be done, fulfilled and performed in order to make this Mortgage admissible in evidence in England and Wales or the Cayman Islands have been done, fulfilled and performed or will be done promptly after the date of this Mortgage.

7.2 No Filing or Stamp Taxes Under the laws of the Cayman Islands in force at the date hereof, it is not necessary that this Mortgage be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to this Mortgage. Cayman Islands stamp duty will be payable if this Mortgage is executed in, brought to, or produced before a court of the Cayman Islands. Such duty will not exceed CI$500.00 (US$600.00).

7.3 Security Assets On the date of this Mortgage:

(a)	the Chargor has not received notice of any adverse claim in respect of the Security Assets;

(b)	the Chargor is (subject to the terms of its partnership agreement, the Shareholders Agreement and this Mortgage) the sole owner of the Security Assets and is entitled to deal with the beneficial interest therein, the Shares are free from any Encumbrance of any kind (other than created hereby) and represent all the Shares legally owned by the Chargor and with full title guarantee, it is able to mortgage and has so mortgaged the Security Assets;

(c)	the security created over the Security Assets under this Mortgage constitutes a first priority security interest over the Security Assets;

(d)	the Security Assets are within the Chargor’s disposition and control and neither the terms of the Security Assets nor of the Memorandum and Articles of Association of any Issuer restrict or otherwise limit the right to mortgage, charge or pledge the Security Assets in favour of the Chargee;

(e)	the Shares are duly authorised, validly issued, fully paid or credited as fully paid and no calls have been made in respect thereof which remain unpaid or can be made in respect thereof in the future and they rank pari passu in all respects within their respective class and the shares have not been issued in violation of any provision of law or any rule or regulation whatsoever relating to the issue of shares or capable of affecting the validity of such issue;

(f)

except as stated in Clause 3 (Creation of Security), the Chargor has not sold or granted any rights of pre-emption or any Encumbrance over or agreed to sell or grant any right of pre-emption or any Encumbrance over or otherwise disposed of or agreed to dispose of the benefit of all or any of its rights, title and interest in and to all or any part of the Security Assets; and

7.4	Times of Making Representations and Warranties The representations and warranties set out in this Clause 7 are made on the date hereof.

8	UNDERTAKINGS OF THE CHARGOR

8.1 Duration The undertakings in this Clause 8 shall remain in force throughout the Security Period.

8.2 Maintenance of Legal Validity The Chargor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of England to enable it lawfully to enter into and perform its obligations under this Mortgage and to ensure the legality, validity, enforceability or admissibility in evidence of this Mortgage.

8.3 Restrictions on Dealing The Chargor undertakes that, except as permitted under the terms of this Mortgage or the Shareholders Agreement it will not:

(a)	create or permit to subsist any Encumbrances over any Security Asset other than (i) the Encumbrances created pursuant to this Mortgage or (ii) as permitted in the Shareholders Agreement;

(b)	lease, sell, transfer, assign or otherwise dispose of or agree to lease, sell, transfer, assign or otherwise dispose of, all or any Security Asset or any interest therein other than as permitted in the Shareholders Agreement; or

(c)	suffer or permit the Company to permit any person other than the Chargor to be registered as holders of the Shares or any part thereof.

8.4 Security Assets The Chargor undertakes that:

(a)	it will (subject to the terms of the Shareholders Agreement and this Mortgage) remain the legal and beneficial owner of the Security Assets and it or its nominee will remain the legal owner of the Security Assets; and

(b)	it will not take any action whereby the rights attaching to the Shares or the Related Rights are altered or diluted except to the extent permitted by the Chargee.

9	ENFORCEMENT OF SECURITY

9.1	Powers

(a)	At any time after the occurrence of an Enforcement Event and without any further consent or authority on the part of the Chargor, the Chargee may exercise in its sole discretion, any voting rights and any powers or rights in respect of the Security Assets under the terms thereof or otherwise which may be exercised by a registered holder of the Security Assets.

(b)	If the Chargee takes any such action as is referred to in paragraph (a) above, it shall give notice to the Chargor as soon as reasonably practicable.

(c)	For the purposes of giving effect to this Clause 9.1 (Powers) and to the extent that the Security Assets remain registered in the name of the Chargor, the Chargor hereby irrevocably appoints the Chargee (or its nominee) as its proxy to exercise all voting and other rights in respect thereof.

9.2 Enforcement After an Enforcement Event, the Chargee shall be entitled to exercise immediately or as and when it may see fit any and every power possessed by the Chargee by virtue of this Mortgage or available to a secured creditor (so that Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this security), including:

(a)	to sell all or any of the Security Assets in any manner permitted by law upon such terms as the Chargee shall in its absolute discretion determine;

(b)	to collect, recover or compromise and give a good discharge for any moneys payable to the Chargor in respect of the Security Assets or in connection therewith; and

(c)	to act generally in relation to the Security Assets in such manner as the Chargee acting reasonably shall determine.

9.3 Statutory Powers The powers conferred on mortgagees or receivers by the Law of Property Act 1925, the Insolvency Act 1986 and the Financial Collateral Regulations shall apply to this Mortgage except insofar as they are expressly or impliedly excluded and, where there is ambiguity or conflict between the powers contained in such Acts and those contained in this Mortgage, those contained in this Mortgage shall prevail. For the purposes of all powers implied by statute, the Secured Obligations shall be deemed to have become due and payable on the date hereof.

Such powers and rights shall, for the avoidance of doubt, include the right to appropriate all or any part of the Security Assets in or towards the satisfaction of the Secured Obligations and, for this purpose, the value of any Security Assets so appropriated shall be such amount as the Chargee so determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it.

10	RECEIVER

10.1	Appointment of Receiver

(a)	At any time after the security constituted by this Mortgage becomes enforceable in accordance with its terms or if an application is made for the appointment of or notice is given of intention to appoint an administrator in respect of the Chargor or if requested by the Chargor, the Chargee may without further notice appoint under seal or in writing under its hand any one or more qualified persons to be a Receiver of all or any part of the Security Assets in like manner in every respect as if the Chargee had become entitled under the Law of Property Act 1925 to exercise the power of sale thereby conferred.

(b)	The Chargee is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with leave of the court.

(c)	The Chargee may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) if the Chargee is prohibited from doing so by section 72A of the Insolvency Act 1986 and none of the exceptions to the prohibition on appointing an administrative receiver apply.

(d)	As used in this clause “qualified person” means a person who, under the Insolvency Act 1986, is qualified to act as a receiver of the property of the Chargor with respect to which he is appointed or (as the case may require) an administrative receiver of the Chargor.

10.2 Powers of Receiver Every Receiver appointed in accordance with Clause 10.1 (Appointment of Receiver) shall have and be entitled to exercise all of the powers and freedoms of the Chargee conferred by Clause 9 (Enforcement of Security) in addition to those powers conferred by the Law of Property Act 1925 on any receiver appointed thereunder. A Receiver who is an administrative receiver of the Chargor shall have the powers of an administrative receiver under the Insolvency Act 1986. If at any time there is more than one Receiver of all or any part of the Security Assets, each such Receiver may (unless otherwise stated in any document appointing him) exercise all of the powers conferred on a Receiver under this Mortgage individually and separately from each other Receiver.

10.3 Removal and Remuneration The Chargee may from time to time by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it may deem it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated and may from time to time fix the remuneration of any Receiver appointed by it provided that such remuneration shall be on market terms.

10.4 Chargee May Exercise Powers of Receiver To the fullest extent permitted by law, all or any of the powers, authorities and discretions which are conferred by this Mortgage (either expressly or implied) upon a Receiver may be exercised by the Chargee at any time after the security constituted by this Mortgage has become enforceable in relation to the whole of such Security Assets or any part thereof without first appointing a Receiver of such property or any part thereof or notwithstanding the appointment of a Receiver of such property or any part thereof.

10.5 Application of Proceeds Any moneys received by the Chargee or by any Receiver appointed by it pursuant to this Mortgage and/or under the powers hereby conferred shall, after the security hereby constituted shall have become enforceable, but subject to the payment of any claims having priority to the security constituted by this Mortgage and to the Chargee’s and such Receiver’s rights hereunder, be applied by the Chargee in or towards the discharge of the Secured Obligations in accordance with the provisions of the Shareholders’ Agreement.

11	FURTHER ASSURANCES

11.1 The Chargor shall as soon as reasonably practicable execute and give all such assurances and do all acts and things as the Chargee from time to time may reasonably consider necessary under the laws of any jurisdiction governing the Security Assets to enable the Chargee to perfect or protect the security intended to be created hereby over the Security Assets or any part thereof or after the security constituted by this deed has become enforceable, to facilitate the sale of the Security Assets or any part thereof or the exercise by the Chargee of any of the rights, powers, authorities and discretions vested in it or any Receiver of the Security Assets or any part thereof or any such delegate or sub-delegate as aforesaid, including to facilitate vesting all or part of such assets in the name of the Chargee or in the names of its nominee, agent or any purchaser.

11.2 Without prejudice to the generality of Clause 11.1 but subject to the other terms and conditions of this Mortgage, the Chargor will forthwith at the reasonable request of the Chargee execute a legal mortgage, charge or other security at any time over all or any of the Security Assets subject to or intended to be subject to the security constituted by this Mortgage in such form as the Chargee may require but containing terms no more onerous than those in this Mortgage.

12	POWER OF ATTORNEY

12.1 Appointment The Chargor hereby, by way of security and in order more fully to secure the performance of its obligations hereunder, irrevocably appoints the Chargee and every Receiver of the Security Assets (or any part thereof) appointed hereunder and any person nominated for the purpose by the Chargee or any Receiver in writing under hand by an officer of the Chargee or any Receiver severally as its attorney and on its behalf and in its name or otherwise after an Enforcement Event, to execute and do all such assurances, acts and things which the Chargor is required to do under the covenants and provisions contained in this Mortgage (including to make any demand upon or to give any notice or receipt to any person owing moneys to the Chargor and to execute and deliver any charges, legal mortgages, assignments or other security and any transfers of securities) and generally in its name and on its behalf to exercise all or any of the powers, authorities and discretions conferred by or pursuant to this Mortgage or by statute on the Chargee or any such Receiver, delegate or sub-delegate and (without prejudice to the generality of the foregoing) to seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it may reasonably deem proper in or for the purpose of exercising any of such powers, authorities and discretions.

The power of attorney in this Clause 12.1(Appointment) shall only be exercisable upon an Enforcement Event or if the Chargor has failed to comply with its obligations under Clause 11 (Further Assurances).

12.2 Ratification The Chargor hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Clause 12.1 (Appointment) shall do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in such Clause 12.1 (Appointment).

13	DELEGATION

The Chargee or any Receiver appointed hereunder may at any time and from time to time delegate by power of attorney or in any other manner to any properly qualified person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargee or such Receiver under this Mortgage in relation to the Security Assets or any part thereof. Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Chargee or such Receiver may think fit. Subject to the above, neither the Chargee nor any Receiver shall be in way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

14	NO LIABILITY AS MORTGAGEE IN POSSESSION

Neither the Chargee nor its nominee nor any Receiver shall by reason of entering into possession of the Security Assets or any of them be liable to account as mortgagee in possession or be liable for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable other than for their own gross negligence or wilful misconduct. Every Receiver duly appointed by the Chargee under the powers set forth herein shall be deemed to be the agent of the Chargor for all purposes and shall as such agent for all purposes be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925. The Chargor alone shall be responsible for its contracts, engagements, acts, omissions, defaults and losses and for all liabilities incurred by it and neither the Chargee nor the Receiver shall incur any liability therefor (either to the Chargor or to any other person whatsoever) or for any other reason whatsoever other than for their gross negligence or wilful misconduct.

15	PROTECTION OF THIRD PARTIES

No purchaser, mortgagee or other Person dealing with the Chargee or the Receiver or its or their agents shall be concerned to enquire whether the Secured Obligations have become due and payable or whether any power which the Receiver is purporting to exercise has become exercisable or whether any of the Secured Obligations remains outstanding or to see to the application of any money paid to the Chargee or to such Receiver.

16	STAMP DUTIES

The Chargor shall pay and, forthwith on demand, indemnify the Chargee against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of this Mortgage.

17	ADDITIONAL PROVISIONS

17.1	Provisions Severable

(a)	If a provision of this Mortgage is, or but for this Clause 17.1 would be, held to be illegal, invalid or unenforceable, in whole or in part, in any jurisdiction the provision shall be ineffective to the extent of such illegality, invalidity or unenforceability without rendering the remaining provisions of this Mortgage illegal, invalid or unenforceable, and any such illegality, invalidity or unenforceability in any jurisdiction shall not invalidate or render invalid or unenforceable such provisions in any other jurisdiction.

(b)

If a provision of this Mortgage is held to be illegal, invalid or unenforceable, in whole or in part and paragraph (a) of this Clause 17.1 cannot be used to make it legal, valid and enforceable, either party to this Mortgage may require the other party to enter into a deed under which that other party undertakes in the terms of the original provision, but subject to such amendments as are necessary or required in order to make the provision legal, valid and enforceable. No party will be obliged to enter into a deed that would increase its liability beyond that contained in this Mortgage had all its provisions been legal, valid and enforceable.

17.2 Variation This Mortgage shall not be varied except by an agreement in writing between the parties of even date herewith or later.

17.3 Confidentiality The provisions of Clause 18 of the Shareholders’ Agreement (Confidentiality and Contact Restrictions) shall apply mutatis mutandis to this Mortgage and be deemed to be incorporated in and be deemed to be part of this Mortgage.

18	REMEDIES AND WAIVERS

A delay in exercising, or failure to exercise, any right or remedy under this Mortgage does not constitute a waiver of such or other rights or remedies and does not operate to prevent the exercise or enforcement of any such right or remedy. No single or partial exercise of any right or remedy under this Mortgage prevents further exercise of such or other rights or remedies. The rights, powers and remedies provided in this Mortgage are cumulative and not exclusive of any rights and remedies provided by law. The Chargee may, in connection with the exercise of its powers, join or concur with any person in any transaction scheme or arrangement whatsoever. A waiver given or consent granted by the Chargee under this Mortgage will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

19	NOTICES

19.1 Communications in Writing A notice, other communication or document given under this Mortgage shall be in writing and signed and, unless otherwise stated, may be made or delivered personally, posted or faxed in accordance with Clause 19.3 (Delivery).

19.2 Addresses The address and fax number (and the department or officer, if any, for whose attention the notice, other communication or document is to be made or delivered) of each party for any notice, communication or document to be made or delivered under or in connection with this Mortgage is that identified with its name below, or any substitute address, fax number or department or officer as the relevant party notifies to the other party by not less than five Business Days notice.

19.3 Delivery

(a)	Any notice, other communication or document so addressed shall be deemed to have been received:

(i)	if personally delivered, at the time of delivery;

(ii)	if sent by pre-paid, recorded delivery or registered post, three Business Days (in the place where the notice was received) after the date of posting to the relevant address;

(iii)	if sent by registered air-mail, three Business Days (in the place where notice was received) after the date of posting to the relevant address; and

(iv)	if sent by fax, on successful completion of transmission as evidenced by a transmission report from the machine from which the fax was sent and if notice to the Chargee or any Receiver, when actually received in legible form, save that if such notice, communication or document is received after normal working hours (which shall be deemed to be 8.30 a.m. and 5.30 p.m. on any Business Day in the country of the recipient), such notice, communication or document shall be deemed to have been received on the next Business Day, and, if a particular department or officer is specified as part of its address details provided under Clause 19.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Chargee, shall be effective only when delivered to the Chargee or in the case of telecopy notice, when received and only if the same is expressly marked for the attention of the department or officer identified with the Chargee’s signature below or such other department or officer as the Chargee shall from time to time specify for this purpose.

(c)	For the avoidance of doubt, notice given under this Mortgage shall not be validly served if given by e-mail.

20	COSTS AND EXPENSES

20.1 Indemnity The Chargor shall indemnify the Chargee and any Receiver on written demand against all properly incurred and documented costs and expenses (including reasonable legal fees) and liabilities, and any VAT thereon (together, “Losses”), which the Chargee or any Receiver may incur as a result of the occurrence of an Enforcement Event except to the extent such Losses are directly attributable to the fraud, gross negligence or wilful misconduct of the Chargee or any Receiver.

20.2 Interest The amounts payable under Clause 20.1 (Indemnity) above shall bear interest (compounded daily) thereon in accordance with the terms of Clause 2.2 (Default Interest) (payable after, as well as before judgment) from the dates on which they were paid or incurred by the Chargee or Receiver to the date of payment thereof by the Chargor.

21	CURRENCY OF ACCOUNT

21.1 Currency of Account All payments hereunder shall be made in immediately available funds in the currency and to the account specified by the Chargee in the corresponding demand.

22	ASSIGNMENTS, ETC.

22.1 The Chargee The Chargee may assign and transfer all of its respective rights and obligations hereunder to a replacement Chargee appointed in accordance with the terms of the Shareholders Agreement. Upon such assignment and transfer taking effect, the replacement Chargee shall be and be deemed to be acting as Chargee for the Secured Parties for the purposes of this Mortgage in place of the old Chargee.

22.2 The Chargor The Chargor shall not be entitled to transfer or assign all or any of its rights or obligations in respect of this Mortgage otherwise than with the prior written consent of the Chargee (not to be unreasonably withheld or delayed).

23	SET-OFF

Where an Enforcement Event has occurred, the Chargee may (but shall not be obliged to) set off any obligation which is due and payable by the Chargor and unpaid against any obligation (whether or not matured) owed by the Chargee to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Chargee may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Chargee may set off in an amount estimated by it in good faith to be the amount of that obligation; provided that once such obligation becomes liquidated or ascertained, the Chargee shall return any excess amounts to the Chargor.

24	COVENANT TO RELEASE

Upon the expiry of the Security Period or as otherwise required under the terms of the Shareholders Agreement, the Chargee shall (or procure that its nominees shall), in each case at the request of the Chargor, execute and do all such deeds, acts and things as may be necessary to release the Security Assets from the security constituted hereby including the payment of any moneys standing to the credit of any Realisation Accounts to the Chargor.

25	PREVAILING AGREEMENT

The provisions of this Mortgage are subject to the provisions of the Shareholders Agreement and in the event of any inconsistency the provisions of the Shareholders Agreement shall prevail over the provisions of this Mortgage, except to the extent necessary under laws of the Cayman Islands to maintain the creation or perfection of security, or to preserve the Chargee’s and the Secured Parties’ rights and remedies under this Mortgage.

26	GOVERNING LAW

This Mortgage is governed by, and shall be construed in accordance with, the laws of England.

27	JURISDICTION OF ENGLISH COURTS

27.1 The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Mortgage (including a dispute regarding the existence, validity or termination of this Mortgage).

27.2 The parties to this Mortgage agree that the courts of England are the most appropriate and convenient courts to settle such disputes and accordingly no party shall argue to the contrary.

28	COUNTERPARTS AND EFFECTIVENESS

28.1 Counterparts This Mortgage may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Mortgage, but all the counterparts shall together constitute one and the same agreement.

28.2 Effectiveness This Mortgage shall come into effect as a Deed on the date set forth above.

IN WITNESS WHEREOF this Mortgage has been executed and delivered as a Deed by the parties hereto on the date stated at the beginning of this Mortgage.

SIGNATORIES

THE CHARGOR:

Executed as a deed by                                                                                       )

LION/RALLY CAYMAN 1 L.P. acting through its general partner (GP)                                                 )

Signature of director	Signature of director/secretary

Name of director	Name of director/secretary

in the presence of:

Address:

Fax number:

Attn:

Executed as a deed by

THE CHARGEE

[BISON]

By:

Address:

Fax No:

Attn:

By:

Address:

Fax No:

Attn:

IN WITNESS WHEREOF this Agreement has been executed as a DEED on the date that appears on the first page of this Agreement by:

Executed as a DEED by	)
LION/RALLY CAYMAN 2)		/s/ Rob Jones
acting by	)	Authorised signatory

Executed as a DEED by	)
CAREY AGRI INTERNATIONAL	)
– POLAND SP. Z O.O	)	/s/ William V. Carey
acting by	)	Authorised signatory

Executed as a DEED by	)
LION CAPITAL GENERAL	)
PARTNER LLP as General Partner	)
of LION/RALLY CARRY ENG 1 LP	)	/s/ James Cocker
acting by	)	Authorised signatory

Executed as a DEED by	)
LION/LATIMER GP II	)
(GUERNSEY) LIMITED as General	)
Partner of LION/RALLY CAYMAN	)	/s/ Rob Jones
1 LP acting by	)	Authorised signatory

Executed as a DEED by	)
CENTRAL EUROPEAN	)
DISTRIBUTION CORPORATION	)	/s/ William V. Carey
acting by	)	Authorised signatory